Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

WYATT TECHNOLOGY CORPORATION,

THE SHAREHOLDERS OF WYATT TECHNOLOGY CORPORATION,

GEOFREY WYATT, AS REPRESENTATIVE,

AND

WATERS TECHNOLOGIES CORPORATION

February 14, 2023

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10.12	Relationship of the Parties	77

10.13	Interpretation	77

10.14	Counterparts	77

10.15	Counsel	77

Exhibit A – Example Calculation of Working Capital

Exhibit B – Form of Escrow Agreement

Exhibit C – R&W Insurance Policy Binder

Exhibit D – Pre-Closing Restructuring Schedule

Exhibit E – Form of Intellectual Property Assignment Agreement

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), is dated as of February 14, 2023 (the “Effective Date”), by and among Wyatt Technology Corporation, a California corporation (the “Company”), each of the Shareholders listed on the signature pages attached hereto (each a “Shareholder” and collectively, the “Shareholders”), Geofrey Wyatt in his capacity as representative of the Shareholders (“Representative”), Waters Technologies Corporation, a Delaware corporation (“Buyer”), and, from and after the accession thereof to this Agreement in accordance with Section 6.20, Holdco (as defined herein). Unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context have the meanings set forth or cross referenced in Article I.

WITNESSETH

WHEREAS, as of the date of this Agreement and as of immediately prior to the Pre-Closing Restructuring, the Shareholders own all of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, in order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Shareholders have agreed to complete or cause to be completed the Pre-Closing Restructuring as set forth on Exhibit D attached hereto;

WHEREAS, the Pre-Closing Contribution and Election, taken together, are intended to be treated as part of a reorganization under Section 368(a)(1)(F) of the Code and this Agreement (including the Pre-Closing Restructuring) is intended to be, and hereby is adopted as, a plan of reorganization for such Pre-Closing Restructuring;

WHEREAS, immediately following the Conversion and prior to the Closing Date, (i) the Company will transfer to Holdco or its designee and Holdco or such designee will accept and assume the Excluded Entity as part of the Pre-Closing Distribution and (ii) the Shareholders will cause Holdco to become a party to this Agreement;

WHEREAS, subject to the terms and conditions hereof, following the Pre-Closing Restructuring, the Shareholders desire to cause Holdco to transfer and sell all of the equity interests of the Company (the “Transferred Interests”) to Buyer and Buyer desires to purchase the Transferred Interests from Holdco on the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, in order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, certain Shareholders have caused the Restrictive Covenants Agreements, which will be effective upon the Closing, to be delivered to the Buyer.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as otherwise explicitly provided herein, when used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.

“Accounts Receivable” means any account or note receivable, including all trade accounts receivable, together with, in each case, the full benefit of any security interest of any Acquired Company therein and any claim, remedy or other right related to the foregoing.

“Acquired Companies” means the Company and each of its Subsidiaries.

“Action(s)” shall have the meaning set forth in Section 4.13.

“Adjustment Amount” shall have the meaning set forth in Section 2.4(e)(i).

“Adjustment Escrow Account” shall have the meaning set forth in Section 2.5(a).

“Adjustment Escrow Amount” shall have the meaning set forth in Section 2.5(a).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person. For the avoidance of doubt, for purposes of this Agreement, Holdco shall be considered an Affiliate of the Shareholders.

“Affiliate Agreements” shall have the meaning set forth in Section 4.18.

“Agreed Upon Exchange Rate” means, as of any date, the United States dollar foreign exchange rates published by The Wall Street Journal, available at https://www.wsj.com/market-data/currencies/exchangerates, for the applicable date. If no such exchange rate is published by The Wall Street Journal, then the exchange rate published by The Financial Times for such date shall be used.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means the Escrow Agreement, the Restrictive Covenant Agreements, the Intellectual Property Assignment Agreement, and the other agreements, instruments and documents delivered pursuant to this Agreement or the other Ancillary Agreements, including the Restructuring Documents.

“Ancillary IP Rights” means, with respect to any Intellectual Property, all income, royalties, damages and payments due or payable prior to, at, or after the Closing (including damages and payments for past or future infringements, misappropriations, or dilutions thereof), the right to sue and recover for past infringements, misappropriations, or dilutions thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property.

“Annual Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Anti-Bribery and Anticorruption Laws” shall have the meaning set forth in Section 4.22.

“Benefit Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, restricted stock, phantom stock, stock or cash award, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, legal services, cafeteria, life, health, welfare, post-retirement, accident, disability, worker’s compensation or other insurance, severance, separation, change of control, employment or other employee benefit plan, practice, policy, Contract, agreement or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA, existing at the Closing Date or prior thereto, established, sponsored or to which contributions have at any time been made by any Acquired Company, or any predecessor of any of the foregoing, or under which any employee, former employee, director, agent or independent contractor of any Acquired Company or any Affiliate thereof or any beneficiary thereof is covered, is eligible for coverage, has benefit or compensatory rights, or for which any Acquired Company is a party, is subject or may have Liabilities.

“Books and Records” means minutes books, stock books, stock ledgers, books of account, manuals, general, financial, warranty and shipping records, invoices, members, customer and supplier lists, correspondence, engineering, maintenance and operating records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case related to the business of the Acquired Companies, including books and records relating to, and tangible embodiments of, Company Intellectual Property.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions located in Los Angeles, California or the state of Massachusetts are authorized or required by Law to close.

“Buy/Sell Agreement” shall have the meaning set forth in Section 6.1.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Disclosure Schedules” shall have the meaning set forth in Article V.

“Buyer Indemnitees” shall have the meaning set forth in Section 9.2.

“Buyer Released Persons” shall have the meaning set forth in Section 9.8(a).

“Buyer Releasing Person” shall have the meaning set forth in Section 9.8(b).

“Buyer Representatives” shall have the meaning set forth in Section 6.3(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, as in effect on the date hereof.

“Cash” means, as of a given time, all unrestricted and unencumbered cash and cash equivalents held by any Acquired Company, but excluding, at such time, any cash reserved for the payment of Liabilities and cash pledged or posted to secure any Liabilities; it being understood and agreed that Cash shall be reduced by (a) the amount of any checks written (but not yet cashed) by an Acquired Company, (b) any breakage or other payment required to be made in connection with the use of such Cash, and (c) any cash and cash equivalents of the Acquired Companies that is not able to be repatriated to the United States without being subject to any additional Taxes.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Payment” means an amount equal to (a) one billion, three hundred sixty million Dollars ($1,360,000,000), minus (b) the Adjustment Escrow Amount, plus (c) the amount, if any, by which the Working Capital exceeds the Target Working Capital, minus (d) the amount, if any, by which the Target Working Capital exceeds the Working Capital, minus (e) the amount necessary to discharge fully the outstanding balance of all Indebtedness of the Acquired Companies as of the Effective Time (including the amount of any Indebtedness to be repaid on the Closing Date), minus (f) Transaction Expenses to the extent not paid as of the Effective Time, plus (g) the amount of Cash of each Acquired Company as of the Effective Time, minus (h) the amount of Post-Closing Bonuses.

“Closing Statement” shall have the meaning set forth in Section 2.4(b).

“Closing Transaction Bonuses” shall have the meaning set forth in the Shareholders’ Disclosure Schedules.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collective Bargaining Agreements” means any and all Contracts, letters, side letters and contractual obligations of any kind, nature and description, oral or written, that have been entered into with or that involve or apply to any Union.

“Company” shall have the meaning set forth in the Preamble.

“Company Contracts” shall have the meaning set forth in Section 4.12(a).

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Products” shall have the meaning set forth in Section 6.14(d).

“Company Representatives” shall have the meaning set forth in Section 6.3(a).

“Company Systems” means all of the following used by or for, or otherwise relied on by, any of the Acquired Companies (whether owned by an Acquired Company or a third party): Software, computer firmware, computer hardware, computer or information technology systems or infrastructure, electronic data processing systems or networks, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, or other written or oral legally binding agreement, including any invoice, sales order or purchase order.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Conversion” shall have the meaning set forth in Exhibit D.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“Current Assets” means all of the current assets of the Acquired Companies included in the line items set forth on Exhibit A in each case calculated as of the Effective Time in accordance with GAAP, subject to the modifications and limitations set forth on Exhibit A; provided, however, that “Current Assets” shall not include any cash or cash equivalents or (current or deferred) income Tax assets.

“Current Liabilities” means all of the current liabilities of the Acquired Companies included in the line items set forth on Exhibit A, in each case calculated as of the Effective Time in accordance with GAAP, subject to the modifications and limitations set forth on Exhibit A; provided, however, that “Current Liabilities” shall not include Indebtedness or (current or deferred) income Tax liabilities. For the avoidance of doubt, all liabilities shall be considered current/short-term, including deferred revenue.

“D&O Tail Policies” shall have the meaning set forth in Section 6.11.

“Data Security Requirements” means, collectively, all of the following to the extent governing Personal Information or otherwise governing privacy, data protection, security or security breach notification requirements and applicable to the business of the Acquired Companies: (a) the Acquired Companies’ own rules, policies, and procedures, (b) all Laws, and industry standards to which the Acquired Companies are legally or contractually subject (including, as applicable, the Payment Card Industry Data Security Standard (PCI-DSS)), and (c) Contracts to which any Acquired Company is subject.

“Disclosure Schedule” shall have the meaning set forth in Article III.

“Effective Date” shall have the meaning set forth in the Preamble.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election” shall have the meaning set forth in Exhibit D.

“Electronic Delivery” shall have the meaning set forth in Section 10.14.

“Employee Information List” shall have the meaning set forth in Section 4.15(a).

“Employees” shall have the meaning set forth in Section 4.15(a).

“Environment” means the natural and manmade environment, including all air (including indoor or outdoor air), surface water, groundwater, drinking water, wetlands, building materials, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any Environmental Law by any Person (including any Governmental Entity, private person and citizens’ group) based upon, alleging, asserting, or claiming any actual or potential (a) violation of or Liabilities under any Environmental Law, (b) violation of any Environmental Permit, or (c) Liabilities for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release of, or any exposure of any Person to, any Hazardous Materials at any location, including any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, recycling, storage, treatment, or disposal.

“Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the Superfund Enterprise Management System or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising under any Environmental Law.

“Environmental Law” means any and all federal, state, local, provincial and foreign, civil and criminal Laws, statutes, ordinances, Orders, common law, codes, rules, regulations, Environmental Permits, judgments, decrees, injunctions, or Contracts with any Governmental Entity, relating to pollution, the protection of health or the Environment, public or worker health or safety, and/or governing the handling, use, generation, treatment, recycling, storage, transportation, disposal, manufacture, distribution, formulation, packaging, registration, labeling, or Release of or exposure to Hazardous Materials.

“Environmental Permit” means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents, certificates, registrations or authorizations required or issued by any Governmental Entity under or in connection with any Environmental Law, including any and all Orders, consent orders or binding Contracts issued by or entered into with a Governmental Entity under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any person (within the meaning of Section 3(9) of ERISA) who is, or at any time was, a single employer or otherwise aggregated with the Company or any Affiliate thereof, or any predecessor of any of the foregoing, under Section 414 of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” shall have the meaning set forth in Section 2.3(a)(iii).

“Estimated Closing Payment” shall have the meaning set forth in Section 2.4(a).

“Estimated Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Excluded Entity” shall have the meaning set forth in Section 6.18(a)(iv).

“Final Closing Payment” shall have the meaning set forth in Section 2.4(e).

“Final Termination Date” shall have the meaning set forth in Section 8.3(d).

“Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Formation Documents” shall have the meaning set forth in Section 3.1.

“Fundamental Representations” means (a) the representations and warranties of the Shareholders and the Acquired Companies contained in Sections 3.1 (Organization), 3.2 (Authority and Enforceability), 3.3 (No Conflicts, Consents), 3.4 (The Transferred Interests), 3.6 (Brokers’ Fees) and Sections 4.1 (Organization and Good Standing), 4.2(a)-(f) (Capitalization), 4.3 (No Conflicts), 4.21 (Brokers), and (b) the representations and warranties of the Buyer contained in Sections 5.1 (Organization and Good Standing of the Buyer), 5.2 (Authority and Enforceability of the Buyer) and 5.4 (Brokers).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“Glaser Weil” shall have the meaning set forth in Section 10.15.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any arbitrator or arbitral body (whether public or private), including any authority or other quasi- governmental entity established by a Governmental Entity to perform any of such functions, and any non-governmental regulatory body to the extent that the rules and regulations or Orders of such body have the force of Law.

“Hazardous Material” means (i) petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products and derivatives, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances; and (ii) any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter (a) become listed or defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law or (b) are regulated by or for which Liability or standards of conduct can be imposed under any Environmental Law.

“Healthcare Laws” means all applicable Laws enforced by the Food and Drug Administration, the Office of the Inspector General for the Department of Health and Human Services, the Centers for Medicare and Medicaid Services, the Office for Civil Rights of the Department of Health and Human Services, the Department of Justice, the Federal Trade Commission, or any comparable state, local, or foreign Governmental Entity relating to Acquired Companies’ businesses, operations, services, and products, including the Federal Food, Drug and Cosmetic Act, Laws relating to clinical trials, Laws and standards regarding manufacturing, research, development, testing, and quality controls, HIPAA (defined below), and any Laws related to the reimbursement of any Acquired Company product or service by Medicare (including, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll, the Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (the Stark Law), the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the False Claims Act, 31 U.S.C. §§ 3729-3733, the Eliminating Kickbacks in Recovery Act of 2018, 18 U.S.C. § 220 the exclusion law, 42 U.S.C. § 1320a-7, the civil monetary penalties law, 42 U.S.C. § 1320 a-7a, the False Claim Law, 42 U.S.C. § 1320a-7b(a), the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a, and all rules and regulations promulgated thereunder, the Travel Act, 18 U.S.C. § 1952, International Organization for Standardization standards, and the anti-inducement law, 42 U.S.C. § 1320a-7a(a)(5)), Medicaid (Title XIX of the Social Security Act), any other foreign, federal or state governmental healthcare programs and reimbursement by any private payor.

“Healthcare Permit” means any Permit, approval, clearance, authorization, license, registration, enrollment, provider or supplier number, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with and exemptions issued or allowed by any Governmental Entity or third party that are required for the Acquired Companies to operate in accordance with Healthcare Laws.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) state laws and rules regarding patient privacy and the security, use or disclosure of healthcare records.

“Holdco” shall have the meaning set forth in Exhibit D.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” or “Income Taxes” means any U.S. federal, state, local, or non-U.S. Tax that is based on, or computed with respect to, gross or net income or earnings (and any franchise Tax, branch profits Tax or Tax on doing business imposed in lieu thereof) or any withholding imposed in respect thereof (including any non-resident withholding) and all related interest, fees and penalties.

“Indebtedness” means, with respect to the Acquired Companies, any of the following: (a) any indebtedness, whether or not contingent, for borrowed money or issued in exchange of indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, business, assets, securities or services (including any “earnout” or similar obligations); (d) any obligations as lessee under leases that have been recorded as capital or finance leases in the Financial Statements or which are required to be recognized as capital or finance leases in accordance with GAAP; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under or with respect to acceptance credit, letters of credit, performance bonds, surety bonds or similar facilities; (g) any obligation with respect to interest rate and currency cap, collar, hedging or swap Contracts; (h) any obligation secured by a Lien; (i) a guarantee of the obligations of any other Person; (j) any factoring or similar arrangement, (k) any guaranty of any of the foregoing, (l) the Pre-Closing Income Tax Amount, (m) any deferral of payroll Taxes pursuant to the CARES Act, including all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act), for any Pre-Closing Period and any other Taxes for any Pre-Closing Period that any Acquired Company has deferred under or pursuant to any provision of Tax Law or other rule issued by any Governmental Entity in connection with or in response to the COVID-19 virus that allows for the deferral of any Tax, (n) any change of control payment, termination fee or other payment obligation of any Acquired Company arising from or otherwise triggered by the Closing (including the employer-paid portion of any payroll, social security, Medicare, unemployment of similar or related Taxes payable with respect to amounts paid under this clause), (o) outstanding unpaid obligations for severance, deferred compensation and bonuses or other incentive compensation (including the employer portion of any payroll, social security, Medicare, unemployment or similar Taxes imposed on such amounts), (p) any unfunded or underfunded Liability with respect to any pension, gratuity, termination indemnity, seniority premium, retiree welfare or similar types of plans, schemes or arrangements, (q) any accrued or unpaid interest, fees and charges in respect of any of the foregoing; and (t) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.

“Indebtedness for Borrowed Money” shall have the meaning set forth in Section 2.3(b)(viii).

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitor Defense Review Period” shall have the meaning set forth in Section 9.5(b).

“Independent Expert” shall have the meaning set forth in Section 2.4(d).

“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including: (a) patents (including utility and design patents), patent applications, Patent Cooperation Treaty filings, patent disclosures and all related extensions, continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all extensions thereto (“Patents”), (b) trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, corporate names, trade names, business names, geographic indications and other designations of source, origin, sponsorship, endorsement or certification, together with the goodwill associated with any of the foregoing, in each case whether registered or unregistered, and all applications and registrations therefor (“Trademarks”), (c) domain names, URLs and any other addresses for use on the Internet or any other computer network or communication system, (d) copyrights and registrations and applications therefor, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, works of authorship, publications, documentation, website content, rights in fonts and typefaces, and database rights (“Copyrights”), (e) rights of publicity and endorsement, including rights to use the name, appearance, portrait, silhouette, likeness, voice, signature, photograph (still or moving), image, picture and biographical information, of any individual, rights of privacy, royal warrants, moral rights and all other commercial rights to a personal name (including a last name) and applications, registrations and renewals in connection therewith (“Publicity Rights”), (f) know-how, trade secrets, confidential and proprietary information, concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case whether or not known to the public, whether patentable or not and whether or not reduced to practice (“Know-How”), (g) computer programs, computer software, proprietary software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations of data, whether machine readable or otherwise, operating systems, drivers, applications, utilities, development tools, diagnostics, embedded systems, design documents, website code and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof (“Software”), (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, (i) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary or Contract right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions), and (j) copies and tangible embodiments thereof, in each case whether or not the same are in existence as of the date of this Agreement or developed after such date.

“Intellectual Property Assignment Agreement” shall have the meaning set forth in Section 2.3(b)(xv).

“Intellectual Property Contracts” means all Contracts relating to the Intellectual Property of the Acquired Companies (including any licenses, sublicenses or other agreements under which any Acquired Company is licensee or licensor of any Intellectual Property and any Contracts required to be listed on Section 4.9(c) or Section 4.9(d) of the Shareholders’ Disclosure Schedule).

“Interim Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Knowledge of the Company” or any similar phrase means with respect to any fact or matter, the actual knowledge of Geofrey Wyatt, Clifford Wyatt and Michael Fullerton, after reasonable inquiry of their respective direct reports.

“Landlord Estoppel Certificates” means, collectively, estoppel certificates with respect to each of the Real Property Leases from the respective landlord thereunder, dated within ten (10) days prior to the Closing Date, stating the following with respect to each such Real Property Lease: (a) such Real Property Lease is in full force and effect and has not been amended or modified, (b) no default has occurred thereunder by any party thereto and there are no existing conditions, which upon the giving of notice or lapse of time, or both, would constitute a default under such Real Property Lease, (c) the full amount of the security deposit required under such Real Property Lease, if any, is on deposit with the landlord thereunder, and (d) the commencement and expiration dates of the term of such Real Property Lease and the existence and terms governing any renewal options.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law (including common law), act, constitution, treaty, charter, ordinance, code, Order, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 4.8(a).

“Liabilities” means any direct or indirect liabilities, obligations, expenses Indebtedness, claims, losses, damages, deficiencies, guarantees, endorsements or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property that any Person other than an Acquired Company owns and that any Acquired Company is permitted to use in the operation of its business, whether or not currently used by any Acquired Company.

“Licensee(s)” shall have the meaning set forth in Section 6.15(a).

“Lien” means, with respect to any property or asset (including the Shares and the Transferred Interests), any lien (statutory or otherwise), mortgage, deed of trust, pledge, charge, security interest, hypothecation, community property interest, equitable interest, servitude, option, right (including rights of first refusal and first offer), restriction (including restrictions on voting, transfer or other attribute of ownership), lease, license, other rights of occupancy, adverse claim, reversion, reverter, preferential arrangement or any other encumbrance in respect of such property or asset.

“Losses” shall have the meaning set forth in Section 9.2.

“Malicious Code” means any Software code or other mechanism that (a) contains any “back door,” virus, malware, Trojan horse or similar device, (b) may disrupt, disable, erase or harm the operation of Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (c) permits any Person to access any Software, data, hardware, storage media, programs, equipment or communications without authorization.

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance, condition, state of facts or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Acquired Companies, taken as a whole, or (b) has a material adverse effect on the ability of the Shareholders to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, provided, that solely with respect to clause (a) above, any change, effect, event, occurrence, circumstance, condition, state of facts or development to the extent resulting or arising from any of the following shall not constitute, and shall not be taken into account in determining whether there has been or will be a Material Adverse Effect pursuant to clause (a): (i) any change in any Law after the date hereof; (ii) any changes in economic conditions generally or capital and financial markets generally, including any change in interest rates or currency exchange rates; (iii) any acts of war or domestic or international terrorism or any epidemic or pandemic (including the current COVID-19 pandemic); or (iv) any failure by any of the Acquired Companies to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (iv) shall not prevent a determination that any change, effect, event, occurrence, circumstance, condition, state of facts or development underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Effect (to the extent the effect(s) of such change, effect event, occurrence circumstance, condition, state of facts or development is not otherwise excluded from this definition of Material Adverse Effect)); (v) any conditions generally affecting the industry in which the Acquired Companies operate or in which products of the Acquired Companies are used or distributed, including increases in energy, electricity, raw material or other operating costs, (vi) any change resulting from the announcement of the execution of this Agreement or the pendency or consummation of the transaction set forth herein, or the performance of obligations under this Agreement or the other Ancillary Agreements, including any such change relating to the identity of, or facts and circumstances relating to, Buyer (provided that the exception in this clause (vi) shall not apply to any representation or warranty the purpose of which is to address the consequences resulting from the execution or pendency of this Agreement or the other Ancillary Agreements), (vii) any action taken by Buyer and any of its Affiliates or Representatives, (viii) any hurricane, flood, tornado, earthquake or other natural disaster, or (ix) any actions required to be taken or omitted pursuant to this Agreement or other Ancillary Agreements, provided, further that, in the case of the foregoing clauses (i), (ii), (iii), (v) or (viii) if such change, effect, event, occurrence, circumstance, state of facts or development has had or would reasonably be expected to have a disproportionate effect on the Acquired Companies as compared to other Persons or businesses that operate in the industry in which the Acquired Companies operate, then the disproportionate aspect of such change, effect, event, occurrence, circumstance, state of facts or development may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Material Customers” shall have the meaning set forth in Section 4.19(a).

“Material Suppliers” shall have the meaning set forth in Section 4.19(b).

“Multiemployer Plan” means a Benefit Plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA with respect to which the Company or any ERISA Affiliate has an obligation to contribute or has or could have withdrawal Liability under Section 4201 of ERISA.

“NLR” shall have the meaning set forth in Section 4.25(d).

“Non-US Plan” shall have the meaning set forth in Section 4.14(h).

“Notice” shall have the meaning set forth in Section 10.2.

“Notice of Claim” shall have the meaning set forth in Section 9.5(a).

“Notice of Objection” shall have the meaning set forth in Section 2.4(c).

“Off-The-Shelf Software” means licenses for commercially available, unmodified, prepackaged, off-the-shelf Software used by any Acquired Company solely for its own internal use with a replacement cost or aggregate fee, royalty, or other consideration for any such Software or group of related Software licenses of no more than $10,000 per year.

“Open Source Software” means any Software that is licensed pursuant to (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, or (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Order” means any award, injunction, judgment, decree, order, stipulation, writ, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices (including with respect to frequency and quantity (if applicable)) of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Person exercising similar authority) and does not require any other separate or special authorization of any nature and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means, with respect to (a) the Shareholders, the trust documents or other formation documents of such Shareholder, and (b) any other entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Other Antitrust Regulations” means (i) all antitrust or competition Laws of any Governmental Entity outside the United States or (ii) all Laws of any Governmental Entity governing foreign investments.

“Outside Date” shall have the meaning set forth in Section 8.1(a)(ii).

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by any Acquired Company.

“Payment Date” shall have the meaning set forth in Section 6.16.

“Payment Information” shall have the meaning set forth in Section 2.4(a).

“Payment Spreadsheet” shall have the meaning set forth in Section 2.4(a).

“Permit” means any authorization, approval, consent, certificate, declaration, filing, notification, qualification, registration, license, permit or franchise or any waiver of any of the foregoing, of or from, or to be filed with or delivered to, any Person or pursuant to any Law.

“Permitted Field” shall have the meaning set forth in Section 6.15(a).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or which are being contested in good faith if appropriate reserves with respect thereto are maintained on the Acquired Companies’ books in accordance with GAAP; (b) mechanic’s, materialmen’s, and similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith if reserves with respect thereto are maintained on the Acquired Companies’ books in accordance with GAAP; and (c) purchase money Liens and Liens securing rental payments under capital lease arrangements.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association or a Governmental Entity.

“Personal Information” means, in addition to any definition provided by the Acquired Companies for any similar term (e.g., “personally identifiable information” or “PII”) in any of the Acquired Companies’ privacy policy or public-facing statement or otherwise provided by applicable Law, all personal data, including any information regarding or capable of being associated with an individual person or device, including: (a) information that identifies, could be used to identify, or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data); (b) Internet Protocol addresses, unique device identifiers or other persistent identifiers; (c) “personal data”, or analogous term, as defined under the EU General Data Protection Regulation (2016/679) or other applicable Laws and (d) “protected health information,” as such term is defined under THE Health Insurance Portability and Accountability Act of 1996, as amended, and the Health Information Technology for Economic and Clinical Health Act, and all rules and regulations promulgated under such Laws. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Policies” shall have the meaning set forth in Section 4.17.

“Post-Closing Bonuses” shall have the meaning set forth in the Shareholders’ Disclosure Schedules.

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

“Pre-Closing Contribution” shall have the meaning set forth in Exhibit D.

“Pre-Closing Distribution” shall have the meaning set forth in Section 6.18(a)(iv).

“Pre-Closing Income Tax Amount” means an amount (which shall not be less than zero in the aggregate, in any jurisdiction, for any taxable period, or for any standalone taxpaying entity (or affiliated or combined group, as applicable)) equal to the sum of any unpaid Income Tax Liabilities of the Acquired Companies for any Pre-Closing Period (including the pre-closing portion of any Straddle Period) in any jurisdiction for which the applicable Tax Returns are not yet due (after taking into any applicable extensions) as of Closing Date, with any such Tax Liabilities to be calculated on a jurisdiction-by-jurisdiction and entity-by-entity (or affiliated or combined group, as applicable) basis and calculated as of the end of the Closing Date, without duplication, (i) in a manner consistent with the past practices of the Acquired Companies, (ii) without taking into account any deferred Tax assets or Liabilities established for GAAP purposes (subject to the following clauses), (iii) by including in the Pre-Closing Period (including the pre-closing portion of any Straddle Period) any income any and all Liabilities for Income Taxes payable after the Closing pursuant to Section 481 of the Code (or any corresponding or similar provision of applicable Law) as a result of a change in, or use of an improper, accounting method of any Acquired Company made prior to Closing with respect to any Pre-Closing Period, (iv) by taking into account any estimated or similar Income Tax payments made by the Acquired Companies prior to the Closing Date and any credits or overpayments of Income Tax, in each case, to the extent actually available to offset (not below zero) a particular Income Tax Liability to which such Income Tax attribute is relevant in the Pre-Closing Period, (v) by including any Taxes imposed with respect to any amount required to be included under Section 951(a) or 951A of the Code (and any deemed dividend pursuant to Sections 78 and 960(a)(1) of the Code attributable to such amount) with respect to the portion of a Straddle Period of the relevant non-U.S. Subsidiary of the Company that ends on or before the Closing Date (determined based on a “closing of the books” of the relevant Subsidiary as of the end of the Closing Date), (vi) by including any Taxes imposed pursuant to Section 965 of the Code (without regard to any election made under Section 965(h) of the Code), and (vii) in the case of a Straddle Period, pursuant to the principles of Section 6.7(d). For the avoidance of doubt, the Pre-Closing Income Tax Amount shall not include any Income Tax Liability of the Acquired Companies in a jurisdiction where the Acquired Companies have not historically filed Income Tax Returns or paid Income Taxes, except to the extent the Acquired Companies have begun or increased conducting business in a particular jurisdiction since the closing of the last most recent taxable period.

“Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period.

“Pre-Closing Restructuring” shall have the meaning set forth in Exhibit D.

“Principal Office” shall have the meaning set forth in Section 6.14(c).

“Principal Sum” shall have the meaning set forth in Section 6.16.

“Pro Rata Percentage” means, with respect to any Shareholder, the percentage set forth opposite such Shareholder’s name on the Payment Spreadsheet under the heading “Pro Rata Percentage.”

“Proposal” shall have the meaning set forth in Section 6.8.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchase Price Allocation Schedule” shall have the meaning set forth in Section 6.7(a)(ii).

“R&W Insurance Policy” shall have the meaning set forth in Section 9.4(a).

“Real Property” shall have the meaning set forth in Section 4.8(a).

“Real Property Leases” shall have the meaning set forth in Section 4.8(a).

“Registered Intellectual Property” means all Owned Intellectual Property, or Licensed Intellectual Property that is exclusively licensed to any Acquired Company, subject to registrations, applications for registration, or other filings with or issuances by any Governmental Entity.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, dispersing, migrating or disposing of any Hazardous Material.

“Representative” shall have the meaning set forth in the Preamble.

“Restrictive Covenant Agreements” means (i) the Restrictive Covenant Agreement, dated as of the date hereof, by and between Buyer and Geofrey Wyatt and (ii) the Restrictive Covenant Agreement, dated as of the date hereof, by and between Buyer and Clifford Wyatt.

“Restructuring Documents” means the agreements, filings, certificates of conversion and organizational or governing documents entered into in connection with the Pre-Closing Restructuring and the Pre-Closing Distribution.

“Reverse Termination Fee” shall have the meaning set forth in Section 8.3(a).

“Review Period” shall have the meaning set forth in Section 2.4(c).

“Sanctioned Country” means a country or territory, or the government thereof, which is the subject or target of any comprehensive sanctions (at the time of this Agreement with respect to the United States, the Crimea region and so-called Donetsk and Luhansk People’s Republics of Ukraine, Cuba, Iran, North Korea, Syria, and Venezuela).

“Sanctioned Person” means a Person: (i) listed on any Sanctions or export control Laws-related list of designated Persons maintained by a Governmental Entity, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identification List, the U.S. Department of Commerce’s Entity, Denied Persons, or Unverified Lists, the U.S. Department of State’s Debarred List, the EU Consolidated List, the UN Security Council Consolidated List, or His Majesty’s Treasury’s Consolidated List of Financial Targets, (ii) located, organized, or resident in, or a national of, or the government, or any agency or instrumentality of the government of, a Sanctioned Country; or (iii) owned or controlled by, or otherwise acting on behalf of, one or more Persons described in clauses (i)-(ii) above.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack affecting any Company Systems, (b) incident in which confidential information or Personal Information was or may have been accessed, disclosed, modified, destroyed, processed, used, or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by the Acquired Companies or by another Person on behalf of the Acquired Companies), or (c) “data security breach”, or analogous terms, as defined in the applicable Laws.

“Shareholder” or “Shareholders” shall have the meaning set forth in the Preamble.

“Shareholder Indemnitees” shall have the meaning set forth in Section 9.3.

“Shareholder Released Persons” shall have the meaning set forth in Section 9.8(b).

“Shareholder Releasing Person” shall have the meaning set forth in Section 9.8(a).

“Shareholders’ Disclosure Schedule” shall have the meaning set forth in Article III.

“Shares” shall have the meaning set forth in the Recitals.

“Site” means any of the real properties (including Leased Real Property) currently or previously owned, leased or operated by (a) any Acquired Company; (b) any predecessors of any Acquired Company; or (c) any entities previously owned by any Acquired Company, in each case, including all building materials, soil, subsoil, surface waters and groundwater thereat.

“Sponsor” shall have the meaning set forth in Section 4.9(l).

“Straddle Period” shall have the meaning set forth in Section 6.7(b)(ii).

“Subsidiary” or “Subsidiaries” means with respect to any Person, any other Person that is directly or indirectly Controlled by the first Person.

“Subsidiary Shares” shall have the meaning set forth in Section 4.2(b).

“Target Working Capital” means an amount equal to $15,414,000.00.

“Tax” or “Taxes” means any and all European Union, U.S. federal, national, state or local, or non-U.S. net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, Transfer Taxes, unemployment, social security (or similar), workers’ compensation, disability, capital, premium, estimate, fringe benefits, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatsoever, (including any Tax imposed under Section 1374 of the Code, and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law)), as a transferee or successor, by Contract or otherwise, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return, statement, computation, assessment, registration, and other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to the imposition or collection of any Tax.

“Term” shall have the meaning set forth in Section 6.14(a)(i).

“Third Party Claim” shall have the meaning set forth in Section 9.5(a).

“Third Party Defense” shall have the meaning set forth in Section 9.5(b).

“Trade Controls” shall have the meaning set forth in Section 4.23.

“Transaction Expenses” means the amount of (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers (including any commissions, finders’ fees, or financial advisory fees) or other representatives and consultants or service providers; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred or payable by any Acquired Company as of or prior to Closing, (b) all fees or other amounts payable by the Acquired Companies to any Shareholder or any Affiliate of any such party in connection with this Agreement or the transactions contemplated hereby, (c) all severance benefits, change in control bonuses, transaction bonus, discretionary bonus, retention payments and similar payments that could become payable to any current or former employee, director, officer, consultant or independent contractor of any of the Acquired Companies as a result of the execution of this Agreement or the consummation of the transactions contemplated thereby (either alone or in combination with any other event), including any Closing Transaction Bonuses (but excluding any Post-Closing Bonuses), and (d) the employer-paid portion of any payroll, social security, Medicare, unemployment of similar or related Taxes payable with respect to amounts paid or that could become payable under clause (c).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and fees and any other similar Taxes, fees or charges, together with any interest, penalties, additions to Tax, or additional amounts with respect thereto.

“Transferred Interests” shall have the meaning set forth in the Recitals.

“Union” means any and all labor organizations, unions, employee associations, agencies and/or employee committees, works councils, or other employee representative bodies.

“Voting Agreement” shall have the meaning set forth in Section 6.1.

“Voting Trust” shall have the meaning set forth in Section 6.1.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law, including any similar Law of a non-U.S. jurisdiction.

“Working Capital” means, without duplication, and calculated at the Agreed Upon Exchange Rate, the aggregate amount of Current Assets less the aggregate amount of Current Liabilities, calculated in accordance with GAAP, consistently applied, subject to the policies, modifications and limitations set forth on Exhibit A. For the avoidance of doubt, (a) Working Capital shall not include the following: (i) loans or amounts receivable from the Shareholders or their Affiliates, (ii) assets or contra liabilities relating to Indebtedness (such as unamortized debt issuance costs) and (iii) restricted balances excluded from Cash.

“Wyatt Brand Rights” shall have the meaning set forth in Section 6.15(a).

“Wyatt Family Member” shall have the meaning set forth in Section 6.15.

1.2 Other Definition Provisions.

(a) “Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(c) “Including,” etc. The terms “include,” “includes,” and “including” have the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation.”

(d) Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(e) “Or”. The word “or” is used in the inclusive sense of “or.”

(f) Internal References. References herein to a specific article, section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to articles, sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(g) Gender. References herein to any gender shall include any other gender.

(h) Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2(h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(i) Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(j) Time Period. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to and including.”

(k) Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(l) Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(m) “Dollar,” etc. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this Agreement shall be in United States dollars. Whenever payments or calculations to be made pursuant to this Agreement require the conversion or comparison of foreign currency and United States dollar sum, the exchange rate to be applied between such foreign currency and United States dollar sums shall be the Agreed Upon Exchange Rate.

(n) Independent Effect. Each representation and warranty in this Agreement is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.

(o) Made Available. A document or information shall be deemed to have been “made available” or otherwise delivered to Buyer if such document or information has been posted at least two (2) Business Days prior to the date of this Agreement to the electronic data room maintained by the Company in connection with the transactions contemplated hereby.

(p) To the Extent. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(q) The Company. References to the “Company” as used throughout this Agreement shall also include reference to the California limited liability company that the Company converted into pursuant to the Pre-Closing Restructuring.

ARTICLE II

PURCHASE AND SALE OF THE TRANSFERRED INTERESTS

2.1 Purchase and Sale of the Transferred Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Shareholders shall cause Holdco to sell, transfer and deliver, and the Buyer shall purchase from Holdco, the Transferred Interests (free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind) for a purchase price equal to (a) the Estimated Closing Payment, plus (b) the Adjustment Escrow Amount (collectively, the “Purchase Price”). The Estimated Closing Payment shall be paid in accordance with Section 2.3(a). The Estimated Closing Payment is subject to adjustment after the Closing Date in accordance with Sections 2.3(a)(i) and 2.4. The Adjustment Escrow Amount shall be paid in accordance with Sections 2.4 and 2.5 and Article IX.

2.2 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place, via electronic exchange of documents, at 9:00 a.m. Pacific Time on the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other time or on such other date as the parties mutually may agree in writing. The date upon which the Closing occurs is herein referred to as the “Closing Date.” For each Acquired Company, the Closing will be deemed effective as of 12:01 a.m. Pacific Time (the “Effective Time”).

2.3 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer shall:

(i) deposit with the Escrow Agent an amount equal to the Adjustment Escrow Amount;

(ii) pay to the Shareholders, on behalf of Holdco, an amount equal to the Estimated Closing Payment (by transfer of immediately available funds in accordance with the Payment Spreadsheet);

(iii) deliver to the Representative an escrow agreement substantially in the form of Exhibit B hereto (the “Escrow Agreement”), duly executed by the Buyer;

(iv) deliver to Holdco all documents, instruments or certificates necessary to transfer the Transferred Interests to the Buyer; and

(v) deliver to the Shareholders all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement (including Section 7.3 hereof).

(b) At the Closing, the Shareholders, as applicable, shall deliver, or cause to be delivered, to the Buyer:

(i) a certificate or certificates representing the Transferred Interests, duly endorsed or accompanied by stock powers duly endorsed in blank and with all required stock Transfer Tax stamps affixed;

(ii) all other documents and instruments necessary to vest in the Buyer all of the Holdco’s right, title and interest in and to the Transferred Interests, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind;

(iii) all copies of the consents, approvals and notices (if any) listed on Schedule 2.3(b)(iii) obtained or provided, as the case may be, in form and substance satisfactory to the Buyer;

(iv) the Escrow Agreement, duly executed by the Representative;

(v) evidence of the termination of any Contracts between the Acquired Companies, on the one hand, and any Shareholder, any Affiliate of a Shareholder or any family member of a Shareholder, on the other hand, as set forth in Section 6.4;

(vi) the Books and Records;

(vii) the Landlord Estoppel Certificates, in form and substance satisfactory to the Buyer;

(viii) customary payoff letters from the holders of Indebtedness with respect to Indebtedness of the type described in clauses (a) and (b) of the definition of Indebtedness (the “Indebtedness for Borrowed Money”), including appropriate releases of all security interests recorded against the Acquired Companies’ assets and termination of any guarantees (in each case, in a form and substance reasonably satisfactory to the Buyer);

(ix) duly signed resignations (including releases of claims) in form and substance reasonably satisfactory to the Buyer, effective as of the Closing, of (A) all members of the boards of directors or managers (as applicable) of each of the Acquired Companies of their positions as directors or managers (as applicable) and (B) if requested by the Buyer prior to the Closing, any officers of any Acquired Company of their positions as officers;

(x) a copy of (A) the certificate of incorporation, as amended (or similar incorporation or formation documents), of each Acquired Company, certified, as applicable, by the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a date reasonably promptly prior to the Closing and accompanied by a certificate of the Secretary or other appropriate officer of each such entity, dated as of the Closing, stating that no amendments have been made to such certificate of incorporation (or similar incorporation or formation documents) since such date and (B) all other Organizational Documents of each Acquired Company, certified by the Secretary or other appropriate officer of each such entity;

(xi) good standing certificates for each Acquired Company that is a United States entity from the Secretary of State of the jurisdiction in which case such entity is incorporated or organized and from the Secretary of State in each other jurisdiction in which Acquired Company is qualified to do business as a foreign corporation, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing;

(xii) good standing certificates for each Acquired Company that is not a United States entity from the jurisdiction in which case such entity is incorporated or organized, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing;

(xiii) a certificate signed by the Secretary or Assistant Secretary of the Company and Holdco, dated as of the Closing Date, certifying as to (A) the accuracy and full force and effect of resolutions adopted by the board of directors of the Company and Holdco regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate, (B) the accuracy and full force and effect of resolutions adopted by the Shareholders, the Company and Holdco regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate, and (C) the names and signatures of the trustees, officers, or other persons of the Shareholders, Holdco and the Company authorized to sign this Agreement;

(xiv) a properly prepared and duly executed IRS Form W-9 of Holdco;

(xv) the Intellectual Property assignment agreements substantially in the form of Exhibit E hereto (the “Intellectual Property Assignment Agreement”), duly executed by each of Philip Wyatt, Geofrey Wyatt and Clifford Wyatt;

(xvi) such documents as may reasonably be requested by the Buyer; and

(xvii) all other documents, instruments or certificates required to be delivered by the Shareholders, and the Representative as applicable, at or prior to the Closing pursuant to this Agreement (including Section 7.2 hereof).

2.4 Adjustment.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth in reasonable detail and with reasonable supporting documentation, in form and substance satisfactory to the Buyer, an estimate of the Closing Payment and each of the components thereof (such estimate the “Estimated Closing Payment”), which Estimated Closing Statement shall include (i) a reasonably detailed estimate of Working Capital in the form of the example calculation attached hereto as Exhibit A and (ii) a true and correct list of the names, amounts and wire instructions for each (A) of the payees for any Indebtedness that is being repaid or otherwise extinguished as of the Closing, (B) of the payees for any Transaction Expenses which are being paid as of the Closing and (C) of the Shareholders who is entitled to receive the consideration payable by Buyer pursuant to Section 2.3(a)(ii) (the statement set forth in this Section 2.4(a), the “Payment Spreadsheet”). Buyer and its Affiliates and representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, wire instructions and other information set forth in the Payment Spreadsheet (collectively, the “Payment Information”). None of Buyer or any of its Affiliates or any other Buyer Indemnified Party shall have liability to any Shareholders or any of their Affiliates, any other payee set forth in the Payment Spreadsheet or any other Person for relying on the Payment Spreadsheet, including the payment of the consideration payable by the Buyer pursuant to Section 2.3(a)(ii), the Transaction Expenses and the repayment of the Indebtedness, in each case, in accordance with the Payment Spreadsheet. The Payment Spreadsheet may not be modified after delivery of the Estimated Closing Statement to Buyer except pursuant to a written instruction from the Representative. Buyer and its Affiliates and representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Payment Spreadsheet. For the avoidance of doubt, each Shareholder shall be solely responsible for ensuring that the applicable Payment Spreadsheet is true and correct. During the period after the delivery of the Estimated Closing Statement and prior to the Closing, Buyer shall have the opportunity to review and comment on the Estimated Closing Statement, and the Representative, each Shareholder and Acquired Company shall each reasonably cooperate with Buyer in good faith to respond to any questions regarding the Estimated Closing Statement raised by Buyer and shall consider in good faith any comments from Buyer.

(b) Within one hundred twenty (120) days following the Closing Date, the Buyer will prepare, or cause to be prepared, and deliver to the Representative a statement (the “Closing Statement”) setting forth the Buyer’s calculations of the Closing Payment, including (i) its determination of each component thereof and (ii) a calculation of Working Capital in the form of the example calculation attached hereto as Exhibit A. The Closing Statement shall be prepared in accordance with GAAP, consistently applied, subject, with respect to Working Capital, to the modifications and limitations set forth on Exhibit A. The Shareholders (i) shall reasonably cooperate and assist, and shall cause Holdco and their respective representatives to assist, the Buyer and its representatives in the preparation of the Closing Statement (including by executing such documents and other instruments and taking further actions as may be reasonably required to cause their accountants to deliver to the Buyer and its representatives copies of their work paper relating to the Acquired Companies) and (ii) shall provide the Buyer and its representatives with any information reasonably requested by them. During the period after Closing and prior to the delivery of the Closing Statement, the Representative shall have the opportunity to review and comment on the Closing Statement, and the Buyer shall reasonably cooperate with the Representative in good faith to respond to any questions regarding the Closing Statement raised by the Representative and shall consider in good faith any comments from the Representative.

(c) Upon receipt from the Buyer, the Representative shall have thirty (30) days to review the Closing Statement (the “Review Period”). At the Representative’s request, the Buyer shall provide the Representative and its representatives with information that was used or relied on in the preparation of the Closing Statement reasonably requested by them. If the Representative disagrees with the Buyer’s computation of Closing Payment, the Representative shall, on or prior to the last day of the Review Period, deliver a written notice to the Buyer (the “Notice of Objection”), which sets forth its specific objections to the Buyer’s calculation of Closing Payment; provided that the Notice of Objection shall include only objections based on (A) non-compliance with the standards set forth in Section 2.4(b) for the preparation of the Closing Statement and (B) mathematical errors in the computation of Closing Payment. Any Notice of Objection shall specify those items or amounts with which the Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Representative’s calculation of Closing Payment based on such objections. To the extent an item is not set forth in a Notice of Objection delivered during the Review Period, the Shareholders and Holdco shall be deemed to have agreed with the Buyer’s calculation of such item and/or amount contained in the Closing Statement and neither party may thereafter dispute any such item or amount set forth in the Closing Statement. For the avoidance of doubt, the Representative may only submit one Notice of Objection to Buyer.

(d) Unless the Representative delivers the Notice of Objection to the Buyer within the Review Period, the Representative shall be deemed to have accepted the Buyer’s calculation of the Closing Payment and the Closing Statement shall be final, conclusive and binding. If the Representative delivers the Notice of Objection to the Buyer within the Review Period, the Buyer and the Representative shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Payment. If the Representative and Buyer do not resolve all disputed items and amounts within such 30-day period, the matters remaining in dispute shall be submitted to a nationally recognized accounting firm mutually agreed upon by Buyer and the Representative (such agreement not to be unreasonably withheld, conditioned or delayed); provided, however, if the Representative and Buyer do not agree to a nationally recognized public accounting firm within ten (10) days, then the accounting firm that the Representative desired to resolve such dispute and the accounting firm that Buyer desired to resolve such dispute shall mutually select a different nationally recognized public accounting firm with an active practice area focused on purchase price dispute resolution in connection with mergers and acquisitions (accounting firm selected as set forth herein, the “Independent Expert”). In connection with such resolution, each of Buyer and the Representative shall submit one presentation to the Independent Expert within 10 Business Days of its engagement. The Independent Expert may pose one round of written questions to either party after such initial presentation has been received and simultaneously deliver such questions to the other party. Each party shall be entitled to provide one response to the other party’s submission and will be required to respond in writing to the Independent Expert, in each case within five (5) Business Days following receipt of the other party’s initial submission and questions of the Independent Expert (if any), as applicable. No further materials shall be submitted to the Independent Expert. Neither Buyer nor Representative shall have any discussions with the Independent Expert without the other present and each time a party delivers any written materials to the Independent Expert, it shall simultaneously deliver a copy of the same to the other party. The parties shall instruct the Independent Expert promptly to review this Section 2.4 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Payment set forth in the Closing Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by the Buyer and the Representative and not on an independent review. The Independent Expert’s determination shall be in accordance with the terms and provision of the Agreement. The Buyer and the Representative shall make available to the Independent Expert all relevant Books and Records and other items reasonably requested by the Independent Expert, provided that that such access shall be solely for the purposes of verifying the information contained in the Closing Statement for purposes of this Section 2.4. As a condition to such access, the Representative, its Affiliates or their respective auditors, accountants or other representatives, as applicable, shall agree to maintain the confidentiality of any information provided or received as a result of such access and will enter into customary confidentiality agreements with Buyer or the Company, as applicable, as reasonably requested by Buyer in connection therewith. The Buyer and the Representative shall use reasonable efforts to cause the Independent Expert to deliver to the Buyer and the Representative a report which sets forth its resolution of the disputed items and amounts and its calculation of the Closing Payment within thirty (30) days after its retention or as soon thereafter as reasonably practicable; provided that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall initially be paid one-half by the Buyer and one-half by the Shareholders (and Holdco), however, such costs and expenses will ultimately be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Expert. The Buyer and the Representative agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert. The Independent Expert shall act as an expert and not as an arbitrator.

(e) For purposes of this Agreement, “Final Closing Payment” means the Closing Payment (i) as shown in the Closing Statement delivered by the Buyer to the Representative pursuant to Section 2.4(b), if no Notice of Objection with respect thereto is timely delivered by the Representative to the Buyer pursuant to Section 2.4(c), or (ii) if a Notice of Objection is so delivered, (A) as agreed by the Buyer and the Representative pursuant to Section 2.4(d) or (B) in the absence of such agreement, as shown in the Independent Expert’s report delivered pursuant to Section 2.4(d). Within three (3) Business Days after the Final Closing Payment has been finally determined pursuant to this Section 2.4:

(i) if the Final Closing Payment is less than the Estimated Closing Payment, then (A) the Buyer and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Buyer from the Adjustment Escrow Account an amount (the “Adjustment Amount”) equal to (1) the Estimated Closing Payment minus (2) the Final Closing Payment and (B) the Shareholders, on behalf of Holdco, shall, jointly and severally, be required to pay to the Buyer an amount by which the Adjustment Amount exceeds the Adjustment Escrow Amount; and

(ii) if the Final Closing Payment is greater than the Estimated Closing Payment, then (A) the Buyer shall pay to the Representative (for further distribution to the Shareholders, on behalf of Holdco, in accordance with their respective Pro Rata Percentages) an amount equal to (1) the Final Closing Payment minus (2) the Estimated Closing Payment and (B) the Buyer and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Shareholders their Pro Rata Percentage, on behalf of Holdco, of the Adjustment Escrow Amount.

(iii) If any amounts remain in the Adjustment Escrow Account following payment of the Adjustment Amount in accordance with Section 2.4(e)(i), then the Buyer and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Shareholders their Pro Rata Percentage, on behalf of Holdco, of the amount remaining in the Adjustment Escrow Account. All payments to be made pursuant to this Section 2.4(e) shall be treated by all parties for Tax purposes as adjustments to the Purchase Price except to the extent otherwise required by applicable Law.

(f) Any rights accruing to a party under this Section 2.4 shall be in addition to and independent of the rights to indemnification under Article IX.

2.5 Escrow Agreement.

(a) At the Closing, Buyer shall deposit with the Escrow Agent an amount equal to ten million dollars ($10,000,000.00) in cash to be used only to satisfy any adjustments to the Closing Payment as provided in Section 2.4(d) (the “Adjustment Escrow Amount”). The Adjustment Escrow Amount shall be held in trust by the Escrow Agent pursuant to the terms of the Escrow Agreement and shall be released in accordance with the terms of this Agreement and the Escrow Agreement. The escrow account holding the Adjustment Escrow Amount (including, in such case, all interest, dividends and other income earned thereon) is referred to herein as the “Adjustment Escrow Account”. All costs, fees, and expense payable to the Escrow Agent shall be paid fifty percent (50%) by the Buyer, on the one hand, and fifty percent (50%) jointly by the Shareholders (and Holdco), on the other hand.

(b) The Adjustment Escrow Amount shall be released at such time and in such manner as described in Section 2.4.

2.6 Withholding. Each of the Buyer, Holdco, the Acquired Companies, any applicable Affiliate of the Buyer and the Escrow Agent will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it determines may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. In the event that any amount is so deducted and withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders, jointly and severally, represent and warrant to the Buyer that each statement contained in this Article III is true and correct as of the date hereof and as of the Closing Date (unless a specific date is referenced herein, in which case such representation shall be true and correct as of such date), except as set forth in the corresponding schedule accompanying this Article III and Article IV (each, a “Disclosure Schedule” and, collectively, “Shareholders’ Disclosure Schedule”) or any other Disclosure Schedule to the extent relevance thereof is reasonably apparent on its face.

3.1 Organization. Each Shareholder is an individual, custodian for a minor, or the trustee of a trust created under those certain documents set forth in Section 3.1 of the Shareholders’ Disclosure Schedule (the “Formation Documents”).

3.2 Authority and Enforceability.

(a) Each individual Shareholder, custodian Shareholder, and the trustees of each Shareholder trust, each in their respective capacity of such Shareholder, have the requisite power and authority, and the requisite legal capacity, to execute and deliver this Agreement and the Ancillary Agreements to which they are a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. For each Shareholder that is a trust, no further action or approval by such Shareholder or any of its trustee(s) is necessary in connection with the execution, delivery and performance by such Shareholder or its trustee(s) of this Agreement and each of the Ancillary Agreements to which such Shareholder is a party. The execution, delivery and performance by each Shareholder of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Shareholder and no other action is necessary on the part of such Shareholder to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by each Shareholder. Assuming due authorization, execution and delivery by the Buyer and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes a legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b) Holdco has the requisite power and authority, and the requisite legal capacity, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Holdco of this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Holdco and no other action is necessary on the part of Holdco to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which Holdco is a party has been duly executed and delivered by Holdco. Assuming due authorization, execution and delivery by the Buyer and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes a legal, valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.3 No Conflicts; Consents.

(a) Except as set forth on Section 3.3(a) of the Shareholders’ Disclosure Schedule, the execution and delivery by each Shareholder and Holdco of this Agreement and the Ancillary Agreements to which it is a party does not, the performance by each Shareholder and Holdco of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time or both) will not, directly or indirectly, (i) violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of such Shareholder or Holdco,

(ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating or accelerating any additional rights (including rights of payment, amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent, waiver or the delivery of notice, under any Contract, Law or Permit to which such Shareholder or Holdco is a party or a beneficiary or by which such Shareholder or Holdco or the Shares or the Transferred Interests or such Shareholder’s or Holdco’s assets, as applicable, is subject, or (iii) result in the creation of any Liens, subscriptions, options, warrants, calls, proxies, commitments or Contracts of any kind upon any of the Shares or the Transferred Interests.

(b) Except as set forth on Section 3.3(b) of the Shareholders’ Disclosure Schedule, no authorization, approval or other action by, no notice to or filing with, and no Permit or Order of, any Person is required by such Shareholder or Holdco in connection with the execution and delivery, of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

3.4 The Shares; Transferred Interests.

(a) At all times prior to the Pre-Closing Contribution, each Shareholder holds of record and owns beneficially all of its respective Shares and each Shareholder has good and valid title to the Shares, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind. At all times following the Pre-Closing Contribution, Holdco holds of record and owns beneficially all of the outstanding equity interests in the Company, in the form of the Shares prior to the Conversion and in the form of the Transferred Interests following the Conversion, Holdco has good and valid title to such equity interests, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind. At all times prior to the Conversion, the Shares represent all of the capital stock of the Company. Each Shareholder does not own (or have any rights in or to acquire) any capital stock of or other equity interest in the Company or any other securities convertible into, or exercisable or exchangeable for, capital stock of the Company. At all times following the Conversion, the Transferred Interests represent all of the equity interests of the Company. Holdco does not own (or have any rights in or to acquire) any equity interest in the Company or any other securities convertible into, or exercisable or exchangeable for, equity interests in the Company, other than pursuant to the Pre-Closing Restructuring. The Shares and the Transferred Interests were not issued in violation of (i) any Contract to which any of the Shareholders or Holdco is or was a party or beneficiary or by which any of the Shareholders or Holdco or its properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person. This Agreement, together with the other documents executed and delivered at Closing (including the Restructuring Documents) by each Shareholder, will be effective to transfer valid title to the Shares to Holdco, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind. This Agreement, together with the other documents executed and delivered at Closing (including the Restructuring Documents) by Holdco, will be effective to transfer valid title to the Transferred Interests to Buyer, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind.

(b) Neither Holdco nor any Shareholder is a party to (i) any voting agreement, voting trust, registration rights agreement, stockholder agreement or other similar arrangement with respect to the capital stock or equity securities of the Company or (ii) any Contract obligating any Shareholder or Holdco to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares or the Transferred Interests.

(c) Each Shareholder has full power and authority to sell, transfer, assign and deliver the Shares to Holdco, and upon execution and delivery of all documentation required for the valid transfer of the Shares, the delivery of the Shares shall convey to Holdco good and marketable title to the Shares, free and clear of all Liens.

(d) Following the completion of the Pre-Closing Restructuring, Holdco has full power and authority to sell, transfer, assign and deliver the Transferred Interests to Buyer, and upon execution and delivery of all documentation required for the valid transfer of the Transferred Interests, the delivery of the Transferred Interests shall convey to Buyer good and marketable title to the Transferred Interests, free and clear of all Liens.

3.5 Litigation. There is no Action pending or, to the knowledge of the Shareholders, threatened against or affecting the Shares or the Transferred Interests. There are no Actions pending or, to the knowledge of such Shareholder, threatened which would, or would reasonably be expected to, adversely affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement, the ability of such Shareholder or Holdco to enter into or perform its or his obligations under this Agreement or any other agreement or document to be executed and delivered by such Shareholder or Holdco pursuant to this Agreement, or which seek to restrain, enjoin, delay or obtain damages or other relief in connection with any of the transactions contemplated by this Agreement.

3.6 Brokers’ Fees. Other than to Red Maple Capital, neither the Shareholders nor Holdco have any Liability to pay any fees or commissions to any broker, finder, intermediary or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.

3.7 U.S. Status. No Shareholder or Holdco is a “foreign person” within the meaning of Section 1445 of the Code or a Person whose separate existence from a “foreign person” within the meaning of Section 1445 of the Code is disregarded for U.S. federal income Tax purposes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES

The Shareholders, jointly and severally, represent and warrant to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date (unless a specific date is referenced herein, in which case such representation shall be true and correct as of such date), except as set forth in the corresponding section of the Shareholders’ Disclosure Schedule or any other Disclosure Schedule to the extent relevance thereof is reasonably apparent on its face.

4.1 Organization and Good Standing. Each Acquired Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation, as applicable, has all requisite power and authority to own, lease and operate its properties and assets that it purports to own, to carry on its business as now being conducted and as proposed to be conducted. Each Acquired Company is duly licensed, qualified or authorized to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns, operates or leases property or assets or the nature of its activities require such licensing or qualification. Section 4.1 of the Shareholders’ Disclosure Schedule contains a complete and accurate list of each Acquired Company and sets forth with respect to each Acquired Company its jurisdiction of incorporation or other formation and each jurisdiction in which such Acquired Company is licensed or qualified to do business, as applicable. The Company has delivered to the Buyer true, complete and accurate copies of the Organizational Documents for each Acquired Company as in effect on the date hereof. No Acquired Company is or has been in breach or violation of or default under any provision of its Organizational Documents.

4.2 Capitalization; Minute Books.

(a) At all times prior to the Conversion, the authorized capital stock of the Company consists of 1,170 shares of voting stock and 10,207 shares of non-voting stock and no other capital stock of the Company is authorized, issued or outstanding. At all times prior to the Conversion, all of the Shares are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws and the Shares represent all of the issued and outstanding capital stock of the Company. At all times prior to the Pre-Closing Contribution, each respective Shareholder holds of record and owns beneficially all of its respective

Shares, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind. None of the Shares were issued in violation of (i) any Contract to which any Shareholder or the Company is or was a party or beneficiary or by which any Shareholder or the Company or their respective properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person. As of immediately following the Pre-Closing Contribution, the Shareholders will have conveyed to Holdco, and Holdco will hold, beneficially and of record, title to the Shares or the Transferred Interests, as applicable. At all times following the Conversion, the Transferred Interests shall be duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws and the Transferred Interests shall represent all of the issued and outstanding equity interests of the Company, and Holdco shall hold of record and own beneficially the Transferred Interests, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind. At all times following the Conversion, none of the Transferred Interests were issued in violation of (i) any Contract to which any Shareholder, Holdco or the Company is or was a party or beneficiary or by which any Shareholder, Holdco or the Company or their respective properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person. Section 4.2(a) of the Shareholders’ Disclosure Schedule sets forth the capitalization table of the Company and each Subsidiary of the Company as of all times prior to the Conversion and following the Conversion, which includes (A) the number of authorized shares of each class of each Acquired Company’s capital stock or other equity interests, (B) the number of issued and outstanding shares of each class of each Acquired Company’s capital stock or other equity interests, and (C) the holder of record of each outstanding share of each class of each Acquired Company’s capital stock or other equity interests.

(b) All of the outstanding shares of capital stock of each Subsidiary of the Company (collectively, the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. Except as set forth on Section 4.2(b) of the Shareholders’ Disclosure Schedule, all of the Subsidiary Shares are owned by the Company or another Acquired Company free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind. None of the Subsidiary Shares were issued in violation of any (i) any Contract to which any Acquired Company is or was a party or beneficiary or by which any Acquired Company or their respective properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person. Except as listed on Section 4.2(b) of the Shareholders’ Disclosure Schedule, no Subsidiary owns or has the right to acquire directly or indirectly any interest in, and no Subsidiary is subject to any obligation or requirement to provide for or to make any investment in, any Person. Other than the Subsidiaries set forth in Section 4.2(b) of the Shareholders’ Disclosure Schedule, the Company has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation or own any equity interest in any Person.

(c) Except as set forth in Section 4.2(c) of the Shareholders’ Disclosure Schedule, (i) there are no outstanding options, warrants, puts, calls or other securities, any purchase, subscription rights, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of any Acquired Company and there are no restricted stock units, profit participation, profits interest, “phantom stock” rights, stock appreciation rights or other similar rights with respect to any Acquired Company, and (ii) there are no Contracts of any kind, contingent or otherwise, to which any Acquired Company is a party or beneficiary or by which any Acquired Company or its assets are subject, obligating any Acquired Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants, puts, calls or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, any Acquired Company, or any restricted stock units, profit participation, profit interest, “phantom stock” right, stock appreciation right or other similar right with respect to any Acquired Company, or obligating any Acquired Company to enter into any such Contract.

(d) There are no securities or other instruments or obligations of any Acquired Company, the value of which is in any way based upon or derived from any capital or voting stock or other equity security of any Acquired Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any Acquired Company’s stockholders (or their equivalent) may vote.

(e) Except as set forth in Section 4.2(e) of the Shareholders’ Disclosure Schedule, (i) there are no Contracts, contingent or otherwise, restricting the transfer of or obligating any Acquired Company to repurchase, redeem, transfer or otherwise acquire or dispose of any shares of capital stock of, or other equity or voting interests in, any Acquired Company, and (ii) there are no voting agreements, voting trusts, proxies, registration rights agreements, stockholder agreements or other similar arrangement with respect to the capital stock of, or other equity or voting interests in, any Acquired Company or otherwise relate to the management of any Acquired Company. There are no rights plans affecting any Acquired Company.

(f) Upon consummation of the transactions contemplated by this Agreement, the Buyer will own all of the issued and outstanding equity interests in the Company, free and clear of all Liens, subscriptions, options, warrants, puts, calls, proxies, commitments and Contracts of any kind.

(g) Other than the Indebtedness to be repaid on Closing Date as set forth on the Estimated Closing Statement, the Acquired Companies do not have any other Indebtedness as of the Closing.

(h) The Company has delivered to the Buyer a true, complete and accurate copy of the each of the Acquired Companies’ minute books and stock record books, which such books and records completely and accurately reflect in all respects all material actions taken by written consent or resolution and meetings held.

4.3 No Conflicts; Consents; Authority and Enforceability.

(a) Except as set forth on Section 4.3(a) of the Shareholders’ Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party does not, and the performance by the Company of any of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of any of the Acquired Companies, (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating or accelerating any additional rights (including rights of payment, amendment, impairment, modification, suspension, revocation, acceleration, termination or cancellation), impose additional obligations or result in a loss of any rights, or require a consent, waiver or the delivery of notice, under any Company Contract, Law or Permit applicable to an Acquired Company or to which an Acquired Company is a party or a beneficiary or otherwise subject, or in respect of any Company Intellectual Property, or (iii) result in the creation of any Liens upon any asset owned or used by any Acquired Company.

(b) Except as set forth on Section 4.3(b) of the Shareholders’ Disclosure Schedule, no authorization, approval or other action by, no notice to or filing with, and no Permit or Order of, any Person is required by any Acquired Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

(c) The Company has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no other action is necessary on the part of the Company to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the Shareholders, Holdco and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.4 Financial Statements; Revenue Recognition; No Liabilities; Accounts Receivable.

(a) Section 4.4(a)(i) of the Shareholders’ Disclosure Schedule contains true, complete and accurate copies of the (i) unaudited consolidated financial statements consisting of the balance sheets of the Acquired Companies as of December 31, 2019, December 31, 2020, and December 31, 2021, and the related consolidated statements of operations, comprehensive income and retained earnings for each of the years then ended (the “Annual Financial Statements”), and (ii) unaudited financial statements consisting of the balance sheets of the Acquired Companies as of September 30, 2022 and the related statements of operations, comprehensive income and retained earnings for the nine (9)-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). Except as otherwise disclosed on Section 4.4(a)(ii) of the Shareholders’ Disclosure Schedule, the Financial Statements have been internally prepared on a consistent basis throughout the periods indicated in accordance with GAAP applied on a consistent basis. The Financial Statements were prepared from the Books and Records of the Acquired Companies, which are accurate and complete in all material respects, and fairly present, in all material respects, the consolidated financial condition of the Acquired Companies as of the respective dates set forth thereon and the results of the operations of the Acquired Companies for the periods indicated in accordance with GAAP applied on a consistent basis.

(b) No Acquired Company has any Liabilities or obligations (whether direct or indirect, accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, asserted or unasserted, due or to become due, liquidated or unliquidated, or known or unknown) of any kind, other than Liabilities (i) specifically and adequately reflected or reserved against on the face of the Interim Financial Statements, (ii) incurred after the date of the Interim Financial Statements in the ordinary course of business and immaterial in amount, none of which results from, arises out of, or relates to any breach or violation of, or default under, any Contract, Permit, Law, warranty, tort, misappropriation or infringement, or (iii) incurred in connection with the execution and delivery of this Agreement.

(c) The Accounts Receivable of the Acquired Companies are (i) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (ii) not subject to valid defenses, set offs or counterclaims and (iii) collectible, in accordance with GAAP, at the full recorded amount thereof (net of the reserves shown on the accounting records of the Acquired Companies as of the Closing Date, which reserves shall be adequate and shall not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserves reflected on the Interim Financial Statements represented of the Accounts Receivable reflected therein). No further goods or services are required to be provided in order to complete the sales and to entitle the Acquired Companies or their assignees to collect the Accounts Receivable in full and none of the Accounts Receivable has been pledged or assigned to any Person.

(d) The deferred revenue balance set forth on the balance sheet included in the Interim Financial Statements represents valid, bona fide obligations of the Acquired Companies to perform services or to provide products in the ordinary course of business. The deferred revenue balance in respect of the services to be performed represents the ratable portion of revenues billed in which the corresponding service has yet to be delivered based on a ratable amortization over the period of the service.

(e) Each of the Acquired Companies’ inventory consists of a quantity and quality usable and salable in the ordinary course of business, is not slow-moving, obsolete, expired, defective or damaged, is merchantable and fit for its intended use, and is being actively marketed in normal commercial channels and in normal commercial quantities, subject only to the reserve for inventory write-down set forth on the face of the Interim Financial Statements and adjusted for the passage of time through the Closing Date in accordance with the applicable past custom and practice of the Acquired Companies.

(f) The Acquired Companies have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of the Financial Statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(g) There are no declared but unpaid dividends or distributions or amounts owed to the Shareholders or their Affiliates with respect to any capital stock or other equity interests of any Acquired Company.

4.5 Taxes.

(a) All Tax Returns required to have been filed (determined without regard to extensions) by or with respect to each Acquired Company have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed (determined without regard to extensions)), and each such Tax Return were and remain correct, accurate, and complete in all material respects. All Taxes owed by any Acquired Company (whether or not shown, or required to be shown on any Tax Return) have been timely collected and paid (or, if due between the date hereof and the Closing Date, will be duly and timely collected and paid). The Acquired Companies and the Shareholders have adequately provided for, in their books of account and related records, Liabilities for all unpaid Taxes (that are current Taxes not yet due and payable) and such unpaid Taxes will be included in the calculation of Indebtedness and Working Capital.

(b) No Acquired Company has engaged in any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor Law or regulation or comparable provision of state or local Law.

(c) There is no action or audit currently proposed, pending, or to the Knowledge of the Company threatened, against, or with respect to, any Acquired Company in respect of any Taxes. No Acquired Company is the beneficiary of any extension of time within which to file any Tax Return, nor have any of the Acquired Companies made (or had made on their behalf) any requests for such extensions. No claim has ever been made by an authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that any of them, as a result of activities of an Acquired Company, is or may be subject to taxation by that jurisdiction or that any of them, as a result of the activities of an Acquired Company, must file Tax Returns in such jurisdiction. There are no Liens on any of the stock, assets or properties of any Acquired Company with respect to Taxes other than Permitted Liens.

(d) Each Acquired Company has withheld and timely paid all Taxes required to have been withheld or paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(e) There is no dispute or claim concerning any Liabilities for Taxes with respect to any Acquired Company, for which notice has been provided, or which is asserted or threatened, or which is otherwise known to any Shareholder or any Acquired Company. No issues have been raised in any examination with respect to any Acquired Company which, by application of similar principles, could be expected to result in

Liabilities for Taxes for any other Acquired Company or period not so examined. Section 4.5(e) of the Shareholders’ Disclosure Schedule (i) lists all U.S. federal, state, local, and non-U.S. income Tax Returns filed with respect to any Acquired Company for taxable periods ended on or after December 31, 2017, (ii) indicates those Tax Returns that have been audited and (iii) indicates those Tax Returns that currently are the subject of audit. The Acquired Companies have delivered to the Buyer correct and complete copies of all income Tax Returns (including amended Tax Returns), examination reports, and statements of deficiencies assessed against or agreed to by any Acquired Company, since December 31, 2017. No Acquired Company has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(f) None of the assets or properties of any Acquired Company constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. No Acquired Company is a party or is subject to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. No Acquired Company owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. No Acquired Company has participated in or cooperated with an international boycott as defined in Section 999 of the Code.

(g) No Acquired Company has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or non-U.S. Tax Law). No Acquired Company (i) has been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement, or (ii) is treated as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code. No Acquired Company has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any Contract with a Taxing Authority. Each Acquired Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code (and any similar provision of applicable state, local or non-U.S. Law).

(h) Except as provided in Section 4.5(h) of the Shareholders’ Disclosure Schedule, all intercompany transactions between any Acquired Company have met the requirements of Section 482 of the Code and the regulations thereunder (and any similar provision of applicable state, local or non-U.S. Law), and all such transactions are supported by contemporaneous documentation as defined in Section 6662 of the Code (and any similar provision of applicable state, local or non-U.S. Law).

(i) No Acquired Company is a party to, a beneficiary of or is subject to, any Tax allocation or sharing agreement. No Acquired Company has any Liabilities for the Taxes of any Person (i) as a transferee or successor, (ii) by Contract, or (iii) under any applicable Law, including Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law). No Acquired Company is a party to, a beneficiary of or is subject to, any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(j) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) cancellation of Indebtedness income arising on or prior to the Closing Date or (v) or Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law). No Acquired Company has extended, deferred or delayed the payment of any Taxes under the CARES Act or otherwise as a result of the effects of the COVID-19 pandemic.

(k) No Acquired Company is a shareholder, directly or indirectly, in a passive foreign investment company. No Acquired Company that is incorporated or formed in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. No Acquired Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code. No Acquired Company that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged. No Acquired Company has any accumulated post-1986 deferred foreign income as of either November 2, 2017 or December 31, 2017, in each case for purposes of Section 965(a) of the Code. No Acquired Company has made an election under Section 965(h)(1) of the Code to pay any net Tax liability under Section 965 of the Code in installments. No Acquired Company has transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code.

(l) No Acquired Company has engaged in a transaction or agreed to make any payment governed by Section 267A of the Code.

(m) No Acquired Company has or will have any item of gross income (or portion thereof) that is includable for Tax purposes any later than when such item (or portion thereof) is taken in account as revenue in an applicable financial statement of such entity for purposes of Section 451(b) of the Code.

(n) No Acquired Company assets are subject to the “anti-churning” provisions of Section 197(f)(9) of the Code.

(o) The Company has validly elected and complied with applicable Tax Laws to be treated as an S corporation within the meaning of Section 1361(a)(1) of the Code (and similar provisions of state or local Tax law) in each relevant jurisdiction at all times since 1993 and continuing until immediately prior to the Pre-Closing Contribution and Election. None of the Acquired Companies (nor any successor of the Company) is or will at any time be liable for Tax under Sections 1374 of the Code (or any similar provision of state or local Law). Wyatt Technology Exports, Inc. has validly elected and complied with applicable Tax Laws to be treated as an Interest Charge Domestic International Sales Corporation (IC-DISC) for U.S. federal income tax purposes at all times since formation.

4.6 Compliance with Law; Permits.

(a) Section 4.6(a) of the Shareholders’ Disclosure Schedule sets forth each Order entered, issued or rendered by any Governmental Entity to which any Acquired Company, its business or its properties or assets is subject.

(b) Each Acquired Company has conducted, and is conducting, its business in material compliance with all applicable Laws.

(c) Each Acquired Company has obtained, owns, holds or lawfully uses all Permits which are necessary for it to conduct its business as currently conducted and as proposed to be conducted, or by which any of the properties or assets owned or used by such Acquired Company is subject, free and clear of all Liens. Each such Permit is valid and in full force and effect and is listed on Section 4.6(c) of the Shareholders’ Disclosure Schedule. Each Permit shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement and no Permit will be impaired or require approval by any Governmental Entity due to the consummation of the transactions contemplated by this Agreement. Other than the Permits listed on Section 4.6(c) of the Shareholders’ Disclosure Schedule, none of the Acquired Companies is operating under any agreement or understanding with any Governmental Entity that restricts the conduct of its business or requires it to take or refrain from taking any action.

(d) No event has occurred, and no circumstances or facts exist that (with or without the passage of time or the giving of notice or both) resulted in could reasonably be expected to result in (i) a material violation of, a conflict with or a failure on the part of any Acquired Company (A) to conduct its business in compliance with all applicable Laws or (B) to comply with the terms of any Permit; or (ii) a revocation, cancellation, suspension, invalidation or other impairment or modification of, any Permit or a non-renewal or the impairment of the ability to renew any Permit. No Acquired Company has been cited, fined or otherwise received any written or oral notice, action, investigation, request or assertion regarding any (x) material violation, or alleged violations, of, conflict with, or failure to conduct its business in compliance with, any applicable Law or Permit or (y) any termination, revocation, cancellation, suspension, invalidation, non-renewal or other impairment or modification of, any Permit. No Acquired Company is in default (or received notice of any claim of default) with respect to any Permit.

4.7 Personal Property.

(a) The Acquired Companies have, and immediately following the Closing, will have good and marketable title to, or a valid leaseholder interest in, free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing, all of the personal property (whether tangible or intangible), wherever situated and whether or not reflected in the Financial Statements, that are used or held for use by the Acquired Companies in the business of the Acquired Companies as presently conducted or as proposed to be conducted, and no other Person has or will have, immediately following the Closing, any interest in any such property.

(b) Section 4.7(b) of the Shareholders’ Disclosure Schedule sets forth a complete and accurate list of all personal property with a fair market value in excess of $50,000, that is owned, leased or used by each Acquired Company as of the date hereof, specifying whether and by whom such personal property is owned or leased and the location of such personal property. With respect to personal property that is owned by an Acquired Company, such Acquired Company has good and marketable title to such personal property free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing. With respect to personal property that is leased by an Acquired Company, such Acquired Company has a valid leasehold interest in such properties and assets free and clear of all Liens.

(c) The personal property that is owned, leased or used by the Acquired Companies (i) is in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects, are usable in the ordinary course of the business and is suitable for the purposes for which they are currently being used or are proposed to be used and (ii) constitute all the personal property necessary for the conduct of its business as presently conducted and as proposed to be conducted. No personal property related to or used by any Acquired Company are owned or leased by any Affiliate of any Shareholder or any Acquired Company (other than another Acquired Company). Upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, the Acquired Companies will be entitled to continue to use all the personal properties and assets which are currently employed by them in the conduct of their business.

4.8 Real Property.

(a) Section 4.8(a) of the Shareholders’ Disclosure Schedule contains (i) a list of all land, buildings, improvements and fixtures thereon and other real property and interests in real property leased, licensed or occupied by each Acquired Company (the “Leased Real Property”) and (ii) a list of all leases, subleases, licenses and other agreements or Contracts affecting the Leased Real Property, including all amendments, modifications, extensions and renewals thereof and guaranties, notices and Contracts (including subordination, non-disturbance and attornment agreements) relating thereto (collectively, the “Real Property Leases”). There are no oral Real Property Leases. No Acquired Company is a party to any agreement or option to purchase or lease any real property or interest therein.

(b) No Acquired Company has ever owned or owns any real property.

(c) With respect to each parcel or premises of Leased Real Property:

(i) The Shareholders have delivered or made available to Buyer a true and complete copy of each Real Property Lease document.

(ii) Each Real Property Lease is legal, valid, binding, and enforceable in accordance with its terms and in full force and effect.

(iii) The Real Property Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property and are the result of bona fide arm’s length negotiations between the parties thereto.

(iv) Except as listed on Section 4.8(c)(iv) of the Shareholders’ Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent of or notice to any other party to a Real Property Lease, will not result in a breach of or default under such Real Property Lease, will not give rise to any recapture or similar rights, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

(v) There are no disputes with respect to the Real Property Leases, no party to any Real Property Lease is in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease.

(vi) Each applicable Acquired Company has peaceful, undisturbed and exclusive possession of the Leased Real Property. There are no Liens on the estate or interest created by the Real Property Leases. The full amount of security deposit required under each Real Property Lease, if any, is on deposit thereunder.

(vii) There is no option to purchase, right of first refusal, right of first offer, or other agreement granting any person or entity any right to acquire, sublease or use the Leased Real Property, and the applicable Acquired Company has not assigned, transferred, sublet, or granted any person the right to use or occupy the Leased Real Property or any portion thereof or granted any security interest or other Lien in such Real Property Lease or any interest therein. Each Acquired Company holds its leasehold interests in the Leased Real Property free and clear of all Liens, except Permitted Liens.

(viii) There are no unsatisfied capital expenditure requirements or remodeling, replacement or repair obligations of any Acquired Company other than ordinary maintenance and repair obligations.

(d) To the Knowledge of the Company, there are no defects in the Leased Real Property and all of the buildings, plants, structures, and facilities located thereon or otherwise comprising the Leased Real Property are in good working condition, ordinary wear and tear excepted, and are sufficient and the Leased Real Property is all of the real property and interests in real property used in or necessary to conduct the Acquired Companies’ businesses and operations as currently conducted and as proposed to be conducted after Closing. To the Knowledge of the Company, the mechanical, electrical, plumbing, HVAC and other systems servicing the Leased Real Property are in good working order and repair, ordinary wear and tear excepted, and there are no defects in such systems which would reasonably be expected to impair the conduct of the business by the Buyer immediately following the Closing.

(e) There are no outstanding termination fees or contingent liabilities related to any Site (including, without limitation, any Leased Real Property) formerly leased or owned by any Acquired Company.

(f) No party to any Real Property Lease has exercised any option or right to (i) terminate such Real Property Lease prior to the end of the term thereof, (ii) lease additional premises pursuant to such Real Property Lease, (iii) reduce or relocate the premises demised by such Real Property Lease, or (iv) purchase any real property pursuant to such Real Property Lease.

(g) None of the Leased Real Property has suffered any material damage by fire or other casualty. There are no pending, or to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings relating to the Leased Real Property or any portion thereof. To the Knowledge of the Company, the Leased Real Property is and has been in compliance with all applicable Laws.

4.9 Intellectual Property.

(a) Section 4.9(a)(i) of the Shareholders’ Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property (including the owner; inventor (if applicable); application, registration, Patent or other identifying number under which such right is identified; application or registration/issue date; and jurisdiction) and all other Owned Intellectual Property that is otherwise material to the operation of the Acquired Companies’ business. For purposes of the foregoing, material Know-How need only be generally described. The Acquired Companies have provided the Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence, assignments and other materials related to all Registered Intellectual Property that is Owned Intellectual Property. All required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Registered Intellectual Property is otherwise in good standing. Except as provided in Section 4.9(a)(ii) of the Shareholders’ Disclosure Schedule, the applicable Acquired Company exclusively owns all right, title, and interest in and to the Owned Intellectual Property free and clear of all Liens other than Permitted Liens. Without limiting the generality of any representation or warranty herein, as of the Closing Date, the Company holds the exclusive Publicity Rights of the Wyatt Family Members to use and exploit such Publicity Rights within the Permitted Field and the operation of the Acquired Companies as currently operated. For the avoidance of confusion, and subject to Section 6.15, each of the Wyatt Family Members shall retain his rights to his individual name and likeness, including rights of publicity and endorsement, rights to use the name, appearance, portrait, silhouette, likeness, voice, signature, photograph (still or moving), image, picture and biographical information, of any individual, rights of privacy, royal warrants, moral rights and all other commercial rights to a personal name (including a last name) and applications, registrations and renewals in connection therewith to use and exploit such rights outside of the Permitted Field.

(b) All Registered Intellectual Property is valid, enforceable and subsisting. No Shareholder or any of their Affiliates or any Acquired Company has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Registered Intellectual Property.

(c) Section 4.9(c) of the Shareholders’ Disclosure Schedule identifies all Licensed Intellectual Property and the relevant license except for Off-The-Shelf Software.

(d) Section 4.9(d) of the Shareholders’ Disclosure Schedule: (i) lists all licenses, sublicenses, and other Contracts (A) affecting any Acquired Company’s ability to use, own, license, transfer, enforce or disclose any Owned Intellectual Property, including settlement agreements, covenants not to sue, consent, concurrent use, and co-existence agreements, and (B) that authorize a third party to use, practice any rights under, co-exist with, or grant sublicenses with respect to any Company Intellectual Property (including on such list, whether such license is exclusive or non-exclusive but excluding agreements standard entered in by any Acquired Company with customers in the ordinary course of business); and (ii) identifies any material alterations to standard customer or client Contracts of the Acquired Companies and circumstances surrounding such alteration; and (iii) Contract providing for the development, acquisition, or escrow of any Owned Intellectual Property, independently or jointly, by or for any of the Acquired Companies, including joint venture agreements.

(e) The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the operation of the Acquired Companies’ businesses as they are currently conducted and as proposed to be conducted. The Company Intellectual Property owned or used by any Acquired Company immediately prior to the Closing will be owned or available for use (as applicable) by the Buyer on identical terms and conditions immediately after Closing.

(f) No aspect of the Owned Intellectual Property or the operation of the Acquired Companies’ business as currently conducted or as proposed to be conducted infringes, misappropriates, dilutes or otherwise violates, and in the past six (6) years has not infringed, misappropriated or otherwise violated, the Intellectual Property of any Person. In the past six (6) years, no Acquired Company has received any written notices asserting, contesting, or relating to any Owned Intellectual Property (including the validity, use, ownership, registrability, scope, or enforceability thereof or infringement, misappropriation, or dilution thereof, or other conflict therewith (including any offers or demands to license or cease and desist letters)).

(g) To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property or Licensed Intellectual Property that is exclusively licensed to any Acquired Company. No Action relating to any Company Intellectual Property has been instituted or threatened, and none of the Owned Intellectual Property is subject to any outstanding Order. None of the Acquired Companies has received any opinion of counsel regarding any Patents of any other Person.

(h) None of the Owned Intellectual Property, or Licensed Intellectual Property that is exclusively licensed to any Acquired Company, is subject to any outstanding Order.

(i) No Acquired Company has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

(j) None of the Owned Intellectual Property or Licensed Intellectual Property that is exclusively licensed to any Acquired Company has been or is now involved in any interference, reissue, reexamination, cancellation or opposition proceeding in the United States Patent and Trademark Office or any other Governmental Entity and no such Action has been threatened and, to the Knowledge of the Company, no circumstances exist which could reasonably be expected to give rise to such a threat.

(k) Except as set forth on Section 4.9(k) of the Shareholders’ Disclosure Schedule, (i) all current and former employees, consultants, and contractors of each Acquired Company, and all other Persons who have had access to any Acquired Company’s Know-How, Personal Information, source code of any Software that constitutes Owned Intellectual Property, or other proprietary or confidential information of any Acquired Company, or who have made contributions to the creation or the development of material Owned Intellectual Property for any Acquired Company, have executed and delivered and, to the Knowledge of the Company, are in compliance with, enforceable written agreements under which they have (A) agreed to maintain the confidentiality of the Personal Information, Know-How of the Acquired Companies or the source code of any Software that constitutes Owned Intellectual Property and (B) assigned to the relevant Acquired Company, all Intellectual Property conceived or developed by such employees, consultants, or contractors and, where applicable, acknowledged that works to which they contributed were “works made for hire” and (ii) no Affiliate or current or former partner, director, stockholder, member, officer, employee, consultant or contractor of any Acquired Company will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Company’s Intellectual Property in the conduct of their business.

(l) Except as set forth in Section 4.9(l) of the Shareholders’ Disclosure Schedule, no Owned Intellectual Property was (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with or using any personnel, grants, funds, facilities, Intellectual Property or other resources of, a Sponsor, and no Person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of any such Owned Intellectual Property was employed by, under contract to, or performed services for any (i) Governmental Entity or (ii) university, college, other educational institution, research center, nonprofit organization, or private source (each, “Sponsor”) during a period of time during which such Person was also performing services for an Acquired Company related to the development of such Owned Intellectual Property. No Sponsor has any claim or right in or to any Owned Intellectual Property.

(m) The Acquired Companies are, and have been, in compliance in all material respects with all applicable licenses with respect to any Open Source Software that is bundled with, embedded in, linked to, or otherwise integrated with any Software included in the Owned Intellectual Property. The Acquired Companies do not use any Open Source Software or any modification or derivative thereof in any manner or relation that has or would require any public distribution of any such Software, create obligations for any Acquired Company to grant to any third party any rights or immunities under any Owned Intellectual Property (including any patent non-asserts or patent licenses), or impose any present economic limitations on any Acquired Company’s commercial exploitation thereof. No source code included in the Owned Intellectual Property has been disclosed, licensed, released, made available, or delivered to any third party (including in connection with any escrow arrangement). No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in the requirement that any source code owned by any of the Acquired Companies be disclosed, licensed, released, made available, or delivered to any third party (including in connection with any escrow arrangement).

(n) The Acquired Companies are in possession of and as of Closing will remain in possession of copies of all Software, including, object and (for Software owned by or exclusively licensed to any Acquired Company) source code, and all related manuals, licenses, and other documentation, as are necessary for the current and proposed conduct of the business of the Acquired Companies.

4.10 Information Technology Systems and Data Matters.

(a) The Acquired Companies use commercially reasonable efforts to protect the confidentiality, integrity, and security of the Company Systems and to prevent any unauthorized use, access, interruption, or modification of the Company Systems, in each case, including any Personal Information residing thereon or transmitted thereby. The Company Systems (i) are sufficient for the immediate and currently anticipated future needs of the Acquired Companies, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are free from Malicious Code and in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of licenses as necessary for the operation of the Acquired Companies business as they are currently conducted and as they are proposed to be conducted. With respect to the Company Systems, (A) the Acquired Companies employ commercially reasonable technical, administrative, physical, organization and other security measures, and (B) there have been no malfunctions, failures, continued substandard performance, or other adverse events that have caused any substantial disruption of or interruption in or to the use of such Company Systems which have not been remedied in all material respects.

(b) There have been no unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any Company Systems that have caused any substantial disruption of or interruption in or to the use of such Company Systems. The Acquired Companies maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the business of the Acquired Companies, act in compliance therewith, and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

(c) The Acquired Companies have (i) complied with all Data Security Requirements in all material respects, and (ii) maintain and enforce reasonable policies and procedures regarding cybersecurity and data privacy, security and protection. Neither the execution and delivery of this Agreement nor the consummation of the Closing will result in a breach or violation of, or constitute a default under, any Data Security Requirement. None of the Acquired Companies have (A) experienced any Security Incident, or (B) sent or been required to send, or received, any notices, threats of investigation, claims, complaints or other correspondence to or from any Person or been the subject of any notice, claim, proceeding, or investigation with respect to any Security Incident or, alleged or actual, non-compliance with any Data Security Requirement. To the extent that any Acquired Company have: (1) purchased, licensed or otherwise acquired for compensation any Personal Information, or (2) obtained Personal Information from any publicly-available sources, including websites, they have, in each case of (1) and (2), done so in accordance with applicable Laws and any terms and conditions attaching to the use of such Personal Information or publicly-available source.

4.11 Absence of Certain Changes or Events.

(a) Since December 31, 2021, no event, change, condition or state of facts or circumstances exists or has occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Without limiting the generality of Section 4.11(a), except as set forth on Section 4.11(b) of the Shareholders’ Disclosure Schedule, since December 31, 2021, each Acquired Company has conducted its business in the ordinary course, consistent with past practice, and no Acquired Company has taken any action that, if taken after the date hereof and prior to the Closing Date without the prior written consent of Buyer, would be prohibited by Section 6.2.

4.12 Contracts.

(a) Section 4.12(a) of the Shareholders’ Disclosure Schedule sets forth a true, complete and accurate list of all of the following Contracts to which any Acquired Company is a party or a beneficiary or by which any Acquired Company or its assets are subject:

(i) all Contracts with (A) any Material Customer or (B) any Material Supplier;

(ii) Contracts for the purchase or lease of materials, supplies, goods, services, equipment or other assets that involve or would reasonably be expected to involve (A) aggregate payments by the Acquired Companies in excess of $250,000 in the twelve (12)-month period ended December 31, 2022 or (B) aggregate payments by the Acquired Companies in excess of $300,000;

(iii) Contracts (A) for the sale by the Acquired Companies of goods, services, equipment or other assets, and that involve or would reasonably be expected to involve a specified annual minimum dollar sales amount in excess of $500,000 in the twelve (12)-month period ended December 31, 2022 or any 12-month period thereafter or (B) pursuant to which any Acquired Company received payments in excess of $500,000 in the year ended December 31, 2021 or reasonably expects to receive payments in excess of $500,000 in any year thereafter;

(iv) Contracts requiring any Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” or other minimum purchase requirements provisions;

(v) any Contract concerning the establishment or operation of a partnership, joint venture, profit-sharing or similar arrangement;

(vi) any employment, severance, stay, bonus, termination, change in control, consulting, contractor, compensation, benefits, or similar Contracts;

(vii) any Contract with any current or former officer or director of any Acquired Company;

(viii) any Contract containing covenants not to compete or other covenants restricting or purporting to restrict the right of any Acquired Company or their Affiliates to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions), solicit or hire any individual or to compete with any Person, or granting any exclusive distribution rights, in any market, field or territory;

(ix) any Contract to which, to the Knowledge of the Company, any employee, consultant or independent contractor of any Acquired Company is bound that in any manner purports to (A) restrict such employee’s, consultant’s or independent contractor’s freedom to engage in any line of business or activity or to compete with any other Person, or (B) assign to any other Person such employee’s, consultant’s or independent contractor’s rights to any Intellectual Property that relate to the business of any Acquired Company;

(x) Collective Bargaining Agreements or any other binding Contract, memorandum of understanding, or similar understanding or Contract with a Union or other representative of employees;

(xi) Contracts with any Shareholder or any Affiliate or family member of any Shareholder or any Acquired Company;

(xii) broker, franchise, marketing, advertising, management, service, distributor, reseller, dealer, manufacturer’s representative, sales agency, consulting or other similar type of Contracts;

(xiii) notes, debentures, bonds, equipment trusts, letters of credit, loans or other Contracts for or evidencing Indebtedness or the lending of money or the placement of a Lien on the assets or properties of any Acquired Company;

(xiv) Contracts (including keepwell agreements) under which (A) any Person has directly or indirectly guaranteed Indebtedness or Liabilities of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed Indebtedness or Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice);

(xv) Contracts under which any Acquired Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xvi) Contracts providing for indemnification of any Person with respect to Liabilities relating to any current or former business, or other asset or property of any Acquired Company or any predecessor Person;

(xvii) any Contract relating to any acquisition or disposition of any business or assets (whether structured as a merger, purchase or sale of securities or assets, recapitalization transaction or otherwise) by any Acquired Company (A) within the last three (3) years or (B) pursuant to which any Acquired Company has any continuing Liabilities, obligations or rights outstanding (including, any “earn-out”, contingent purchase price, seller note or similar contingent or deferred payment obligations with respect to the purchase or sale of any business or assets);

(xviii) powers of attorney or similar instruments;

(xix) Contracts with any Governmental Entity;

(xx) swap, option, forward, future or other commodities, hedging or derivatives Contracts;

(xxi) Contracts relating to management services or administrative services with any Acquired Company;

(xxii) any Contract that (A) grants or conveys a right of first refusal, right of first offer or right of first negotiation, or contains a “most favored nation,” “most favored customer” or similar pricing provisions, including any preferential rights to purchase any assets or properties or similar rights or (B) any other term or provision that obligates any Acquired Company to deal exclusively with or grant exclusive rights to any customer, vendor, supplier, distributor, contractor or other party;

(xxiii) any Contract involving any resolution, settlement or conciliation of any actual or threatened Action (A) involving a payment by the Acquired Companies of an amount in excess of $100,000 or (B) which imposes material continuing obligations on the Acquired Companies; or

(xxiv) Contracts that are otherwise material to any Acquired Company or were entered into outside the ordinary course of business and not previously disclosed pursuant to this Section 4.12.

The Contracts required to be listed on Section 4.12(a) of the Shareholders’ Disclosure Schedule, together with the Real Property Leases, Intellectual Property Contracts, Collective Bargaining Agreements, and Policies, are collectively referred to herein as the “Company Contracts.” The Company has delivered true, complete and accurate copies of each Company Contract (including all amendments, modifications, extensions and renewals thereof and related notices and agreements thereto) and a summary of any oral Contracts to the Buyer.

(b) (i) Each Company Contract is in full force and effect and legal, valid, binding and enforceable in accordance with its terms, (ii) the Acquired Companies have complied with and are in compliance with, and to the Knowledge of the Company, all other parties thereto have complied with and are in compliance with, the provisions of each Company Contract, (iii) no Acquired Company is, and to the Knowledge of the Company, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Company Contract, and no Acquired Company has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured, (iv) no Acquired Company has received written or oral notice from any party to a Company Contract that such party intends to modify, cancel or terminate, not renew, or has a dispute under a Company Contract and (v) no event has occurred which with or without the giving of notice or lapse of time, or both, could violate, breach, conflict with or constitute a default, an event of default, or an event creating or accelerating any additional rights (including rights of payment, amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, require a consent, waiver or the delivery of notice, or adversely affect any Acquired Companies ability to perform its obligations, under any Company Contract.

4.13 Litigation. Except as set forth on Section 4.13 of the Shareholders’ Disclosure Schedule, there is, and in the past three (3) years there has been, no complaint, action, trial, hearing, lawsuit or proceeding, claim, arbitration, mediation, charge, audit, inquiry, litigation or investigation or other proceeding (whether civil, criminal, administrative or investigative) before or by any Governmental Entity or otherwise (each, an “Action”), (i) pending or, to the Knowledge of the Company, threatened by, against or affecting any Acquired Company, its business or its employees, properties or assets or (ii) that would reasonably be expected to affect the legality, validity or enforceability of or prevent, enjoin, impact or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements. No event has occurred or circumstances exist that does or could reasonably be expected to result in or serve as a basis for any such Action. There is no unsatisfied judgment, penalty or award against any Acquired Company or affecting its assets or properties. No Governmental Entity has at any time challenged or questioned the legal right of any Acquired Company to conduct their respective operations as presently or previously conducted. No citations, settlements, sanctions, assessments, fines or penalties have been asserted against any Acquired Company under any applicable Law or in relation to any Permit. No Acquired Company is the subject of any pending investigation or a party to any corporate integrity agreement, deferred prosecution agreement, civil monetary penalty, civil investigative demand, consent decree, settlement, corrective action plan, criminal or civil litigation matter, or similar obligation or penalty that concerns any allegations of material non-compliance or material violation of any Healthcare Laws. There are no outstanding material safety, efficacy, performance, or quality issues or material corrective, preventive, or remedial actions in connection with any products or services developed, produced, provided, sold, or otherwise offered by any Acquired Company. There are no Orders outstanding that are binding any Acquired Company or any of their respective employees. There are no claims for indemnification pending under any Contracts with any Acquired Company employees nor, to the Knowledge of any Acquired Company, is there any reasonable basis therefor.

4.14 Employee Benefits.

(a) Section 4.14(a) of the Shareholders’ Disclosure Schedule contains a true and complete list of each Benefit Plan, separately identifying each non-U.S. Benefit Plan.

(b) With respect to each Benefit Plan, the Company has made available to the Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written employee benefits summaries relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter or opinion letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Forms 5500, with schedules and financial statements attached, as applicable; (vii) any actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) for any Benefit Plan for which nondiscrimination testing is required by applicable Law, the most recent nondiscrimination tests performed under the Code with respect to such Benefit Plan; (ix) all contracts and agreements relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, recordkeeping agreements and collective bargaining agreements; and (x) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity relating to the Benefit Plan.

(c) Neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored or contributed to, or been obligated to contribute to any Benefit Plan which is, (i) a Multiemployer Plan; (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iii) subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA. None of the assets of the Company or any of its ERISA Affiliates is, or may reasonable be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code.

(d) Each Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service that such Benefit Plan is so qualified and the Acquired Companies are not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Benefit Plan. Each Benefit Plan (including any related trust) complies in form with the requirements of all applicable laws, including, without limitation, ERISA, the Code, and non-U.S. Tax, labor, securities, data privacy, currency exchange control and other laws, and has at all times been maintained and operated in material compliance with its terms and the requirements of all applicable laws, including, without limitation, the Code and ERISA.

(e) With respect to the Benefit Plans, (i) all required contributions have been made or properly accrued, (ii) none of the Acquired Companies nor any of their respective directors, officers, employees or, to the Knowledge of the Company, other persons who participate in the operation of any Benefit Plan or related trust or funding vehicle, has engaged in any “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) or breached any applicable fiduciary responsibility or obligations under Title I of ERISA, and (iii) all material reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been timely filed or distributed. No Acquired Company has incurred any material liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.

(f) None of the Benefit Plans obligate any Acquired Company to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Acquired Companies, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state or foreign Law. No Acquired Company maintains any Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and, except as required by applicable Laws or for death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), no Acquired Company has any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. No employee of the Acquired Companies is entitled to receive any gross-up, indemnification or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

(g) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

(h) With respect to any Benefit Plan for the benefit of employees or dependents thereof who perform services or who are employed outside of the United States (a “Non-US Plan”): (i) if required to have been approved by any non-U.S. Governmental Entity (or permitted to have been approved to obtain any beneficial Tax or other status), such Non-US Plan has been so approved; (ii) no material liability exists or reasonably could be imposed upon the assets of any Acquired Company by reason of such Non-US Plan or any Benefit Plan outside of the United States; (iii) the financial statements of such Non-US Plan accurately reflect such Non-US Plan’s liabilities and accruals for contributions required to be paid to such Non-US Plan, in accordance with applicable generally accepted accounting principles consistently applied; and (iv) the assets of each Non-US Plan that provide Non-US pension benefits are sufficient to satisfy its respective liabilities (current and contingent) as at the date of this Agreement, in each case except as would not reasonably be expected to result in any liability to Buyer or the Acquired Companies.

(i) No Actions (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the Knowledge of the Company, threatened against, or with respect to, any Benefit Plan and no event has occurred or circumstances exist that could reasonably be expected to give rise to any such Action, and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(j) Neither execution of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with any other event (including but not limited to a termination of employment), constitute a triggering event under any Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which could result in any payment

(whether of severance pay or otherwise), vesting, funding or increase in compensation or benefits, or the acceleration of the time of such payment, vesting, funding or increase, to any employee or former employee, director or individual service provider of any of the Acquired Companies. No Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefit.

(k) Each individual that renders services to any Acquired Company who is classified by any Acquired Company as having the status of (i) an independent contractor or other non-employee status or (ii) as an exempt or non-exempt employee, is properly so classified for all purposes, including but not limited to (A) taxation and Tax reporting, (B) eligibility to participate in the Benefit Plans, (C) Fair Labor Standards Act purposes and (D) applicable Laws governing the payment of wages.

(l) Full payment has been timely made of all amounts which the Acquired Companies are required, under applicable law or under any Benefit Plan or any agreement relating to any Benefit Plan to which the Acquired Company is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Benefit Plan ended prior to the date hereof or have been timely reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the account records of the Acquired Companies. The Acquired Companies have made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Benefit Plan, applicable law or related agreements.

(m) No Acquired Company has any commitment, intention or understanding to create, modify or terminate any Benefit Plan. No condition or circumstance exists that would prevent the amendment or termination of any Benefit Plan. No Acquired Company maintains any Benefit Plan which is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and no Acquired Company is subject to any liability, including, without limitation, additional contributions, fines, Taxes, penalties or loss of Tax deduction as a result of such administration and operation. No Acquired Company has incurred or could reasonably be expected to incur any penalty or Tax (whether or not assessed) under Sections 4980D, 4980H, 6721 or 6722 of the Code.

4.15 Labor and Employment Matters.

(a) The Company has delivered to the Buyer a complete and accurate list of all of the Acquired Companies’ employees (the “Employees”) which list shall include each Employee’s name, employee identification number, department, geographic location, position and job title, pay grade, date of hire or contract, hourly pay rate for hourly employees, annual salary for salaried employees, total compensation including any bonuses, commissions and deferred compensation received during the past twelve (12) months, current employment status (full-time, part-time, temporary, seasonal, or other), active or inactive status, the specific entity by whom they are employed, accrued but unused or unpaid vacation/paid time off balances, the Employee’s citizenship or immigration status as reflected in Section 1 of the individual’s Form I-9, and whether classified as exempt or non-exempt under the Fair Labor Standards Act and analogous state Law (the “Employee Information List”). The Employee Information List shall also identify all facilities or locations where any Union represents or claims to represent any Employees or Employees’ work, the name of the Union that does or purports to represent the Employees, a description of the bargaining unit(s), and the names of the Employees who the Union does or purports to represent. The Company has delivered to the Buyer a complete and accurate list of all of the Acquired Companies’ consultants, independent contractors, and other contingent workers used by any Acquired Company, including (i) their hire or service date (ii) a description of the remuneration arrangements applicable to each, (iii) a brief description of the services provided, and (iv) the specific entity for whom they provide services.

(b) All Employees who are performing services for any Acquired Company are legally permitted to work in the jurisdictions in which they perform services and will be legally permitted to work in such jurisdictions for such Acquired Company following the consummation of the transactions contemplated by this Agreement.

(c) Except as set forth on Section 4.15(c) of the Shareholders’ Disclosure Schedule, and except as limited by any Collective Bargaining Agreement, all Employees are employed on an at-will basis by an Acquired Company and may be terminated at any time with or without cause and without any severance or other Liabilities to any Acquired Company, or have signed an agreement, or acknowledged in writing, that their employment is at-will. There has been no written representation made to any Employees that commits any Acquired Company or the Buyer to retain them as Employees for any period of time subsequent to the Closing.

(d) Except as set forth on Section 4.15(d) of Shareholders’ Disclosure Schedule:

(i) No Acquired Company is bound by, party to or subject to any Collective Bargaining Agreements and there are no Collective Bargaining Agreements being negotiated by any Acquired Company. No Union does or purports to represent any Employee, contractor and/or consultant employed, engaged or retained by any Acquired Company. There is, and in the past three (3) years there has not been, any effort or campaign to organize Employees into any Union or, demand for recognition or certification via a card-check or otherwise, or any other request or demand from a Union for representative status with respect to any Employees, contractors and/or consultants engaged or retained by any Acquired Company. No Acquired Company has any obligation to recognize or bargain with any Union. There have not been, and there are not pending or, to the Knowledge of the Company, threatened, any labor disputes, strikes, work stoppages, lockouts, requests for representation, pickets, handbilling or work slowdowns that involve any Union or Employees, contractors or consultants of any Acquired Company. No Acquired Company has experienced any material work stoppage or other material labor difficulty during the past three (3) years.

(ii) There is no, and in the past three (3) years there has not been any, unfair labor practice, charge or complaint, material labor grievance, or other material labor dispute pending, unresolved or, to the Knowledge of the Company, threatened against or affecting any Acquired Company (including any such dispute before the National Labor Relations Board or comparable state or local agency), nor is there, or has there been in the past three (3) years, any other pending, unresolved or, to the Knowledge of the Company, threatened arbitration, trial, hearing or other proceeding or adjudication of any kind, whether before a court, judge, agency, arbitrator, panel or any other type of adjudicator or official, concerning any claim of any kind against any Acquired Company and/or any of their respective executives, managers, or Employees that in any way involves or relates to any Unions, executives, managers, Employees, contractors or consultants. No event has occurred or circumstance exists that could provide the basis of any work stoppage or other labor dispute. No Acquired Company has engaged in any actions or conduct relating to any Employee, contractor or consultant, or relating to any Union, that would give rise to Liabilities under any Laws, and each Acquired Company has satisfied any and all obligations of any kind, including any and all bargaining, notification, consultation, notice, or similar obligations under the National Labor Relations Act, any and all obligations arising under any Collective Bargaining Agreements, and any and all obligations owing to any Unions, Employees, contractors or consultants arising under other Laws, statutes, regulations, ordinances, contracts, and other sources of enforceable rights, including any and all such obligations of any kind that could relate or involve in any manner the transactions contemplated by this Agreement.

(iii) No Acquired Company is a party or subject to any Contract which restricts an Acquired Company from relocating, closing or terminating any of its operations or facilities or any portion thereof. No Acquired Company has effectuated and is not in the process of effectuating a “plant closing” (as defined in the WARN Act) or a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of an Acquired Company, except in compliance with the WARN Act. The consummation of the transactions contemplated by this Agreement will not create Liabilities for any act by an Acquired Company on or prior to the Closing under any Law respecting employment terminations, layoffs, reductions in force, plant closings, mass layoffs, sales of businesses, or respecting bargaining concerning such actions or events (including the WARN Act); under any Collective Bargaining Agreements; under any other Contracts; under any Benefit Plans; under the WARN Act; or under any Laws other than the WARN Act. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act.

(iv) Each Acquired Company is in compliance and has complied in full with all Law, Contracts, and other sources of enforceable rights with respect to all labor, employment and employment practices, including all Laws, Contracts, and other sources of enforceable rights with respect to terms and conditions of employment; employee benefits; immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas); discrimination, harassment, and retaliation; collective bargaining; labor relations; occupational safety and health; the payment of compensation, wages and hours (including proper payment of overtime and minimum wage); the classification of independent contractors; classification of employees as “exempt” or “non-exempt” for purposes of applicable wage and hour Laws; whistleblowing; disability rights or benefits; equal opportunity; plant closures and layoffs (including the WARN Act); employee leave issues; COVID-19; affirmative action; unemployment insurance; rest breaks, meal periods, periods before and after work, and other similar requirements; and any and all other matters involving compensation or benefits.

(v) Each Acquired Company has reasonably investigated all sexual harassment or other discrimination, retaliation or policy violation allegations of which any of them are or have been aware. With respect to each such allegation with potential merit, the applicable Acquired Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. No Acquired Company expects any material Liabilities with respect to any such allegations or is aware of any allegations relating to officers, directors, employees, contractors, or agents of any Acquired Company that, if known to the public, would bring any Acquired Company into material disrepute.

4.16 Environmental.

(a) All Environmental Permits held by the Acquired Companies are identified on Section 4.16(a) of the Shareholders’ Disclosure Schedule. Except as set forth on Section 4.16(a) of the Shareholders’ Disclosure Schedule, (i) each Acquired Company holds and has held and maintained all required Environmental Permits and (ii) each such Environmental Permit will remain valid and effective after the Closing without any notice to or consent of any Governmental Entity.

(b) Each Acquired Company is and has been in compliance with all provisions of all applicable (i) Environmental Permits and (ii) Environmental Laws.

(c) There are no past, pending, or threatened Environmental Claims against any Acquired Company, and no Acquired Company or Shareholder is aware of any facts or circumstances which could form the basis for any Environmental Claim against any Acquired Company.

(d) No Releases of Hazardous Materials have occurred, and no Person has been exposed to any Hazardous Materials, at, from, in, to, on, or under any Site and no Hazardous Materials are present in, on, under, about or migrating to or from any Site, in each case, that could give rise to an Environmental Claim against, or Liability under any Environmental Law for, any Acquired Company.

(e) No Acquired Company nor any predecessors of any Acquired Company, nor any entity previously owned by any Acquired Company, has treated, stored, handled, transported, disposed of, or permitted or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location, in each case, which could result in an Environmental Claim against, or Liability under an Environmental Law for, any Acquired Company.

(f) No Site is a current or proposed Environmental Clean-up Site.

(g) There are no Liens arising under or pursuant to any Environmental Law on any Site and there are no facts, circumstances, or conditions that could restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of any Site.

(h) There are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing materials at any Site.

(i) No Acquired Company has, either expressly or by operation of Law, undertaken, assumed responsibility for, agreed to indemnify or hold harmless any Person for, or otherwise become subject to any Liability or obligation, arising under or relating to Environmental Laws or Hazardous Materials, including any obligation for investigation, corrective or remedial action.

(j) There have been no environmental or health and safety investigations, studies, audits, assessments, tests, reviews or other similar reports or analyses conducted by, on behalf of, or which are in the possession or reasonable control of any Shareholder or any of their Affiliates or any Acquired Company (or any advisors or representatives thereof) with respect to the Acquired Companies (including their current or former operations) or any Site which have not been delivered to the Buyer prior to execution of this Agreement.

(k) The execution, delivery and performance of this Agreement and the Ancillary Agreements does not, and the consummation of the transaction contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, require any notification to, or consent of, any Governmental Entity or the undertaking of any investigations or remedial actions pursuant to Environmental Laws.

(l) No Acquired Company has entered into, is a beneficiary of, or is otherwise bound by, any Order or other requirement of, or Contract with, any Governmental Entity under any Environmental Laws.

(m) No Person has been exposed to any chemicals listed pursuant to California Health & Safety Code Section 25249.8 in the course of doing business by any Acquired Company, and no Acquired Company has designed, manufactured, marketed, sold or distributed any product or item containing any Hazardous Materials, in each that could give rise to any Environmental Claim against, or Liability under any Environmental Law for, any Acquired Company.

4.17 Insurance. Section 4.17 of the Shareholders’ Disclosure Schedule sets forth a true, correct and complete list of each insurance policy and fidelity bond which covers any Acquired Company, its business, properties and assets or any director, officer or employee of any Acquired Company and sets forth the following information with respect to each policy: (a) name of the insured, (b) name of the insurer, (c) expiration date, (d) type of insurance, (e) policy number and (f) period of coverage (the “Policies”). The Policies are of a type and amount of coverage that is reasonable in all material respects for a business of this type. There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect, are legal, valid, binding and are enforceable in accordance with their terms. All Policies shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement on substantially similar terms and conditions as immediately prior to the Closing. All premiums due under the Policies have been, paid in full or, with respect to premiums not yet due, accrued. Such Policies provide adequate insurance coverage for each Acquired Company, and are sufficient for compliance with all Laws and Contracts to which each Acquired Company is a party or a beneficiary or by which each Acquired Company or is assets are subject. No Acquired Company has received a notice of cancellation or termination of any Policy or of any material changes that are required in the conduct of the Acquired Companies’ business as a condition to the continuation of coverage under, or renewal of, any such Policy. No Acquired Company has any self-insurance arrangements.

4.18 Affiliate Transactions. Except for employment relationships, compensation and benefits in the ordinary course of business or as set forth on Section 4.18 of the Shareholders’ Disclosure Schedule, no Shareholder, or Affiliate, member or family member of any Shareholder, as applicable, or any director, current or former partner, shareholder, officer, employee, consultant, or contractor of any Acquired Company, or any Affiliate, member or family member thereof, (a) is a party to, a beneficiary of or is subject to, any Contract (collectively, “Affiliate Agreements”) with any Acquired Company (b) has any interest in any of the properties or assets of any Acquired Company, other than indirect interests in such by virtue of their ownership interests in the Company, (c) has any claim or cause of action against any Acquired Company and (d) owes any money to, or is owed any money by any Acquired Company. There are no inter-company services provided to any Acquired Company by any Affiliate of any Shareholder or by any director, current or former partner, member, manager, stockholder, officer, employee, consultant or contractor or direct or indirect stockholder of any Acquired Company, or any Affiliate, member or family member thereof (other than services provided by any such Persons as directors, officers or employees of any Acquired Company). No Shareholder, or Affiliate or, to the knowledge of the Shareholders (after due inquiry), family member of any Shareholder or any Acquired Company owns, directly or indirectly, any interest in (except for the ownership of marketable securities of publicly owned corporations, representing in no case more than 1% of the outstanding shares of such class of securities) or Controls, or is a director, employee, current or former partner of, participant in, consultant or contractor to, any business organization or Person which is a competitor, creditor, supplier, customer, landlord, tenant of or has a material business relationship with any Acquired Company.

4.19 Customers and Suppliers.

(a) Section 4.19(a) of the Shareholders’ Disclosure Schedule sets forth a true and complete list of the top fifteen (15) customers and/or reseller of the Acquired Companies based on the aggregate revenue recognized by the Acquired Companies from such customer and/or reseller during the twelve (12)-month period ended December 31, 2022 (such customers and/or resellers, collectively, the “Material Customers”).

(b) Section 4.19(b) of the Shareholders’ Disclosure Schedule sets forth a true and complete list of the top fifteen (15) suppliers of the Acquired Companies based on the aggregate payments made by the Acquired Companies to such supplier and/or distributor during the twelve (12)-month period ended December 31, 2022 (such suppliers and/or distributors, collectively, the “Material Suppliers”).

(c) The Acquired Companies have used reasonable business efforts to maintain, and currently maintain, good working relationships with all of its customers, resellers, and suppliers. None of the Acquired Companies’ Material Customers has given any Acquired Company, any Shareholder or any of their Affiliates written or oral notice terminating, canceling, threatening to terminate or cancel, or otherwise adversely modifying the terms of (or reduce business under or otherwise modify the nature or scope of its business with the Acquired Companies) any Contract or relationship with any Acquired Company (or otherwise advising any Acquired Company or any Shareholder of such actions or intentions), nor does any Acquired Company, any Shareholder or any of their Affiliates have any reason to believe that any such Material Customer has any such intention. None of the Acquired Companies’ Material Suppliers has given any Acquired Company, any Shareholder or any of their Affiliates written or oral notice terminating, canceling, threatening to terminate or cancel, or otherwise adversely modifying the terms of (or reduce business under or otherwise modify the nature or scope of its business with the Acquired Companies) any Contract or relationship with any Acquired Company (or otherwise advising otherwise advising any Acquired Company, any Shareholder or any of their Affiliates of such actions or intentions), nor does any Acquired Company, any Shareholder or any of their Affiliates have any reason to believe that any such Material Supplier has any such intention. There are no, and in the past three (3) years there have not been any, material disputes with any Material Customer or Material Supplier and no Acquired Company has received any written or oral notice of any dispute from any Material Customer or Material Supplier.

4.20 Bank Accounts; Powers of Attorney. Section 4.20 of the Shareholders’ Disclosure Schedule sets forth (a) the name of each bank, safe deposit company or other financial institution in which any Acquired Company has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto and (b) each outstanding power of attorney executed by or on behalf of any Acquired Company in favor of any other Person.

4.21 Brokers. Other than to Red Maple Capital, no Acquired Company has any Liability to pay any fees or commissions to any broker, finder, intermediary or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.

4.22 Anti-Bribery and Anticorruption. The Acquired Companies have implemented policies and procedures reasonably designed to ensure compliance by its directors, managers, officers, agents, employees, resellers, distributors, consultants of or other Person associated with or acting on behalf of a Shareholder or an Acquired Company with the Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, and any other Law of similar effect in any jurisdiction to which such Person is subject (collectively, the “Anti-Bribery and Anticorruption Laws”). Except to the extent set forth in Section 4.22 of the Shareholders’ Disclosure Schedule, no Shareholder nor any Acquired Company (nor any director, member, officer, agent, employee, reseller, distributor, consultant of or other Person associated with or acting on behalf of a Shareholder or an Acquired Company) has:

(a) made, authorized, offered or promised to make any payment or transfer of anything of value, directly, indirectly or through a third party, to any foreign government official, employee or other representative (including employees of a government owned or controlled entity or public international organization and including any political party or candidate for public office), in violation of the Anti-Bribery and Anticorruption Laws, or any Law of similar effect in any jurisdiction to which such Person is subject; or

(b) otherwise taken any action which would cause an Acquired Company to be in violation of the Anti-Bribery and Anticorruption Laws, or any Law of similar effect in any jurisdiction to which such Person is subject. For the purposes of this Section 4.22, the acts specified include, but are not limited to:

(i) the making or payment of any illegal contributions, commissions, fees, gifts, entertainment, travel or other unlawful expenses relating to political activity,

(ii) the direct or indirect payment, gift, offer, promise or authorization to make a payment, gift, offer or promise of, anything of material value to any foreign government representative; and

(iii) the making of any bribe, illegal payoff, influence payment, kickback or other unlawful payment, using funds of a Shareholder or of an Acquired Company or otherwise on behalf of a Shareholder or an Acquired Company.

4.23 Trade Controls and Compliance. Except to the extent set forth in Section 4.23 of the Shareholders’ Disclosure Schedule, the Acquired Companies and their respective directors, managers, officers, employees, resellers, distributors or any other person acting on behalf thereof, are and at all times have been in compliance with all applicable U.S. and non-U.S. Laws, regulations, and orders pertaining to trade and economic sanctions and export controls, and boycotts, including, without limitation, such laws and regulations administered and enforced by the U.S. Department of the Treasury Office of Foreign Assets Control, the U.S. Department of State Directorate of Defense Trade Controls, the U.S. Department of Commerce Bureau of Industry and Security (collectively, “Trade Controls”), the U.S. Census Bureau, and U.S. Customs and Border Protection. Furthermore, none of the Acquired Companies and none of their respective directors, managers, officers, employees, resellers, distributors or any other person acting on behalf thereof is, or at any time during the past five (5) years has been: (i) a Sanctioned Person; (ii) organized, located, or resident in a Sanctioned Country; (iii) operating in, conducting business with, or otherwise engaging in dealings, whether directly or indirectly (x) with or for the benefit of any Sanctioned Person, or (y) in or for the benefit of any Sanctioned Country. The Acquired Companies have implemented policies and procedures reasonably designed to ensure compliance by its directors, managers, officers, agents, employees, resellers, distributors, consultants of or other Person associated with or acting on behalf of a Shareholder or an Acquired Company with Trade Controls.

4.24 Healthcare Regulatory Matters.

(a) The Acquired Companies do not and are not required to hold any Healthcare Permit required to operate their businesses, provide services, or sell, distribute, manufacturer, test or use any of the Acquired Companies’ products or services. The Acquired Companies have not received any notice or been subject to any obligations under any adverse inspectional finding, penalty, fine, sanction, assessment, written request for corrective or remedial action, or other written compliance or enforcement notice alleging material non-compliance with any Healthcare Law or requirement to hold any Healthcare Permit. The Acquired Companies are not undergoing, and in the past three (3) years have not undergone, any inspection or investigation by any Governmental Entity with jurisdiction over any Healthcare Law.

(b) Neither the Acquired Company nor any of its respective directors, managers, officers, employees, or any other person acting on behalf thereof (i) have been convicted of any crime or engaged in any conduct for which they could be, excluded or debarred from any healthcare program, including a U.S. federal healthcare program (including Medicare, TRICARE or Medicaid); (ii) have been threatened with or are currently subject to an investigation or proceeding that could result in suspension, exclusion or debarment from any U.S. federal healthcare program or inclusion in any other exclusion, debarment or sanction list or database; or (iii) have received notice from any Governmental Entity with respect to debarment or disqualification of any Person. No director, manager, officer, employee, or any other Person action on behalf of the Acquired Company, has (A) made any untrue statement of material fact or fraudulent statement; (B) failed to disclose a material fact required to be disclosed; or (C) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the Food and Drug Administration to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities.”

(c) The Acquired Company has, maintained a compliance program having the elements of an effective corporate compliance and ethics program identified in U.S.S.G. §8B2.1. There are no outstanding compliance complaints or reports, ongoing internal investigations, or outstanding compliance corrective actions.

(d) Each Acquired Company is not and has not been subject to HIPAA as a “business associate” or “covered entity”, as defined under HIPAA, nor has any of its directors, officers managers, or employees, nor to the Knowledge of the Company, independent contractors, ever used, disclosed, created, received, maintained, accessed, or transmitted protected health information, as defined by HIPAA, to conduct the business of such Acquired Company.

(e) The Company has not engaged in any activity that involves the coding of medical claims, the submission of medical claims, or the receipt or sharing of professional medical collections to any governmental payors, third-party payors or patients. No Acquired Company has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referrals or to induce business or otherwise illegally obtain business or payments from its customers or any Person which violated any applicable Healthcare Laws.

(f) No Acquired Company has ever employed or contracted with any licensed healthcare personnel for the provision of clinical or clinical-related services delivered directly by such persons to patients.

4.25 Other Compliance.

(a) The only North American Industry Classification System code relevant or applicable to the Acquired Companies is 334516 (Analytical Laboratory Instrument Manufacturing).

(b) None of the Acquired Companies has been registered with, or been required to register with, the Department of State in accordance with the International Traffic in Arms Regulations within the last five (5) years.

(c) None of the Acquired Companies manufactures, assembles, installs, services, repairs, sell or otherwise deals or trades in any classified products or services or unclassified products or services that are constructed or provided based on classified specifications, information, orders, instruction or any other type of classified data.

(d) All products exported from or by the Acquired Companies have been exported under an applicable license exception or no license required (“NLR”) authorization. None of the Shareholders or any of their Affiliates nor any Acquired Company has Permits applicable to the business from the Department of Commerce or Department of the Treasury that must be transferred to the Buyer or to the Acquired Companies in order to conduct the business after the Closing in the same manner as conducted prior to the Closing.

4.26 Completeness of Disclosure. No representation or warranty made by the Shareholders in this Agreement, and no statement made by the Shareholders in the Shareholders’ Disclosure Schedule, the Ancillary Agreements or any certificate or other document furnished or to be furnished by the Company or the Shareholders pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement and the Ancillary Agreements, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Except as specifically set forth in this Agreement, the Shareholders’ Disclosure Schedule, the Ancillary Agreements or any certificate or other document furnished or to be furnished by the Company or the Shareholders pursuant hereto, there are no facts or circumstances of which the Company or the Shareholders are aware that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Shareholders that each statement contained in this Article V is true and correct as of the date hereof and as of the Closing Date (unless a specific date is referenced herein, in which case such representation shall be true and correct as of such date), except as set forth in the schedules accompanying this Article V (the “Buyer Disclosure Schedules”).

5.1 Organization and Good Standing. The Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authority and Enforceability. The Buyer has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer and no other action is necessary on the part of the Buyer to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by the Buyer. Assuming due authorization, execution and delivery by the Shareholders, Holdco and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes, the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3 No Conflicts; Consents.

(a) The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by the Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with the provisions of any of the Organizational Documents of the Buyer or (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating or accelerating any additional rights (including rights of payment amendment, impairment, suspension, revocation, acceleration, termination or cancellation), imposing of additional obligations or resulting in a loss of any rights or require a consent, waiver or the delivery of notice, under any Contract, Law or Permit applicable to the Buyer or to which the Buyer is a party or a beneficiary or by which the Buyer or its assets are subject, except in the case of clause (ii) where such violation, conflict, breach, default, event or other item would not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

(b) Except for the requirements of the HSR Act and as set forth on Schedule 5.3(b) of the Buyer Disclosure Schedules, no Permit or Order of, with, or to any Person is required by the Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such Permit or Order would not reasonably be expected to materially impair or delay the ability of the Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

5.4 Brokers. The Buyer does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.

5.5 Purchase for Investment. The Transferred Interests purchased by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. The Buyer shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Transferred Interests so acquired by it in violation of any of the registration requirements of the Securities Act of 1933.

5.6 Financing. The Buyer has and shall have at the Closing sufficient immediately available funds to pay the full Purchase Price and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1 Restrictions on Transfers. The Shareholders hereby agree (a) not to sell, transfer, assign, pledge, subject to any Lien or dispose, whether directly or indirectly, by operation of law or otherwise, any of the Shares or any option, warrant or other right to acquire the Shares (other than the transfer of the Shares to Holdco pursuant to this Agreement) or (b) to cause Holdco not to transfer, assign, pledge, subject to any Lien or dispose, whether directly or indirectly, by operation of law or otherwise, the Transferred Interests or any option, warrant or other right to acquire the Shares or Transferred Interests (other than the sale of the Transferred Interests pursuant to this Agreement), in each case, during the period from the date hereof through and including the earlier of (i) the Closing and (ii) date of termination of this Agreement in accordance with its terms. Any such attempted sale, transfer, assignment, pledge, Lien or disposal during such period will not be effective and the Shareholders shall cause the Company not to record the same in the records of the Company. Further, each of the Company and the Shareholders hereby agree to waive any right of first offer, any notices or any consents required pursuant to that certain Sixteenth Amendment to and Complete Restatement of Buy/Sell Agreement dated March 6th, 2012, as amended by the Seventeenth Amendment dated February 6, 2013, and the Eighteenth

Amendment dated June 8, 2018, by and among the Shareholders (the “Buy/Sell Agreement”), that certain Wyatt Technology Corporation Voting Agreement dated July 21, 2011, by and between the Company and the Shareholders (the “Voting Agreement”) and that certain Voting Trust Agreement, by and among certain Shareholders, Geofrey Wyatt and the Company dated December 11, 1997, as amended by that certain Amendment No. 1 to Voting Trust Agreement, dated January 27, 2023 (the “Voting Trust”), in each case, in connection with the transactions contemplated hereby.

6.2 Conduct of Business.

(a) Except (i) as set forth on Section 6.2(a) of the Shareholders’ Disclosure Schedule, (ii) as required by applicable Law, (iii) as required by the Pre-Closing Restructuring and Pre-Closing Distribution or (iv) with the prior written consent of the Buyer, during the period commencing on the date hereof and ending at the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Shareholders will cause the Acquired Companies (A) to carry on their business in the ordinary course in a manner consistent with past practice in compliance with all applicable Laws, (B) to pay their debts and Taxes when due, (C) to use their reasonable best efforts to keep intact their businesses, assets and properties (including its present operations, facilities and other working conditions) and (D) to keep available the services of their current employees and preserve their relationships with Governmental Entities, as well as customers, suppliers, licensors, licensees, distributors and other Persons with which they have significant business relationships. The Company shall promptly forward to the Buyer complete and accurate copies of all material notices received or sent by any Shareholder or any Affiliate thereof or Acquired Company under any Company Contract.

(b) Without limiting the generality of Section 6.2(a), except (i) as set forth on Section 6.2(b) of the Shareholders’ Disclosure Schedule, (ii) as required by applicable Law, (iii) as required by the Pre-Closing Restructuring and Pre-Closing Distribution or (iv) with the prior written consent of the Buyer, during the period commencing on the date hereof and ending at the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Shareholders will not, and will cause the Acquired Companies not to, take any action or enter into any transaction that would result in any of the following:

(i) any amendment to or change in the Organizational Documents of any Acquired Company, or the formation of any Subsidiary, partnership or joint venture entity;

(ii) any issuance, sale or other disposition or repurchase, redemption or other acquisition of any shares of, or rights of any kind to acquire any shares of, any capital stock (including options) or other equity interests of any Acquired Company;

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property, or any combination thereof) with respect to any capital stock or other equity of any Acquired Company;

(iv) any reclassification, combination, splitting, subdivision or issuance of any other securities in respect of, in lieu of or in substitution for, directly or indirectly, any of the capital stock or other equity interests of any Acquired Company or any options or other rights to acquire any of the foregoing;

(v) any delay or postponement of the payment of accounts payable or other Liabilities, in each case, outside the ordinary course of business or in a manner inconsistent with past practice;

(vi) accelerate the collection of, or discount, any accounts receivable outside the ordinary course of business or in a manner inconsistent with past practice;

(vii) any change in its financial or accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes, or make any changes to any cash management, credit collection or payment policies, practices or procedures;

(viii) any (A) adoption, establishment, amendment, modification or termination of any Benefit Plan (or any plan that would be a Benefit Plan), (B) entry into, negotiation of, termination of, or amendment or modification of any Collective Bargaining Agreement or other Contract with any labor organization or Union or any recognition or certification of any Union as the bargaining representative for any employees, (C) increase or decrease in the rate of compensation (including bonus opportunities) or benefits (including severance) of any employee, officer, director, consultant or independent contractor of any Acquired Company, (D) grant, payment or award of any severance or termination pay or bonus or incentive compensation, (E) funding or in any other way securing any payment of compensation or benefit under any Benefit Plan, (F) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan, (G) action that would constitute a “mass lay-off”, a “mass termination”, or a “plant closing”, or which would otherwise trigger notice requirements under any applicable Law concerning reductions in force, such as the WARN Act, (H) hiring, firing (other than for cause), furlough, or temporary layoff of any officer, director, employee, or independent contractor earning annual base compensation in excess of $100,000, or (I) waiver or release of any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(ix) (A) except in the ordinary course of business consistent with past practice, any cancellation, material modification, termination, suspension or grant of a material waiver or release of any Permit, Company Contract or other right or claim or give any consent or exercise any material right thereunder or (B) entry into any Contract which would be a Company Contract or Contract for the lease or occupancy of real property;

(x) any material damage, destruction or Loss with respect to any of its properties or assets, whether or not covered by insurance;

(xi) in a single transaction or a series of related transactions, any acquisition, sale, transfer, conveyance, lease, mortgage, abandonment or other disposition of any businesses or any properties or assets (whether tangible or intangible) that are material, individually or in the aggregate, to any Acquired Company (other than acquisitions of supplies and sales of inventory in the ordinary course of business consistent with past practice);

(xii) (A) any incurrence, guarantee, or assumption by any Acquired Company of any Indebtedness, or mortgage, pledge or grant of a Lien on any of their properties or assets, (B) fail to pay any creditor any amount owed to such creditor when due, or (C) except as specifically contemplated by this Agreement, any payment of any principal of or interest on any Indebtedness before the required date of such payment, cancellation or compromise of any Indebtedness or waiver of any claims or rights with respect to any Indebtedness or grant of a Lien on any properties or assets of any Acquired Company;

(xiii) any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances to employees for business expenses in the ordinary course of business consistent with past practice;

(xiv) participation in, preparation and/or settlement for any ongoing Action, whether before a court, judge, agency, arbitrator, panel or any other type of adjudicator or official, concerning any claim(s) of any kind against any Acquired Company and/or any of their respective partners, directors, stockholders, members, officers, executives, managers, or employees;

(xv) any capital expenditures in excess of $250,000;

(xvi) any failure to (A) maintain in full force and effect or failure to use reasonable best efforts to replace or renew the Policies, (B) pay any insurance premiums due under the Policies, or (C) report claims to the insurance carriers in a timely manner;

(xvii) any complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company;

(xviii) any adoption of or change in any method of accounting, accounting principle or accounting practice by or with respect to any Acquired Company or shareholder or any making of, filing of, amendment to or any change in, any Tax election or Tax Return, any change in any Tax accounting method, becoming party to any closing agreement, any surrender of any Tax refund, any consent or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or any settlement of any claim for Taxes;

(xix) any actions inconsistent with any provision of this Agreement or which could reasonably be expected to prevent or delay with the Closing;

(xx) any abandonment, sale, conveyance, assignment, license, permitted lapse of, or otherwise dispose of any Company Intellectual Property (other than the expiration of Registered Intellectual Property at the end of the maximum applicable statutory term);

(xxi) any disclosure of any Know-How or other confidential or proprietary information of any Acquired Company to any Person (other than in the ordinary course of business consistent with past practice pursuant to a written confidentiality agreement), or any release, disclosure, or escrow of any source code included in the Owned Intellectual Property;

(xxii) entry into, an or amendment, termination, modification or waiver of any rights or obligations under, any Affiliate Agreements;

(xxiii) entry into (x) any voting agreement, voting trust, registration rights agreement, stockholder agreement or other similar arrangement with respect to the capital stock or equity securities of the Company or (y) any Contract obligating any Shareholder to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares or the Transferred Interests; or

(xxiv) any authorization of, or entry into any Contract to do, any of the foregoing.

6.3 Access to Information; Notification.

(a) From the date hereof until the Closing, the Acquired Companies shall (and the Shareholders shall cause the Acquired Companies to) (i) afford to the Buyer and its officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives (the “Buyer Representatives”) full access at all reasonable times to the offices, properties, facilities, Books and Records, Contracts and other documents and data related to the Acquired Companies, (ii) provide to the Buyer and the Buyer Representatives access to the officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives of the Acquired Companies (the “Company Representatives”) to discuss the business, financial condition or prospects of the Acquired Companies and (iii) instruct the Company Representatives to cooperate with the foregoing, provided that such access does not unreasonably disrupt the normal operations of the applicable Acquired Company and shall comply with all applicable Laws.

(b) The Shareholders shall provide the Buyer with immediate written notice (i) in the event of the happening of (or any Shareholder becoming aware of) any fact, event, or occurrence (taken together with all other facts, events and occurrences) which (A) does, or could reasonably be expected to, have a Material Adverse Effect, or cause a breach of, or an inaccuracy in, any of the representations and warranties set forth in Article III or Article IV of this Agreement if such fact, event or occurrence existed on the date hereof or breach any of the Shareholders’, Holdco’s or the Company’s covenants set forth herein or in the Ancillary Agreements or (B) create, or could be reasonably likely to create, a reasonable basis for the Shareholders to believe that they will not be able to satisfy at the Closing the conditions set forth in Article VII, (ii) of any notice or other communication from any Person alleging that the consent of such Person is or could be required in connection with the transactions contemplated by this Agreement and (iii) of any notice or other communication, or any anticipated notice or other communication, from any Governmental Entity in connection with the transactions contemplated by this Agreement or the business of the Acquired Companies; provided, that the delivery of any notice pursuant to this Section 6.3(b) shall not (x) modify, diminish or in any other way affect the Buyer’s remedies (including its right to indemnification), or prevent or cure any inaccuracies in, misrepresentations or breaches of representations or warranties, or breaches of covenants made by the Shareholders, Holdco or the Company in this Agreement or (y) be deemed to amend, modify or supplement the Shareholders’ Disclosure Schedule or constitute an exception to any representation or warranty made by the Shareholders in this Agreement; provided, further, that the Shareholders shall coordinate and cooperate fully with the Buyer and its Affiliates in connection with responding to any notices or communications contemplated by the preceding subclauses (ii) and (iii).

(c) The Company shall update the Employee Information List no later than ten (10) days prior to the Closing and as of the Closing.

(d) The Acquired Companies shall (and the Shareholders shall cause the Acquired Companies to) deliver to the Buyer as soon as practicable and in any event within twenty (20) Business Days after the end of each month following the date hereof, complete and correct copies of internally prepared financial statements consisting of the balance sheet of the Acquired Companies and the related statements of income and retained earnings, stockholders’ equity and cash flow for the period beginning from the then current fiscal year to the end of such fiscal month. Such financial statements will be prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, subject to normal and recurring year-end adjustments (the effect of which will not be material in amount) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements).

6.4 Termination/Transfer of Certain Obligations. Except as set forth on Section 6.4 of the Shareholders’ Disclosure Schedule, prior to the Closing, the Acquired Companies shall (and the Shareholders shall cause the Acquired Companies to) terminate (a) the Buy/Sell Agreement, the Voting Agreement, the Voting Trust and (b) any Contracts between any Acquired Company, on the one hand, and any Shareholder, any Affiliate of a Shareholder or any family member of a Shareholder, on the other hand, and any trade account balances owing by any Acquired Company to any Shareholder, any Affiliate of a Shareholder or any family member of a Shareholder will be, at the Shareholders’ election, settled, paid, capitalized, distributed or otherwise terminated.

6.5 Confidentiality. From and after the Closing, the Shareholders shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their and their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives to hold, in confidence, and shall not use, any and all information, whether written or oral, concerning the Acquired Companies, except to the extent that such Person can show that such information (a) is in the public domain through no fault of any Shareholder or any Affiliate of the Shareholders or (b) is lawfully acquired by such Person after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Shareholders or any of their Affiliates are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Person shall promptly notify the Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Without prejudice to the rights and remedies otherwise available in this Agreement, the parties each acknowledge that money damages would not be an adequate remedy for any breach of this Section 6.5, and that the Buyer will be entitled to specific performance and other equitable relief by way of injunction in respect of a breach or threatened breach of any of this Section 6.5.

6.6 Public Announcements. No party shall (and, prior to the Closing, the Shareholders shall cause the Acquired Companies not to) issue any press release or make any public statement relating to the subject matter of this Agreement without the prior written approval of all parties, which such approval shall not be unreasonably withheld or delayed, except that any party may make any public disclosure (i) it believes in good faith is required to do so by applicable Law or the rules of any securities exchange on which such party’s or such party’s Affiliates securities are listed (in which case the party required to make the disclosure shall consult with the other parties and allow the other parties reasonable time to comment thereon prior to issuance or release) or (ii) that is consistent with any public statement or press release previously issued in accordance with this Agreement. The parties shall consult with each other concerning the means by which the Acquired Companies’ Employees, customers and suppliers and others having dealings with the Acquired Companies will be informed of the subject matter of this Agreement, and the Buyer will have the right to be present for any such communication. Notwithstanding the forgoing, the parties acknowledge that Buyer is the subsidiary of a publicly traded corporation, and the forgoing will not prohibit Buyer or its parent from making customary disclosures, statements and presentations to the investor community and filing any such information (including such presentations) with the Securities Exchange Commission. Buyer will use reasonable efforts to provide Representative with notice of and an opportunity to review and comment upon such materials and communications, subject to a customary confidentiality commitment with respect to any material non-public information contained in any such communications prior to their public disclosure.

6.7 Tax Matters.

(a) Tax Characterization and Purchase Price Allocation.

(i) For U.S. federal income and applicable state and local Tax purposes, (i) the Pre-Closing Contribution and Election, taken together, are intended to be treated as part of a reorganization under Section 368(a)(1)(F) of the Code and this Agreement (including Exhibit D) is intended to be, and hereby is adopted as, a plan of reorganization for such Pre-Closing Restructuring, (ii) the Company shall retain its historic U.S. federal employer identification number pursuant to Revenue Ruling 2008-18 and similar Tax authority and (iii) the purchase and sale of the Transferred Interests by the Buyer shall be treated as a purchase of the assets of the Company (and any other Acquired Company that is disregarded as separate from Holdco), and none of the parties hereto shall take any position on any Tax Return or in any Tax forum that is inconsistent with the foregoing unless required by a determination of the applicable Governmental Entity that is final.

(ii) Within 90 days after the completion of the adjustments in respect of the Final Closing Payment described in Section 2.4, Buyer will provide to Representative a schedule specifying the portion of the Final Closing Payment, together with any other amounts treated as consideration for U.S. federal income tax purposes, to be allocated among the assets of the Company which will be used for purposes of applying the Code (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and shall incorporate, reflect and be consistent with this Section 6.7 and the methodologies set forth on Section 6.7 of the Shareholders’ Disclosure Schedule. Representative will review the Purchase Price Allocation Schedule and, if Representative in good faith disagrees with the content of the Purchase Price Allocation Schedule, Representative will, within 20 days after receipt of the Purchase Price Allocation Schedule, provide written notice to Buyer of such disagreement. The absence of such a notice within such time frame will be conclusively deemed to have indicated Representative’s concurrence therewith. In the event of a properly noticed disagreement, Buyer and Holdco will attempt in good faith to resolve any such disagreement. If Buyer and Representative are unable to reach a good faith agreement as to the content of the Purchase Price Allocation Schedule within 15 days after Representative’s delivery of notice of disagreement with the Purchase Price Allocation Schedule, Buyer and Representative will submit the disagreement for final and binding resolution to the Independent Expert, which will resolve such disagreement in a manner that incorporates, reflects and is consistent with this Section 6.7 and the methodologies set forth in Section 6.7 of the Shareholders’ Disclosure Schedule. If Buyer and Representative resolve any disagreement as to the Purchase Price Allocation Schedule, or the Independent Expert resolves any such disagreement, then the Purchase Price Allocation Schedule will be modified consistent with that resolution. Buyer and Representative will promptly inform one another in writing of any challenge by any Governmental Entity to any allocation of the purchase price and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge. The fees and expenses of the Independent Expert incurred in connection with its determination of any disagreement with respect to the Purchase Price Allocation Schedule will be paid one-half by Buyer, on the one hand, and one-half by the Shareholders, on the other hand.

(iii) The parties will make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the purchase price as determined for U.S. federal income tax purposes. The parties agree not to file Tax Returns inconsistently with the Purchase Price Allocation Schedule (as adjusted), unless required by a determination of the applicable Governmental Entity that is final.

(b) Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i) Tax Periods Ending on or Before the Closing Date. The Representative, at the expense of the Shareholders and Holdco, shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns with respect to Income Taxes of the Acquired Companies for all periods ending prior to the Closing Date which are filed after the Closing Date, provided that such Tax Returns shall be (i) prepared in a manner consistent with the prior practice, methods, and elections of the Acquired Companies, except as otherwise required by applicable Law, (ii) prepared in a manner that any tax deductions arising from the Transaction Expenses (including the Closing Transaction Bonuses) shall be attributable to a Pre-Closing Tax Period, except as otherwise required by applicable Law and (iii) submitted to Buyer for review and approval (such approval not to be unreasonably withheld, delayed or conditioned) not later than thirty (30) days prior to the due date (taking into account applicable extensions) for filing of such Tax Returns. Buyer shall have the right to review such Tax Returns, and Representative shall consider and, if appropriate, incorporate any reasonable comments that the Buyer submits to Representative within thirty (30) days after Buyer’s receipt of such Tax Returns from Representative. Any unresolved disputes between Buyer and Representative shall be submitted to the Independent Expert for resolution and the terms of Section 2.4(d) shall apply mutatis mutandis. If Buyer and Representative or the Independent Expert, as applicable, are unable to resolve all disputed items prior to the due date (taking into account any applicable extensions) for the relevant Tax Return, such Tax Return shall be timely filed as prepared by Representative (and reflecting any comments received from Buyer that are not in dispute), and following the resolution of all disputed items in accordance with the foregoing provisions of this Section 6.7(b), Representative shall file or cause to be filed an amended Tax Return reflecting such resolution, if necessary. The Shareholders (on behalf of Holdco) shall, jointly and severally, be obligated to pay to the Taxing Authorities when due or, if applicable, to Buyer, within ten (10) days following any written demand by Buyer for such payment, with respect to such Tax Returns, an amount equal to the unpaid Taxes shown on such Tax Returns (disregarding for this purpose any Tax payments made after the Closing Dates) to the extent such Taxes were not specifically and expressly included in the calculation of the Final Closing Payment. Except as required by applicable Tax Law, Buyer will not carry back (nor permit the Company or its Affiliates to carry back) to any period ending on or before the Closing Date (treating for this purpose such date as the end of a short taxable year) any losses, deductions, or credits giving rise to a refund of Taxes for such period without Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns with respect to Income Taxes of the Acquired Companies for Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”); provided that such Tax Returns shall be (i) prepared in a manner consistent with the prior practice, methods, and elections of the Acquired Companies, except as otherwise required by applicable Law, and (ii) submitted to the Representative for review and approval (such approval not to be unreasonably withheld, delayed or conditioned) not later than thirty (30) days prior to the due date (taking into account applicable extensions) for filing of such Tax Returns. The Representative shall have the right to review such Tax Returns, and Buyer shall consider and, if appropriate, incorporate any reasonable comments that the Representative submits to Buyer within thirty (30) days after receipt of such Tax Returns from Buyer. Any unresolved disputes between Buyer and Representative shall be submitted to the Independent Expert for resolution and the terms of Section 2.4(d) shall apply mutatis mutandis. If Buyer and Representative or the Independent Expert, as applicable, are unable to resolve all disputed items prior to the due date (taking into account any applicable extensions) for the relevant Tax Return, such Tax Return shall be timely filed as prepared by Buyer (and reflecting any comments received from Representative that are not in dispute), and following the resolution of all disputed items in accordance with the foregoing provisions of this Section 6.7(b), Buyer shall file or cause to be filed an amended Tax Return reflecting such resolution, if necessary. The Shareholders (on behalf of Holdco) shall, jointly and severally, be obligated to pay to Buyer, within ten (10) days following any written demand by Buyer for such payment, with respect to such Tax Returns, an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date (as determined pursuant to Section 6.7(d)) to the extent such Taxes were not specifically and expressly included in the calculation of the Final Closing Payment.

(iii) Tax Return Amendment. Except with respect to Buyer’s rights pursuant to this Agreement and as required by Sections 6.7(b)(i) and 6.7(b)(ii), none of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Company to) amend or cause to be amended any Tax Return of the Company with respect to any Pre-Closing Period or the portion of any Straddle Period that ends on the Closing Date, without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed, unless such amendment (A) would not increase the Shareholders’ liability pursuant to Article IX of this Agreement or (B) is otherwise required by applicable Law or at the instruction of a governmental authority.

(iv) Refunds. Shareholders (on behalf of Holdco) shall be entitled to any refund of Taxes of the Company or its Affiliates attributable to taxable periods ending on or before to the Closing Date (except to the extent attributable to a post-Closing adjustment or the carryback of any post-closing Tax attribute to any Pre-Closing Period or taken into account in the calculation of the Final Closing Payment) to the extent such refund (or credit received in lieu thereof) relates to (A) estimated (or similar) tax payment paid by the Acquired Companies prior to the Closing or otherwise economically borne by the Shareholders and (B) any Tax that if it was a liability would be subject to indemnification under this Agreement by the Shareholders (on behalf of Holdco) and is received prior to the end of the survival of the representations contained in Section 4.5 pursuant to Section 9.1(a), net of any Tax or other cost to Buyer and its Affiliates attributable to the obtaining and receipt of such refund. Buyer shall pay, or cause to be paid, to Shareholders (on behalf of Holdco) any amount to which Shareholders (on behalf of Holdco) are entitled pursuant to the prior sentence within fifteen (15) Business Days of the receipt of the applicable refund or credit by Buyer or its Affiliates. All such refunds shall be claimed in cash rather than as a credit against future Tax liabilities to the extent permitted by applicable Law; provided that if such refund cannot be claimed, Buyer shall pay the Shareholders (on behalf of Holdco) such amount it is entitled within fifteen (15) Business Days of filing such Tax Return electing to credit or carryforward such refund. To the extent any such refund is subsequently disallowed or required to be returned to the applicable Taxing Authority, Shareholders (on behalf of Holdco) agree promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Taxing Authority, to Buyer.

(v) Tax Return Information. Notwithstanding anything to the contrary in this Agreement, including Section 6.7(c), in no event shall Shareholders or any of their Affiliates be entitled to receive or view, or have any rights with respect to any Tax Return relating to, (i) any Tax Return of Buyer or any of its Affiliates (other than the Acquired Companies) or (ii) any consolidated, affiliated, fiscal, loss sharing, combined or similar group of which Buyer or any of its Affiliates (other than a Acquired Companies) is a member.

(c) Cooperation in Filing Tax Returns. The Buyer and the Shareholders shall, and shall each cause its respective Affiliates to, provide to the other party such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing and filing of any Tax Return, amended Tax Return or claim for refund, determining Liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other Action with respect to Taxes of the Acquired Companies for a Pre-Closing Period. Such

cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Acquired Companies for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent written notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) six (6) years following the due date (without extension) for such Tax Returns; provided, however, that neither the Buyer nor any Affiliate of the Buyer (which will include the Acquired Companies following the Closing) shall have any obligation with respect to such matters addressed in this sentence (other than with respect to agreements entered into with a Governmental Entity) beyond those set forth under the Buyer’s general policy on records retention. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(i) Buyer and the Shareholders shall, and shall each cause their respective Affiliates to, reasonably cooperate in good faith to determine whether the Buyer may cause a timely and irrevocable election under Section 338(g) of the Code (and any corresponding provisions of state or local Tax law) to be made with respect to the direct or indirect acquisition of any Acquired Company that is a foreign corporation for U.S. federal income tax purposes pursuant to this Agreement. In the event that the parties agree to make any such election, Holdco and the Shareholders shall reasonably cooperate with and provide the Buyer with such assistance as is reasonably requested by the Buyer to enable the Buyer to comply with the requirements of Treasury Regulations Section 1.338-2(e)(4).

(d) Allocation of Certain Taxes.

(i) If an Acquired Company is permitted but not required under applicable U.S. state, local, or non-U.S. income tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall (and take such necessary action in order to) treat that day as the last day of a taxable period.

(ii) In the case of Taxes arising in a taxable period of an Acquired Company that includes, but does not end on, the Closing Date, except as provided in Section 6.7(d)(iii), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

(iii) In the case of any Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes that are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period. However, any such Taxes attributable to any property that was owned by an Acquired Company at some point in the Pre-Closing Period, but is not owned as of the Closing Date shall be allocated entirely to the Pre-Closing Period.

(e) Payment of Transfer Taxes and Fees. The Buyer shall pay one hundred percent (100%) of all Transfer Taxes imposed in connection with the purchase of the Transferred Interests, and shall indemnify, defend, and hold harmless the Shareholders and its Affiliates including, prior to the Closing, the Acquired Companies with respect to such Transfer Taxes. The Buyer shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes and the Shareholders shall provide such cooperation in connection with the preparation and filing of such documentation and Tax Returns as may be reasonably requested by the Representative.

(f) Termination of Tax Sharing Agreements. The Acquired Companies shall (and the Shareholders shall cause the Acquired Companies to) ensure that any and all Tax allocation agreements, Tax sharing agreements or similar agreements or arrangements binding an Acquired Company shall be terminated with respect to the Acquired Company as of the day before the Closing Date and, from and after the Closing Date, no Acquired Company shall have an obligation to make any payments in respect thereof to any Person for any period.

(g) Tax Controversies Regarding the Acquired Companies. This Section 6.7(g) shall govern any inquiries, assessments, proceedings or similar events with respect to Taxes for a Pre-Closing Period. Buyer shall use commercially reasonable efforts to promptly notify the Representative: (a) upon receipt by Buyer or any Affiliate of Buyer of any written notice of any Tax matter of the Acquired Companies from any Taxing Authority with respect to the Pre-Closing Period; or (b) prior to Buyer or any Acquired Company initiating any Tax matter of the Acquired Companies with any Taxing Authority with respect to the Pre-Closing Period, in each case, to the extent such Tax matter would reasonably be expected to impact the Shareholders (or Holdco); provided, however, that the failure to provide such notice with respect to clause (a) of this section will not affect Buyer’s right to indemnification under this section except to the extent the Shareholders’ or Holdco’s defense of such matter is materially and adversely affected by such failure. The Representative may, at the Shareholders’ (and Holdco’s) expense, participate in and, upon written notice to Buyer no later than thirty (30) days after receiving notice of such Tax matter, diligently and in good faith assume the defense of any such Tax matter (unless the Buyer or the insurer under the R&W Insurance Policy is required to assume such defense pursuant to the terms thereof), in each case, to the extent such Tax matter involves solely the Acquired Companies and the Shareholders (on behalf of Holdco) would be responsible pursuant to this Agreement for any Tax liabilities resulting from such Tax matter. If the Representative assumes such defense, then the Representative shall have the authority, with respect to any Tax matter, to represent the interests of the Company before the relevant Taxing Authority including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax matter; provided that the Buyer shall have the right to participate in the defense of such Tax matter. The Representative shall not enter into any settlement of or otherwise compromise any such Tax matter without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. The Representative shall keep Buyer informed with respect to the commencement, status and nature of any such Tax matter, and will, in good faith, allow Buyer to consult with the Representative regarding the conduct of or positions taken in any such proceeding. In the case of any assessment or proceeding with respect to a Tax matter of the Acquired Companies for a Pre-Closing Period involving Tax liabilities that the Shareholders (on behalf of Holdco) would be responsible under this Agreement and that is not controlled by the Representative, Buyer shall control such assessment or proceeding but the Representative shall be entitled to the same rights as provided to Buyer pursuant to the foregoing sentences of this section. Notwithstanding anything to the contrary in this Agreement, in no event shall Shareholders or any of their Affiliates be entitled to receive or view, or have any rights with respect to any Tax matter involving any Taxing Authority relating to, (i) any Tax Return of Buyer or any of its Affiliates (other than the Acquired Companies) or (ii) any consolidated, affiliated, fiscal, loss sharing, combined or similar group of which Buyer or any of its Affiliates (other than a Acquired Companies) is a member.

6.8 Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, the Shareholders agree that they will not, and they will cause the Representative and the Acquired Companies and their respective directors, officers, managers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) not to, directly or indirectly, (a) encourage, initiate, solicit, seek or respond to any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, business combination, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity or equity-linked securities of, any Acquired Company, or which could reasonably be expected to impair, prevent or delay or dilute the benefits to the Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) continue, engage in, initiate or otherwise participate in, any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Proposal; (c) otherwise facilitate, encourage or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. The Shareholders shall, and shall cause the Acquired Companies and the Representative to, immediately cease and cause to be terminated (a) all existing discussions, conversations, negotiations and other communications with any Persons (other than Buyer or any of its Affiliates or its and their representatives) conducted heretofore with respect to any of the foregoing, (b) access of any Person (other than Buyer or any of its Affiliates or its and their representatives) to any data room hosted in connection with any Proposal and (c) request return of or destruction of the confidential information previously provided by the Acquired Companies or on their behalf. The Shareholders shall notify the Buyer in writing immediately of (and in any event within one Business Day of the receipt of) any inquiries, proposals or offers related to a Proposal are received by, any information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, any Shareholder, any Acquired Company or any of their respective directors, officers, managers, Employees and Affiliates or, to the Knowledge of the Company, any other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) and shall, in any such notice to the Buyer, identify the Person involved with, and the terms of, any such Proposal and shall provide the Buyer with copies of any written materials delivered in connection therewith.

6.9 Regulatory Filings.

(a) Subject to Section 6.10, the Acquired Companies (and the Shareholders, if applicable) shall (and the Shareholders shall cause the Acquired Companies to): (i) make or cause to be made all filings and submissions under any Laws or regulations (including Permits) applicable to the Acquired Companies required for the consummation of the transactions contemplated herein, (ii) coordinate and cooperate with the Buyer in exchanging such information and providing such assistance as the Buyer may reasonably request in connection with all of the foregoing, (iii) supply promptly any and all additional information and documentary material that may be requested by the Buyer or any Governmental Entity in connection with such filings, (iv) make any further filings pursuant thereto that may be necessary, proper, or advisable in the Buyer’s unilateral decision in connection therewith and (v) take all actions necessary to obtain all required clearances subject to the Buyer’s unilateral decision.

6.10 Antitrust Notification.

(a) The Company (and the Shareholders, if applicable) and the Buyer shall (i) no later than ten (10) Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) as promptly as practicable and before the expiration of any relevant legal deadline file with any other Governmental Entity, any other filings (or drafts if required), reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Regulations. The Company (and the Shareholders, if applicable) and the Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations. All filing fees payable in connection with the filings described in this Section 6.10(a)(i) and (ii) shall be paid by the Buyer.

(b) The Company, the Shareholders, and the Buyer shall: (i) use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Regulations for the consummation of this Agreement and the transactions contemplated hereby; (ii) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Entity; and (iii) make an appropriate response to any such inquiry or request and supply to any Governmental Entity without undue delay any additional information requested; provided further, however, that no party nor any of their respective Affiliates shall be obligated to agree to any structural or conduct relief or to litigate.

(c) The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Regulations at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entities, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entities and the content of any such contacts or presentations. Neither the Company, the Shareholders, nor the Buyer shall participate in any meeting or discussion with any Governmental Entity with respect of any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate in such meeting or discussion (which, at the request of either the Buyer or the Company, shall be limited to outside antitrust counsel only). The Company and the Buyer shall each have the opportunity to review and provide comments, which the other party will consider in good faith, on the content of any filings (as contemplated by Section 6.10(b)), material communications, presentations, white papers or other written materials to be submitted to any Governmental Entity in advance of any such submission. Notwithstanding anything in this Agreement to the contrary, the Buyer shall control the strategy for, and oral and written communications (and other content) with any applicable government entity or private party relating to, the duties set forth in Section 6.10.

6.11 Director and Officer Indemnification. Simultaneously with the Closing, and effective upon the Closing Date, the Buyer shall obtain, from an insurance carrier mutually agreeable to the Shareholders and Buyer, a directors’ and officers’ employment practices and fiduciary liability insurance policy insuring the directors and officers of the Company prior to the Closing with coverage for up to six (6) years (i.e., “tail coverage”) on terms mutually agreeable to the Representative and Buyer (the “D&O Tail Policies”). One-hundred percent (100%) of the cost of the D&O Tail Policies shall be paid by Buyer up to a maximum amount equal to 300% of the annual premium under the Company’s existing directors’ and officers’ employment practices and fiduciary liability insurance.

6.12 Continued Employment.

(a) Each Employee of an Acquired Company immediately prior to the Closing shall continue such employment immediately following the Closing. The Buyer shall, or shall cause, for the two (2)-year period immediately following the Closing (or, if earlier, the date of employment termination of the applicable Employee), the Acquired Companies or an applicable Affiliate (including the Buyer) to employ all such Employees in positions with compensation and benefit opportunities that are for each such Employee similar and no less favorable in the aggregate to either the position with compensation and benefits opportunities in effect at the time of Closing or the position with compensation and benefit opportunities provided to similarly situated employees of the Buyer or its applicable Affiliate. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Collective Bargaining Agreement shall be governed by the applicable Collective Bargaining Agreement until the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law.

(b) At the request of Buyer provided no later than five (5) days prior to the Closing Date, the applicable Acquired Company shall, at least one (1) Business Day prior to the Closing Date, adopt written resolutions (or take other necessary and appropriate action) to terminate, each Acquired Company 401(k) plan and to fully vest all participants under such plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date; provided, however, that such 401(k) plan termination may be made contingent upon the Closing. The Company shall provide Buyer with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution.

(c) Nothing contained in this Section 6.12, (i) shall be construed to establish, amend, or modify any Benefit Plan or other benefit or compensation plan, program, agreement or arrangement, or (ii) create any third-party beneficiary rights or obligations in any Person (including any Employee), including with respect to (x) any right to employment or continued employment or to a particular term or condition of employment with an Acquired Company, Buyer or any of their respective Affiliates or (y) the ability of an Acquired Company, Buyer or any of their respective Affiliates to amend, modify, or terminate any Benefit Plan or other benefit or compensation plan, program, agreement or arrangement at any time established, sponsored or maintained by any of them.

6.13 Further Assurances. Except as otherwise provided herein, the Buyer and the Shareholders shall (and the Shareholders shall cause Holdco and the Acquired Companies to) use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time (whether before or after the Closing) any further action is necessary or appropriate to carry out the purposes of this Agreement, the parties shall use their commercially reasonable efforts to take, or cause to be taken, that action.

6.14 Post-Closing Maintenance of the Company.

(a) Term.

(i) As used in this Section 6.14 and Section 6.15, the “Term” means the period beginning on the Closing Date and continuing until through and including the ten (10) year anniversary of the Closing Date.

(ii) Notwithstanding any time limitations set forth in Sections 6.14(b)-(g) below and subject to Section 6.14(a)(iii), following the completion of the Term, the Buyer will, and will cause the Acquired Companies to, continue to comply with the terms of this Section 6.14 unless and until the Buyer determines, in its sole discretion, using its reasonable business judgment, that there is a reasonable basis for discontinuing the compliance with the particular sub-section of this Section 6.14.

(iii) Buyer will not be required to, and will not be required to cause the Acquired Companies to, comply with a particular sub-section of this Section 6.14 at any time (whether during or after the Term) if: (A) the continued compliance with such particular sub-section of this Section 6.14 would reasonably be expected to impair the ability of the Acquired Companies to continue to operate the business in a commercially reasonable manner, provided that Buyer shall notify the Representative and receive the Representative’s prior written consent prior to taking any action to discontinue the compliance with the particular sub-section of this Section 6.14, which consent shall not be unreasonably withheld, conditioned or delayed; or (B) compliance with such particular sub-section of this Section 6.14 would, or would reasonably be expected to, be inconsistent with applicable Law.

(b) Maintenance of the Company as a Separate Entity or Division. During the Term, the Buyer will, and will cause the Company to be, maintained as a separate entity or separate division of the Buyer, in either case organized under U.S. Law, under the tradename “Wyatt Technology”.

(c) Maintenance of the Principal Office. During the five-year period immediately following Closing, the Buyer will, and will cause the Company to, maintain its principal executive office (the “Principal Office”) within ten (10) miles of the City of Santa Barbara, California.

(d) Maintenance of Manufacturing. During the Term, the Buyer will cause the Company to maintain a significant employment and assembly presence in the United States, including, at minimum, 50% of the labor employed to assemble and ship the Company’s existing products and any future derivations thereto from the Principal Office as of the date hereof (the “Company Products”).

(e) Maintenance of Marketing. During the Term, the Buyer will, and will cause the Acquired Companies to, (i) market the Company Products and services under the tradename “Wyatt Technology”, and (ii) prominently display the tradename “Wyatt Technology” in all marketing advertising and other materials referring or related to the Company Products, including but not limited to product descriptive literature, product labeling, instructions for use, warranty documents, and technical bulletins. For the avoidance of doubt, nothing in this Agreement shall prohibit or restrict Buyer or its Affiliates from co-branding or otherwise marketing any of the Company Products or services.

(f) Maintenance of Intellectual Property. During the Term, the Buyer will, and will cause the Acquired Companies to, (i) take commercially reasonable efforts to protect and preserve the Acquired Companies’ Intellectual Property, including but not limited to all tradenames, trademarks, and patents, and (ii) maintain a commercially reasonable budget for patent protection for new Intellectual Property created by the Acquired Companies or based upon the Company’s existing Intellectual Property.

(g) Maintenance of Research and Development. During the Term, the Buyer will, and will cause the Acquired Companies to, (i) maintain and continue any ongoing research and development of the Acquired Companies that are in process at the time of the Closing, (ii) maintain a commercially reasonable level of research and development for the improvement of the Acquired Companies’ products, services and Intellectual Property, and (iii) maintain a commercially reasonable budget for the foregoing purpose.

6.15 Use of Names. Effective as of the Closing, each of Philip J. Wyatt, Geofrey Wyatt and Clifford Wyatt (each, a “Wyatt Family Member”):

(a) On behalf of himself and his successors, relatives, heirs, and assigns, hereby (i) irrevocably sells, conveys, assigns, and transfers to Buyer, free and clear of all Liens, all right, title, and interest in and to any Trademarks or name constituting, containing, or compromising “WYATT” or any Trademark likely to cause confusion therewith, (ii) grants to Buyer a worldwide, transferable, sublicensable, irrevocable, non-terminable, royalty-free, and fully paid exclusive license, permission and authorization in, to, and under (1) their Publicity Rights used in connection with the Business as of the date hereof or the Closing and (2) all Ancillary IP Rights with respect to any Trademark, name, or Publicity Rights assigned pursuant to clause (i) (collectively, the “Wyatt Brand Rights”) in connection with any use relating to (x) laboratory or analytical instruments, (y) consumables, and (z) accessories, software or services related to the foregoing clauses (x) or (y) (collectively, the “Permitted Field”) for the duration of the Term and five (5) years following the expiration of the Term, including to display, publicly perform, reproduce, create derivative works, exploit, sell, license, and otherwise use (and permit others to do the same) such Wyatt Brand Rights (and any materials that incorporate any of the foregoing) in any medium or format whatsoever now existing or hereafter created, (iii) waives all rights to assert trademark fair use with respect to the “Wyatt Brand Rights”, and consents to Buyer’s, its sublicensee’s, transferee’s, and its and their respective successors and assigns (collectively, “Licensee(s)”) application for, registration of, and use of (or permitting of any other Person to apply for, register, or use) any Wyatt Brand Rights (including any post-mortem right), and (iv) agrees that a copy of this Section 6.15 may be filed by any Licensee with any Person in response to a refusal to register the “Wyatt Brand Rights”; and agrees that for the duration of the Term and five (5) years following the expiration of the Term he will not, and will cause his successors, relatives, heirs, and assigns to not, directly or indirectly, (i) use, apply for, or register, or permit any Person to use, apply for, or register, any Wyatt Brand Right in connection with the Permitted Field, whether alone or in combination with any other Intellectual Property or otherwise, or (ii) oppose, seek cancellation of, object to, challenge (including the strength or validity of), or otherwise attack any Licensee’s ownership, use, application, or registration of any Wyatt Brand Right in connection with the Permitted Field.

(b) Each Wyatt Family Member shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any Licensee to consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement, including to perfect, preserve, enforce, register and record any Licensee’s rights with respect to any Wyatt Brand Rights. Each Wyatt Family Member shall (i) cooperate in all legal proceedings and cooperatively do all things which may reasonably appear to any Licensee to be necessary or desirable to more effectually secure to and vest in such Licensee the rights granted under this Section 6.15, and (ii) communicate to any Licensee all facts known to such Wyatt Family Member relating to the rights granted under this Section 6.15 and the history thereof. Each Wyatt Family Member hereby authorizes and requests the Commissioner of Patents and Trademarks, Register of Copyrights, and any equivalent authority, entity, or agency, or any registrar, to record Buyer or any other Licensee as the assignee and owner, or licensee, as applicable, of the Wyatt Brand Rights.

6.16 Bonus Plan. Within 60 days following the second anniversary of the Closing (the “Payment Date”), Buyer shall pay, or caused to be paid, to the Shareholders (on behalf of Holdco) an amount equal to (i) the aggregate amounts of the Post-Closing Bonuses that were ultimately forfeited pursuant to the terms of such Post-Closing Bonuses (such amount, the “Principal Sum”) plus (ii) interest on the Principal Sum at a rate per annum equal to two percent (2%) calculated from (and inclusive of) the Closing Date and through the Payment Date. Except to the extent otherwise required by applicable Law, the parties hereto shall treat any payment made pursuant to this Section 6.16 as an adjustment to the consideration payable under this Agreement for U.S. federal income tax purposes.

6.17 Termination of Personal Guaranty. As promptly as practicable, and in any event, prior to the Closing, the Shareholders shall cause the Representative to be released from the personal guaranty provided pursuant to that certain Commercial Lease, dated August 15, 2005, by and between the Company and Cummings Property, LLC. Buyer shall cooperate in good faith with the Shareholders’ efforts to effectuate such release; provided that Buyer shall not be required to make any concessions or incur any fees or expenses in connection therewith. The Shareholders and Representative shall keep Buyer apprised of their efforts to terminate such guaranty.

6.18 Pre-Closing Restructuring.

(a) Prior to the Closing, the Shareholders will complete, or will cause the completion of, the Pre-Closing Restructuring in accordance with Exhibit D attached hereto, including the following:

(i) the Pre-Closing Contribution;

(ii) the Election;

(iii) the Conversion; and

(iv) the distribution of all of the equity interests of Wyatt Technology Exports, Inc. (the “Excluded Entity”) to Holdco and the assumption and acceptance by Holdco of such Excluded Entity (the “Pre-Closing Distribution”), provided that the Shareholders shall cause the assets of the Excluded Entity to be distributed to the Company prior to the Pre-Closing Distribution.

(b) The Shareholders agree that the documents and instruments to be used to effect the Pre-Closing Restructuring shall be in form and substance reasonably acceptable to Buyer. Promptly following the completion of the Pre-Closing Restructuring, the Shareholders shall deliver to Buyer evidence of the completion of the Pre-Closing Restructuring.

6.19 Intellectual Property Assignment Agreements. Prior to the Closing, the Shareholders shall cause each of Philip J. Wyatt, Geofrey Wyatt and Clifford Wyatt to execute and deliver an Intellectual Property assignment agreement, in the form attached hereto as Exhibit E, that assigns all right title and interest in and to the Wyatt Brand Rights to the Company (the “Intellectual Property Assignment Agreements”).

6.20 Formation of Holdco. As promptly as reasonably practicable after the date hereof, and in any event within five Business Days after the date hereof, the Shareholders shall form and organize Holdco as a California corporation, and from and after its formation and at the Effective Time, the Shareholders shall be the only equityholders of Holdco. Promptly after forming Holdco, (a) the Shareholders, as the only equityholders of Holdco, shall approve this Agreement and (b) the Shareholders shall cause Holdco to accede to this Agreement by executing a signature page to this Agreement or a separate joinder instrument acceptable to all parties, after which time Holdco shall be a party hereto for all purposes set forth herein. Notwithstanding any provision herein to the contrary, the obligations of Holdco to perform its respective covenants hereunder, and the first date on which the accuracy of the representations and warranties regarding Holdco hereunder shall speak, shall commence only at the time of its formation. From and after the date of its formation and prior to the Effective Time, Holdco shall not engage in any activities other than in connection with or as contemplated by this Agreement or have any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of the Buyer and the Shareholders. The obligations of the Buyer, the Shareholders and Holdco to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a) All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated and approvals in respect of Other Antitrust Regulations shall have been received or jurisdiction shall have been declined by the relevant Governmental Entity.

(b) No temporary restraining Order, preliminary or permanent injunction or other Order and no Action shall be in effect or have been instituted or threatened enjoining, prohibiting or otherwise preventing, or seeking to enjoin, prohibit or otherwise prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.

7.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Buyer in its sole discretion) of the following further conditions:

(a) (i) Each of the representations and warranties made by any Shareholder (except as set forth in Section 3.4 (The Shares; Transferred Interests) and Section 4.2 (Capitalization)) in this Agreement that is qualified by materiality shall be true and correct when made and as of the Closing as if made at and as of the Closing and each such representation and warranty that is not so qualified shall be true and correct in all material respects when made and as of the Closing as if made at and as of the Closing, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date and (ii) each of the representations and warranties set forth in Section 3.4 (The Shares; Transferred Interests) and Section 4.2 (Capitalization) shall be true and correct in all respects, except for any de minimis inaccuracies, when made and as of the Closing as if made at and as of the Closing, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date (except for de minimis inaccuracies as of such specific date).

(b) Each of the Shareholders, Holdco and the Acquired Companies shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing; provided, that with respect to obligations and covenants that are qualified by materiality, the Shareholders, Holdco or the Acquired Companies, as applicable, are required to perform such obligations and covenants, as so qualified, in all respects.

(c) During the period from the date of this Agreement until the Closing, no event or events shall have occurred that, individually or in the aggregate, have had, or could reasonably be expected to have, with or without lapse of time, a Material Adverse Effect.

(d) The Buyer shall have received certificates dated the Closing Date signed on behalf of each Shareholder, Holdco by an officer of Holdco and the Company by an officer of the Company to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

(e) The Shareholders and Holdco shall have executed and delivered (or caused to be executed and delivered) to the Buyer all agreements and other documents required to be executed and delivered to the Buyer pursuant to this Agreement at or prior to the Closing (including assignments of the Transferred Interests endorsed in blank in proper form for transfer, together with an acknowledgement of Holdco’s withdrawal as the sole member of the Company and all other certificates, documents and instruments required to be delivered to the Buyer at the Closing pursuant to Section 2.3(b)).

7.3 Conditions to Obligations of the Shareholders and Holdco. The obligation of the Shareholders and Holdco to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by each of the Shareholders and Holdco) of the following further conditions:

(a) Each of the representations and warranties of the Buyer set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each such representation and warranty that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except, in each case, to the extent that such representations and warranties refer specifically to an earlier date.

(b) The Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing; provided, that with respect to obligations and covenants that are qualified by materiality, the Buyer is required to perform such obligations and covenants, as so qualified, in all respects.

(c) The Shareholders shall have received a certificate dated the Closing Date signed on behalf of the Buyer by an officer of the Buyer to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) The Buyer shall have executed and delivered to the Shareholders all agreements and other documents required to be executed and delivered to the Shareholders pursuant to this Agreement at or prior to the Closing (including all certificates, documents and instruments required to be delivered to the Shareholders the Closing pursuant to Section 2.3(a)) and the Buyer shall have made the payment required to be made by the Buyer at the Closing pursuant to Sections 2.3(a)(i).

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by mutual written consent of the Buyer, on the one hand, and the Shareholders, on the other hand;

(ii) by the Buyer, on the one hand, or by the mutual agreement of the Shareholders, on the other hand, if the Closing does not occur on or before June 14, 2023 (the “Outside Date”); provided that if any approval or clearance pursuant to any Other Antitrust Regulations shall not have been obtained by such date, then the Outside Date shall be automatically extended to August 14, 2023; provided further that the right to terminate this Agreement under this clause (ii) shall not be available to any party if that party’s (or any of its Affiliate’s, including in the case of the Shareholders, the Company or Holdco) breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or before such date;

(iii) by the Buyer if (A) any Shareholder, Holdco or the Acquired Companies shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Shareholders, Holdco or the Acquired Companies such that the closing condition set forth in Section 7.2(b) would not be satisfied, or (B) there exists a breach of any representation or warranty of any Shareholder contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied; provided, (1) in the case of clause (A) and (B) of this Section 8.1(a)(iii), that such breach is (x) incapable of being cured or (y), if curable, not cured by the Shareholders within thirty (30) days after the Shareholders receive written notice of such breach from the Buyer and (2) the Buyer shall not be entitled to terminate this Agreement pursuant to clause (A) or (B) of this Section 8.1(a)(iii) if, at the time of such termination the Buyer is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 7.3(a) or Section 7.3(b), as applicable, would not have been satisfied;

(iv) by the mutual agreement of the Shareholders if (A) the Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyer such that the closing condition set forth in Section 7.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied; provided, (1) in the case of clause (A) and (B) of this Section 8.1(a)(iv), that such breach is (x) incapable of being cured or (y), if curable, not cured by the Buyer within thirty (30) days after the Buyer receives written notice of such breach from the Shareholders and (2) the Shareholders shall not be entitled to terminate this Agreement pursuant to this Section 8.1(a)(iv) if, at the time of such termination any Shareholder, Holdco or any Acquired Company is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not have been satisfied;

(v) by the Buyer, on the one hand, or the Shareholders, on the other hand, if a Governmental Entity shall have issued an Order or taken any other Action, in any case having the effect of restraining, enjoining or otherwise prohibiting, or attempting to restrain, enjoin or otherwise prohibit, the transactions contemplated by this Agreement and such Order or other Action is final and non-appealable;

(vi) by the Buyer if there has occurred any Material Adverse Effect or any event or events have occurred that, individually or in the aggregate, have had, or could reasonably be expected to have, with or without lapse of time, a Material Adverse Effect; or

(vii) by the mutual agreement of the Shareholders, no earlier than the date on which the Closing should have occurred pursuant to Section 2.2, if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) Buyer has not consummated the transactions contemplated hereby by the day and time the Closing is required to occur pursuant to Section 2.2, (iii) the Representative has irrevocably confirmed to Buyer in writing that (x) all of the conditions set forth in Section 7.3 have been and continue to be satisfied or, to the extent permitted by applicable Law, have been unconditionally and irrevocably waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) by the Shareholders and Holdco and (y) the Shareholders and Holdco are ready, willing and able to consummate the transactions contemplated hereby (subject to the satisfaction of the closing conditions that by their nature are to be satisfied by actions taken at the Closing), and (iv) Buyer fails to consummate the Closing within five (5) Business Days following the date on which notice of such termination is delivered to Buyer.

(b) The party desiring to terminate this Agreement pursuant to Sections 8.1(a)(ii), 8.1(a)(iii), 8.1(a)(iv) 8.1(a)(v), 8.1(a)(vi) or 8.1(a)(vii) shall give written notice of such termination to the other parties hereto.

8.2 Effect of Termination. In the event of termination of this Agreement in accordance with Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any claim for breach of any representation, warranty, covenant or agreement set forth in this Agreement); provided, that the provisions of Sections 6.5, 6.6 and 8.2, and Article X will survive any termination hereof pursuant to Section 8.1. For the avoidance of doubt, nothing herein shall relieve any party from Liability for fraud.

8.3 Reverse Termination Fee.

(a) In the event that this Agreement is validly terminated by the Shareholders pursuant to Section 8.1(a)(vii) then, in consideration of the Shareholders and the Company irrevocably and unconditionally agreeing not to exercise, and agreeing to waive, any and all claims and rights the Shareholders and the Company have arising out of, in connection with, or related to, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, then Buyer shall pay, in accordance with this and the immediately following sentence, a one-time fee in the amount equal to Fifteen Million Dollars ($15,000,000) in cash (the “Reverse Termination Fee”) to the Company within five (5) Business Days of the valid termination of this Agreement in accordance with the terms and conditions hereof, it being understood that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion.

(b) Each of the parties acknowledges that the payment by Buyer of the Reverse Termination Fee, if, as, and when due, is not a penalty, but constitutes liquidated damages in a reasonable amount to compensate the Shareholders, Holdco the Company for the efforts and resources expended and opportunities forgone while negotiating this Agreement, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreements, but subject in all respects to Section 8.2, this Section 8.3, and Section 10.11 (including in each case, the limitations set forth therein), if Buyer fails to effect the Closing when required pursuant to Section 2.2 for any reason or no reason or otherwise breaches this Agreement (whether such breach is willful, intentional, unintentional or otherwise) or fails to perform hereunder or thereunder or fails to perform any obligation under Law (in each case, whether such failure is willful, intentional, unintentional, or otherwise), then either (i) the Shareholders’ rights to validly terminate this Agreement pursuant to Section 8.1 and if such valid termination is pursuant to Section 8.1(a)(vii), to receive payment of the Reverse Termination Fee under Section 8.3(a) if, as, and when due or (ii) the Shareholders’ rights to validly seek a decree of specific performance or other equitable relief, if, and to the extent permitted pursuant to Section 10.11, shall be the sole and exclusive remedy of the Shareholders, Holdco and the Company against Buyer. Except as expressly provided in the previous sentence, the Buyer shall not have any Liability or obligation to the Shareholders, Holdco or the Company (or any other Person), including consequential, indirect or punitive damages, or damages in lieu of specific performance, arising out of, in connection with, or related to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby or the failure of such transactions to be consummated, or in respect of any other contract, agreement, document or theory of law or equity or in respect of any representation made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise. Upon payment of the Reverse Termination Fee under Section 8.3(a) if, as, and when due, Buyer shall not have any further Liability or obligation to the Shareholders, Holdco or the Company (or any other Person), including consequential, indirect, or punitive damages, or damages in lieu of specific performance, arising out of, related to, or in connection with this Agreement, the transactions contemplated hereby or the failure of such transactions to be consummated (whether willfully, intentionally, or otherwise), or in respect of any other contract, agreement, document, or theory of law or equity or in respect of any representation made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, tort, or otherwise; provided, however, that nothing set forth herein shall affect the obligations of Buyer pursuant to the confidentiality agreement between Buyer and the Company following the termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, under no circumstances will any Shareholder, Holdco or the Company be entitled to both any monetary damages, including all or any portion of the Reverse Termination Fee, and a grant of specific performance or other equitable remedies pursuant to Section 10.11. The Reverse Termination Fee is inclusive of any Taxes and any recovery or collection costs.

(c) For the avoidance of doubt, while the Shareholders and the Company, as applicable, may, subject in all respects to Section 8.2, this Section 8.3, and Section 10.11 (including, in each case, the limitations set forth therein), pursue both a grant of specific performance to the extent permitted by Section 10.11, on the one hand, and payment of the Reverse Termination Fee, if, as, and when due under Section 8.3(a), under no circumstances shall the Shareholders, Holdco or the Company be permitted or entitled to receive both a grant of specific performance resulting in the consummation of the Closing or the transactions contemplated hereby or any other equitable relief, on the one hand, and payment of any monetary damages whatsoever or payment of the Reverse Termination Fee, if, as, and when due under Section 8.3(a), on the other hand.

(d) Buyer’s obligation to pay or cause to be paid the Reverse Termination Fee if, as, and when due under Section 8.3(a) shall survive and remain in full force and effect and shall be enforceable by the Shareholders, pursuant and subject to Section 8.3, for a period of thirty (30) days following termination of this Agreement in accordance with its terms (the “Final Termination Date”), at which time such obligation shall terminate without any Liability to Buyer, unless prior to the Final Termination Date, the Shareholders, Holdco or the Company shall have commenced an action in accordance with Section 10.7 alleging amounts payable by Buyer to the Company in respect of the Reverse Termination Fee.

ARTICLE IX

INDEMNIFICATION

9.1 Survival.

(a) All of the representations and warranties contained in this Agreement or in any certificate or instrument executed and delivered in connection with this Agreement shall survive the Closing until the twelve (12)-month anniversary of the Closing Date; provided, however, that the Fundamental Representations shall survive the Closing indefinitely and the representations and warranties contained in Section 4.5 shall survive until sixty (60) days after the expiration of the applicable statute of limitations for any Loss related thereto; provided, further, that the representations, warranties and indemnities for which a claim for indemnification pursuant to this Article IX is pending as of the end of the applicable period referred to above shall survive with respect to such claim until the final disposition thereof.

(b) All of the covenants and agreements of the parties contained in this Agreement or in any certificate or instrument executed and delivered in connection with this Agreement, shall survive the Closing until performed in accordance with their terms.

(c) Any claim for indemnification based on fraud may be brought at any time.

9.2 Indemnification by the Shareholders. The Shareholders (on behalf of Holdco) shall, jointly and severally, indemnify and defend the Buyer and its Affiliates (including, after the Closing, each Acquired Company) and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, including damages, claims (including third party claims), charges, Liabilities, actions, suits, proceedings, interest, penalties, Taxes, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Agreement) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to (a) any inaccuracy or breach of any representative or warranty made or given by the Shareholders in Article III or Article IV; and (b) any breach by the Shareholders, Holdco or the Company of, or any failure by the Shareholders, Holdco or the Company to perform or comply with, any covenant or agreement contained in this Agreement. For purpose of this Section 9.2, any inaccuracy or breach of any representation or warranty or any breach of any covenant or agreement by the Shareholders, Holdco or the Company, and the amount of Losses associated therewith, shall be determined without regard and without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification and “knowledge” or similar qualification. Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer be entitled to a double recovery for any indemnity.

9.3 Indemnification by the Buyer. The Buyer shall indemnify and defend the Shareholders (on behalf of Holdco) and their respective Affiliates, officers, directors, managers, trustees, beneficiaries, successors and assigns (the “Shareholder Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Shareholder Indemnitee in connection with, or otherwise with respect to (a) any inaccuracy or breach of any representation or warranty made or given by the Buyer in Article V, and (b) any breach by the Buyer of, or any failure by the Buyer to perform or comply with, any covenant or agreement contained in this Agreement. For purpose of this Section 9.3, any inaccuracy or breach of any representation or warranty or any breach of any covenant or agreement by the Buyer, and the amount of Losses associated therewith, shall be determined without regard and without giving effect to any “materiality”, “material adverse effect” or similar qualification and “knowledge” or similar qualification.

9.4 Representations and Warranties Insurance Policy.

(a) Buyer, the Shareholders, the Company and their respective Affiliates acknowledge that Buyer has conditionally bound an insurance policy from AIG Specialty Insurance Company (or an affiliate thereof) on the terms and conditions set forth in the insurance binder for the representation and warranty insurance policy attached to this Agreement as Exhibit C (the “R&W Insurance Policy”). Buyer shall pay one hundred percent (100%) of the premium cost of the R&W Insurance Policy. The parties agree that Buyer shall also bear one hundred percent (100%) of the amount of any retention associated with the R&W Insurance Policy.

(b) The Buyer Indemnitees shall not be entitled to recover Losses against the Shareholders pursuant to Section 9.2(a), as the R&W Insurance Policy shall be the Buyer’s sole source of recovery; provided, however, the limitations set forth in this Section 9.4(b) shall not apply to claims based on Losses arising out of (i) fraud or intentional misrepresentation by Shareholders, (ii) a breach of any of the Fundamental Representations, or (iii) a breach of Section 4.5. For the avoidance of doubt, the limitations set forth in this Section 9.4(b) shall not limit or inhibit in any way the Buyer Indemnitees’ rights or remedies under the R&W Insurance Policy. In no event shall Buyer be required or obligated to first seek coverage under the R&W Insurance Policy prior to seeking (and collecting, if applicable) indemnification from the Shareholders pursuant to this Article IX.

(c) The parties acknowledge that the collaborative procurement of the R&W Insurance Policy was a material inducement to the parties to enter into this Agreement.

9.5 Indemnification Procedure for Third Party Claims.

(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by any Person who is not a party to this Agreement in respect of which indemnity may be sought under the provisions of this Article IX (a “Third Party Claim”), the Indemnitee shall notify the Indemnitor in writing of such Third Party Claim (such notice, a “Notice of Claim”). The failure or delay in notifying the Indemnitor of such Third Party Claim shall not, however, relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay actually and materially causes actual harm to the Indemnitor with respect to such Third Party Claim.

(b) The Indemnitor shall have thirty (30) days from the date on which the Indemnitor received the Notice of Claim (the “Indemnitor Defense Review Period”) to notify the Indemnitee, in writing, that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom (a “Third Party Defense”). Any such written notification shall identify the Indemnitor’s counsel, which such counsel shall be reasonably acceptable to the Indemnitee.

(c) If the Indemnitor assumes the Third Party Defense in accordance with Section 9.5(b): (i) the Indemnitee may retain separate co-counsel and the fees and expenses of such counsel shall be the sole cost and expense of the Indemnitee unless (A) the Indemnitor shall have failed during the Indemnitor Defense Review Period to assume the defense of such Third Party Claim or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld; (ii) the Indemnitor shall control the investigation, defense and settlement of such Third Party Claim, but the Indemnitee’s counsel may participate in the defense thereof; (iii) the Indemnitor shall conduct the Third Party Defense actively and diligently and provide to the Indemnitee copies of all correspondence and related documentation in connection with the Third Party Defense; (iv) the Indemnitor may consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim only if the Indemnitor receives the prior written consent of the Indemnitee, which such consent shall not be unreasonably withheld; (v) the Indemnitor shall not take any action, or omit to take any action, without the consent of the Indemnitee, that would cause (x) any Contracts, correspondence or other documents of the Indemnitee or its Affiliates (including, with respect to a Buyer Indemnitee, the Acquired Company and its Affiliates) to be disclosed to a third party or (y) any director, officer, employee or agent of the Indemnitee (including, with respect to a Buyer Indemnitee, the Acquired Company and its Affiliates) to take any action related to the Third Party Claim which could interfere with or contravene such Person’s duties to the Indemnitee or its Affiliates (including, with respect to a Buyer Indemnitee, the Acquired Company and its Affiliates); and (vi) the Indemnitee shall cooperate in good faith in such Third Party Defense. All fees and expenses related to the Third Party Defense shall be the sole cost and expense of the Indemnitor.

(d) Notwithstanding the foregoing, if counsel for the Indemnitee reasonably determines that there is a conflict between the positions of the Indemnitor and the Indemnitee in conducting such Third Party Defense or that there are legal defenses available to such Indemnitee different from or in addition to those available to the Indemnitor, then counsel for the Indemnitee shall be entitled, if the Indemnitee so elects, to conduct such Third Party Defense to the extent reasonably determined by such counsel to protect the interests of the Indemnitee. Furthermore, the Indemnitor shall not be entitled to assume the Third Party Defense if: (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief; (ii) the Third Party Claim relates to or arises in connection with any criminal Action, indictment or allegation; (iii) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (iv) the Indemnitor has failed or is failing to vigorously prosecute or defend such Third Party Claim; or (v) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense.

(e) If the Indemnitor (i) cannot assume the Third Party Defense pursuant to Section 9.5(d), (ii) elects not to assume the Third Party Defense or (iii) fails to notify the Indemnitee in writing of its election to assume such Third Party Defense prior to the expiration of the Indemnitor Defense Review Period, the Indemnitee shall have the right to assume the Third Party Defense with counsel of its choice at the expense of the Indemnitor; provided, however, that the Indemnitor shall have the right, at its expense, to participate in such Third Party Defense but the Indemnitee shall control the investigation and defense thereof. The Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor shall provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner and on such terms as it may deem appropriate with the prior consent of the Indemnitor which shall not be unreasonably withheld or delayed.

(f) In connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article IX with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world.

9.6 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor shall have thirty (30) days from receipt of such Notice of Claim to dispute the claim and shall reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within thirty (30) days after its receipt of the Notice of Claim, the claim and corresponding amount specified in such Notice of Claim shall be conclusively deemed a Loss subject to indemnification hereunder.

9.7 Tax Treatment of Indemnification Payments. Except to the extent otherwise required by applicable Law, the parties hereto shall treat any indemnification payment made hereunder as an adjustment to the consideration payable under this Agreement.

9.8 Mutual Release.

(a) Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received by him, her or it, Shareholders (each a “Shareholder Releasing Person”) on behalf of themselves and their respective Affiliates hereby irrevocably release and forever discharge Buyer, the Company and their respective parents, Affiliates (other than a Shareholder Releasing Person to the extent that Shareholder Releasing Person would be deemed such an Affiliate for purposes of this Agreement), divisions and predecessors and their respective past, present and future shareholders, equityholders, directors, officers, members, managers, partners (general or limited), agents, employees and Affiliates (other than Shareholder Releasing Persons to the extent that they would be deemed Affiliates for purposes of this Agreement), and the successors, heirs, assigns, executors and administrators to the foregoing (collectively, the “Buyer Released Persons”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity, which Shareholder Releasing Person or their Affiliates ever had, now has or which he, she or it hereafter can, shall or may have, against the Buyer Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company and its Affiliates, and arising at any time on or prior to the Closing Date, whether in Shareholder Releasing Person’s or its Affiliate’s capacity as an equityholder, director, officer, holder of Indebtedness or otherwise, and the Buyer Released Persons shall not have liability with respect thereto; provided, however, that such release shall not cover claims or liabilities for amounts owed pursuant to, or other rights set forth in, or other claims arising in connection with this Agreement or any Ancillary Agreement.

(b) Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received, each of Buyer and the Company (each, a “Buyer Releasing Person”) hereby irrevocably releases and forever discharges each of the Shareholders and their directors, officers, managers, successors, heirs, assigns, executors and administrators (collectively, the “Shareholder Released Persons”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity, which such Buyer Releasing Person ever had, now has or which he hereafter can, shall or may have, against the Shareholder Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company and its Affiliates, and arising at any time on or prior to the Closing Date, and the Shareholder Released Persons shall not have liability with respect thereto; provided, however, that such release shall not cover claims or liabilities for amounts owed pursuant to, or other rights set forth in, or other claims arising in connection with this Agreement or any Ancillary Agreement.

(c) Shareholder Releasing Person acknowledges and agrees that the release set forth in this Section 9.8 applies to all claims or liabilities of any nature whatsoever, whether at law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected, foreseen or unforeseen, that it may have against the Buyer, the Company, its Affiliates or any of their respective Affiliates with respect to the matters being released hereunder. Shareholder Releasing Person expressly acknowledges that it is familiar with Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASED PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(d) Each Buyer Releasing Person acknowledges and agrees that the release set forth in this Section 9.8 applies to all claims or liabilities of any nature whatsoever, whether at law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected, foreseen or unforeseen, that it may have against the Shareholders, or any of their respective successors, heirs, assigns, executors and administrators with respect to the matters being released hereunder. Each Buyer Releasing Person expressly acknowledges that it is familiar with Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(e) Shareholder Releasing Person and Buyer Releasing Person acknowledge that the significance and consequence of this waiver of Section 1542 of the California Civil Code is that even if he or she or it should eventually suffer additional damages arising out of claims or liabilities released in this Agreement, he or she or it will not be able to make any claim for those damages. Shareholder Releasing Person and Buyer Releasing Person expressly waives and relinquishes any and all rights and benefits which he may have under Section 1542 of the California Civil Code.

ARTICLE X

MISCELLANEOUS

10.1 Representative. The Shareholders each irrevocably initially appoints Geofrey Wyatt as the Representative with power of designation and assignment as its true and lawful proxy and attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of, each Shareholder with the full power, without the consent of the Shareholders, to exercise the powers of the Representative under the provisions of this Agreement or the Ancillary Agreements (including the Escrow Agreement) and to take all actions necessary or appropriate in the judgment of the Representative in connection with this Agreement and the Ancillary Agreements (including the Escrow Agreement), which shall include the power and authority to (i) amend, modify, waive or provide consent with respect to, any provision of this Agreement or the Ancillary Agreements (including the Escrow Agreement), (ii) to execute, deliver and accept such waivers and consents and to endorse and deliver any and all notices, documents, certificates or other papers to be delivered in connection with this Agreement and the Ancillary Agreements (including the Escrow Agreement), (iii) to disburse any funds received hereunder or under the Escrow Agreement to each Shareholders, and (iv) to consummate the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable. In the event of death or incapacity of Geofrey Wyatt, the Shareholders each irrevocably appoints Clifford Wyatt as the Representative, without the consent of the Shareholders, and Clifford Wyatt’s appointment as the Representative shall be effective upon notification in writing to Buyer. In any Third Party Defense in which more than one Shareholder is an Indemnitor, the Representative shall act on behalf of all Shareholder Indemnitors, it being agreed that in the event of a post-Closing Action, Buyer is entitled to discovery of documents from the Shareholders relevant to such Action as if such Shareholders were parties to such Action, notwithstanding the appointment of the Representative as the sole intermediary for other purposes. The Buyer and the Buyer Indemnitees, if applicable, will be entitled to rely exclusively upon any notices and other acts of the Representative as being legally binding acts of the Shareholders individually and collectively. The appointment and power of attorney granted by the Shareholders to the Representative shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable whether by death or incapacity of any the Shareholders or the occurrence of any other event or events.

10.2 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (with written confirmation of receipt), (b) on the date transmitted by electronic mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notice to the Shareholders, the Representative, and, prior to the Closing, the Acquired Companies:

Geofrey Wyatt

●

with a copy to:

Glaser Weil LLP

520 Newport Center Drive

Suite 420

Newport Beach, CA 92660

Attention: Matthew Jann and Roger Howard

Email: mjann@glaserweil.com; rhoward@glaserweil.com

Notice to the Buyer and, following the Closing, the Acquired Companies:

Waters Technologies Corporation

34 Maple St.

Milford, MA 01757

Attention: General Counsel

Email: HQlegal@waters.com

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Daniel E. Wolf, P.C. and Allison M. Wein, P.C.

Email: daniel.wolf@kirkland.com; allie.wein@kirkland.com

10.3 Amendments and Waivers. No amendment or modification of this Agreement will be effective unless it is in writing and signed by the parties hereto. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other provision of this Agreement. To be valid, any document signed by a party in accordance with this Section 10.3 must be signed by a party authorized to do so. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege.

10.4 Expenses. Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated; provided that the Shareholders shall be jointly and severally responsible for all costs and expenses incurred by the Acquired Companies in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby to the extent such costs are not paid prior to the Closing or included in the calculation of the final Working Capital as Current Liabilities.

10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Buyer or the Shareholders without the prior written consent of the other party; provided, that the Buyer may, in its sole discretion, assign its rights under this Agreement to one or more of its Affiliates, and may assign its rights to the insurer under the R&W Insurance Policy pursuant to the subrogation provisions thereof.

10.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable under applicable Law by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such prohibition or invalidity, illegality or unenforceability, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

10.7 Governing Law; Jurisdiction; Arbitration.

(a) All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Subject to Section 10.7(a), in the event that any party hereto is seeking equitable or injunctive relief, either pursuant to Section 10.11 or otherwise, the parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of any state or federal court sitting in Los Angeles County, State of California, and any appellate court thereof, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO

TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(c) Subject to Section 10.7(a), in the event that any party hereto is seeking solely monetary relief, the parties hereto hereby agree and consent that such dispute shall be determined by arbitration in Los Angeles, California before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and any judgment resulting from such arbitration may be entered in any court having jurisdiction. Within 15 days after the commencement of arbitration, Buyer and the Representative shall mutually agree to one person to act as arbitrator. If Buyer and the Representative are unable or fail to agree upon the arbitrator within the allotted time, the arbitrator shall be appointed by JAMS in accordance with its rules. The arbitrator shall serve as a neutral, independent and impartial arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law. The costs of the arbitration, including any JAMS administration fee, and arbitrator’s fee, and costs of the use of facilities during the hearings, shall be borne, in the first instance, one-half by the Buyer, on the one hand, and one-half by the Shareholders, on the other hand; however, such costs and expenses will ultimately be allocated between the parties in accordance with the terms of this Agreement.

10.8 Third Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any Person, including any employee, any beneficiary (including any beneficiary of Section 6.14) or dependents thereof, or any collective bargaining representative thereof, other than the parties to this Agreement; provided, however, that in the case of Article IX, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of the provisions contained in such Article.

10.9 Entire Agreement. This Agreement, the Ancillary Agreements, the Exhibits, the Schedules and the other documents, instruments and other agreements specifically referred to in this Agreement or those documents delivered under this Agreement, constitute the final agreement between the parties, which is the complete and exclusive expression of the parties’ agreement on the subject matter of this Agreement. This Agreement supersedes all prior oral or written agreements, understandings, or policies relating to this Agreement. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings or performance.

10.10 Captions. All captions or headings contained in this Agreement, Exhibits and the Schedules are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement, the Exhibits and the Schedules.

10.11 Specific Performance.

(a) Subject to Section 10.11(b), the parties hereto agree that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy for any such damages. Therefore, subject to Section 10.11(b), it is accordingly agreed that, prior to the termination of this Agreement in accordance with Section 8.1, each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in Los Angeles, California, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

(b) Notwithstanding the foregoing or any other provision contained in this Agreement, the right of the Shareholders to seek specific performance or other appropriate form of equitable remedy with respect to causing the Buyer to consummate the Closing shall be available if (and only if) all conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied as of the Closing Date if the Closing would have occurred pursuant to the terms of the Agreement.

10.12 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

10.13 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any presumption or rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

10.14 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine, DocuSign or by ..pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall execute the original form of this Agreement and deliver such form to all other parties hereto. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.15 Counsel. Each of the parties hereto agree that, prior to the Closing, the Shareholders and the Acquired Companies are represented by Glaser Weil Fink Howard Avchen & Shapiro LLP (“Glaser Weil”), and that, following the Closing, Glaser Weil will be allowed to represent Shareholders or any of their Affiliates (which will no longer include the Acquired Companies after the Closing) in any matters and disputes, including in any matter or dispute adverse to Buyer and its Affiliates (including, after the Closing, the Acquired Companies) that either is existing on the Closing Date or that arises in the future and relates to this Agreement and the transaction contemplated hereby, and Buyer does hereby, and agrees to cause its Affiliates (including, after the Closing, the Acquired Companies) to, (a) waive any claim they have or may have that Glaser Weil has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (on the one hand) and Shareholders or any of their respective Affiliates (on the other hand), Glaser Weil may represent Shareholders or such Affiliate in such dispute even though the interests of Shareholders or such Affiliate may be directly adverse to Buyer or its Affiliates (including the Acquired Companies) and even though Glaser Weil may have represented the Company and its Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or the Acquired Companies. Buyer further agrees, and agrees to cause its Affiliates (including, after the Closing, the Acquired Companies) to agree, that, as to all communications among Glaser Weil and Shareholders and their respective Affiliates (including, prior to the Closing, the Acquired Companies) to the extent related to the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to, and may be controlled by, the Shareholders and will not pass to or be claimed by

Buyer or its Affiliates (including, after the Closing, the Acquired Companies). Accordingly, without the consent of the Shareholders, none of Buyer or its Affiliates (including the Acquired Companies) will have access to such communications or the files of Glaser Weil relating to the transactions contemplated hereby from and after the Closing. Notwithstanding the foregoing, if a dispute arises between Buyer or its Affiliates (including the Acquired Companies) and a third party other than a party to this Agreement after the Closing, Buyer and its Affiliates (including the Acquired Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications by Glaser Weil to such third party; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of the Representative, which consent will not be unreasonably withheld, conditioned or delayed. This Section 10.15 will be irrevocable, and no term of this Section 10.15 may be amended, waived or modified, without the prior written consent of Glaser Weil.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

WATERS TECHNOLOGIES CORPORATION

By:	/s/ Udit Batra
Name:	Udit Batra, Ph.D.
Title:	President and Chief Executive Officer

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

WYATT TECHNOLOGY CORPORATION

By:	/s/ Geofrey Wyatt
Name: Geofrey Wyatt
Title: Chief Executive Officer

REPRESENTATIVE:

/s/ Geofrey Wyatt
GEOFREY WYATT

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SHAREHOLDERS:

Charles Schwab Trust Company of Delaware, Trustee of the Clifford D. Wyatt Family Delaware Trust	Charles Schwab Trust Company of Delaware, Trustee of the Crystal Wyatt Delaware Dynasty Trust

/s/ Victoria H. Puia	/s/ Victoria H. Puia
By: Victoria H. Puia	By: Victoria H. Puia
Title: Senior Manager	Title: Senior Manager

Charles Schwab Trust Company of Delaware, Trustee of the Geofrey K. Wyatt Family Delaware Trust	Charles Schwab Trust Company of Delaware, Trustee of the Laura Wyatt Delaware Dynasty Trust

/s/ Victoria H. Puia	/s/ Victoria H. Puia
By: Victoria H. Puia	By: Victoria H. Puia
Title: Senior Manager	Title: Senior Manager

Charles Schwab Trust Company of Delaware, Trustee of the Mark M. Horowitz Family Delaware Trust	Philip J. Wyatt & Carolyn Wyatt, Trustees of Philip and Carolyn Wyatt Familys’’ Trust dated 11/29/06 as amended 9/17/09 for their benefit

/s/ Victoria H. Puia	/s/ Philip J. Wyatt
By: Victoria H. Puia	By: Philip J. Wyatt
Title: Senior Manager	Title: Trustee

/s/ Carolyn Wyatt
By: Carolyn Wyatt Title: Trustee

/s/ Clifford Wyatt Clifford D. Wyatt, as Custodian under the California Uniform Transfers to Minors Act for the benefit of Jacob Conrad Wyatt, until age 21 years	/s/ Clifford Wyatt Clifford D. Wyatt, as Custodian under the California Uniform Transfers to Minors Act for the benefit of Siena Willow Wyatt, until age 21 years

/s/ Clifford Wyatt	/s/ Clifford Wyatt
Clifford D. Wyatt, Sole Successor Trustee of the Clifford D. Wyatt Trust established under the Wyatt Family Descendants Trust	Clifford D. Wyatt, Trustee of the Clifford Wyatt Separate Property Trust dated December 22, 2010

/s/ Monica Wyatt	/s/ Monica Wyatt
Monica B. Wyatt, Sole Successor Trustee of the Monica B. Wyatt Trust established under the Wyatt Family Descendants Trust	Monica Wyatt (Horowitz), as Custodian under the California Uniform Transfers to Minors Act for the benefit of Lauren Michele Horowitz, until age 21 years

/s/ Geofrey Wyatt	/s/ Geofrey Wyatt
Geofrey K. Wyatt, Sole Successor Trustee of the Geofrey K. Wyatt Trust established under the Wyatt Family Descendants Trust	Geofrey K. Wyatt, Trustee under Voting Trust Agreement dated December 11, 1997

/s/ Geofrey Wyatt	/s/ Crystal Wyatt
Geofrey K. Wyatt	Crystal Wyatt

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written

SHAREHOLDERS (CONTINUED):

/s/ Debra Wyatt	/s/ Laura S. Wyatt
Debra Wyatt	Laura S. Wyatt

/s/ Lucas David Horowitz	/s/ Spenser Jordan Wyatt
Lucas David Horowitz	Spenser Jordan Wyatt

/s/ Ryan Raffin
Ryan Raffin, Trustee of the Dechomai Asset Trust

Signature Page to Share Purchase Agreement